Exhibit 10.1

Execution Version

TERM LOAN CREDIT AND GUARANTY AGREEMENT*

dated as of July 2, 2020

among

MILEAGE PLUS HOLDINGS, LLC
and
MILEAGE PLUS INTELLECTUAL PROPERTY ASSETS, LTD.,

as Borrowers,

UNITED AIRLINES HOLDINGS, INC.
and
UNITED AIRLINES, INC.,

as Parent Guarantors,

MPH I, INC.,
MILEAGE PLUS, INC.,
MILEAGE PLUS MARKETING, INC.
and
OTHER SUBSIDIARIES OF PARENT FROM TIME TO TIME PARTY HERETO,

as Guarantors,

THE LENDERS PARTY HERETO,

GOLDMAN SACHS BANK USA,

as Administrative Agent,

GOLDMAN SACHS LENDING PARTNERS LLC,
BARCLAYS BANK PLC,
and
MORGAN STANLEY SENIOR FUNDING, INC.

as Joint Lead Arrangers,

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Collateral Administrator

* Exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K and will be furnished on a supplemental basis to the Securities and Exchange Commission upon request.

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ANNEX A	LENDERS AND COMMITMENTS

EXHIBIT A	FORM OF COLLATERAL AGENCY AND ACCOUNTS AGREEMENT
EXHIBIT B	FORM OF INSTRUMENT OF ASSUMPTION AND JOINDER
EXHIBIT C	FORM OF ASSIGNMENT AND ACCEPTANCE
EXHIBIT D	FORM OF LOAN REQUEST
EXHIBIT E	FORM OF PAYMENT DATE STATEMENT
EXHIBIT F	FORM OF DIRECTION OF PAYMENT
EXHIBIT G-1	FORM OF MPH LICENSE
EXHIBIT G-2	FORM OF UNITED SUBLICENSE
EXHIBIT G-3	FORM OF MADRID IP LICENSE
EXHIBIT H	FORM OF IP MANAGEMENT AGREEMENT

SCHEDULE 1.01(a)	CONTRIBUTION AGREEMENTS
SCHEDULE 1.01(b)	CLOSING DATE UNSECURED GUARANTORS
SCHEDULE 1.01(c)	PERMITTED LIENS
SCHEDULE 3.06	SUBSIDIARIES OF UNITED AIRLINES HOLDINGS, INC.
SCHEDULE 3.18	MILEAGEPLUS AGREEMENTS
SCHEDULE 6.02	CLOSING DATE INDEBTEDNESS
SCHEDULE 6.04	OWNERSHIP OF COLLATERAL

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TERM LOAN CREDIT AND GUARANTY AGREEMENT, dated as of July 2, 2020, among MILEAGE PLUS HOLDINGS, LLC, a Delaware limited liability company (the “Company”), MILEAGE PLUS INTELLECTUAL PROPERTY ASSETS, LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (“IPB”, and together with the Company, the “Borrowers”), UNITED AIRLINES, INC., a Delaware corporation (“United”) and UNITED AIRLINES HOLDINGS, INC., a Delaware corporation (“Parent” and together with United, the “Parent Guarantors”), MPH I, INC., a Delaware corporation (“MPH I”), MILEAGE PLUS, INC., a Delaware corporation (“MPI”), MILEAGE PLUS MARKETING, INC., a Delaware corporation (“MPM”) and other direct and indirect Subsidiaries of Parent from time to time party hereto, each of the several banks and other financial institutions or entities from time to time party hereto as a lender (the “Lenders”), GOLDMAN SACHS BANK USA (“GS”), as administrative agent for the Lenders (together with its permitted successors and assigns in such capacity, the “Administrative Agent”), Goldman Sachs Lending Partners LLC, Barclays Bank PLC and Morgan Stanley Senior Funding, Inc., as joint lead arrangers (in such capacity, the “Lead Arrangers”) and WILMINGTON TRUST, NATIONAL ASSOCIATION, as collateral administrator (in such capacity, together with its permitted successor and assigns in such capacity, the “Collateral Administrator”).

INTRODUCTORY STATEMENT

The Borrowers have applied to the Lenders for a term loan facility of $3,000,000,000 as set forth herein.

The proceeds of the Term Loans will be used to pay related transaction costs, fees and expenses, to fund the Reserve Account (as defined below) and provide the MileagePlus Intercompany Loan (as defined below) to Parent Guarantors.

Accordingly, the parties hereto hereby agree as follows:

Section 1.

DEFINITIONS

Section 1.01            Defined Terms. Unless otherwise defined herein, terms defined in the Collateral Agency and Accounts Agreement shall have the same meaning when used herein (including in the introductory statement) notwithstanding any termination thereof. When used herein, the following terms shall have the following meanings:

“Account Control Agreements” shall mean each multi-party security and control agreement entered into by any Grantor to satisfy the obligation of such Grantor as set forth in any Senior Secured Debt Document, a financial institution which maintains one or more deposit accounts or securities accounts and the Master Collateral Agent or Collateral Administrator, as applicable, that have been pledged as Collateral hereunder or under any other Loan Document, in each case giving the Master Collateral Agent or Collateral Administrator, as applicable “control” (as defined in Section 9-104 of the UCC) over the applicable account and in form and substance reasonably satisfactory to the Collateral Controlling Party and the Master Collateral Agent.

“Administrative Agent” shall have the meaning set forth in the first paragraph of this Agreement.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person (a “Controlled Person”) shall be deemed to be “controlled by” another Person (a “Controlling Person”) if the Controlling Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of the Controlled Person whether by contract or otherwise; provided that the PBGC shall not be an Affiliate of any Borrower or any Guarantor.

“Affiliate Transaction” shall have the meaning given such term in Section 6.05(a).

“Agents” shall mean each of the Administrative Agent, the Master Collateral Agent, the Collateral Administrator, the Collateral Custodian and the Depositary.

“Aggregate Exposure” shall mean, with respect to any Lender at any time, an amount equal to (a) until the funding of the Initial Term Loans, the aggregate amount of such Lender’s Term Loan Commitments at such time and (b) thereafter the sum of, (i) the aggregate then outstanding principal amount of such Lender’s Term Loans and (ii) the aggregate amount of such Lender’s Term Loan Commitments with respect to each Class of Term Loans (if any) then in effect.

“Aggregate Exposure Percentage” shall mean, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement” shall mean this Term Loan Credit and Guaranty Agreement.

“Aggregator Entity” shall mean each of Mileage Plus Intellectual Property Assets Holdings UIP, Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands, MPH Holdco and Mileage Plus Intellectual Property Assets Aggregator, Ltd. (“Aggregator”), an exempted company incorporated with limited liability under the laws of the Cayman Islands.

“Airline/Parent Merger” shall mean the merger or consolidation, if any, of United and Parent.

“Airlines Merger” shall mean the merger or consolidation of Continental and United.

“Airport Authority” shall mean any city or any public or private board or other body or organization chartered or otherwise established for the purpose of administering, operating or managing airports or related facilities, which in each case is an owner, administrator, operator or manager of one or more airports or related facilities.

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“All-In Yield” shall mean, as to any debt, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, a LIBOR or Alternate Base Rate, or otherwise, in each case, incurred or payable by the Borrowers generally to all the lenders of such Indebtedness; provided that upfront fees and original issue discount shall be equated to interest rate based upon an assumed four year average life to maturity (e.g., 100 basis points of original issue discount equals 25 basis points of interest rate margin for a four year average life to maturity); provided, further, that “All-In Yield” shall exclude any structuring, ticking, unused line, commitment, amendment, consent, underwriting, syndication and arranger fees, other similar fees and other fees not generally paid to all lenders and, if applicable, consent fees paid generally to consenting lenders.

“Allocation Date” shall have the meaning given such term in the Collateral Agency and Accounts Agreement.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the sum of the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%; provided, in no event shall the Alternate Base Rate be less than zero (0%). Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Alternative Madrid Structure” shall have the meaning given to such term in Section 4.03(d).

“Anti-Corruption Laws” shall mean all laws, rules and regulations of the United States applicable to Parent or its Subsidiaries from time to time intended to prevent or restrict bribery or corruption.

“Applicable Margin” shall mean a rate per annum equal to 5.25% (provided that when used in connection with the Alternate Base Rate “Applicable Margin” shall mean a rate per annum equal to 4.25%).

“Applicable Trigger Event” shall mean, any voluntary prepayment of the Term Loans or mandatory prepayment under clauses (a) through (d) of Section 2.12 of all, or any part, of the principal balance of any Term Loan (including any distribution in respect of the Term Loans and any refinancing thereof), whether in whole or in part and whether before or after (i) the occurrence of an Event of Default, or (ii) the commencement of any institution of any proceeding under any Bankruptcy Law.

“Approved Fund” shall have the meaning given such term in Section 10.02(b).

“ARB Indebtedness” shall mean, with respect to Parent or any of its Subsidiaries, without duplication, all Indebtedness or obligations of Parent or such Subsidiary created or arising with respect to any limited recourse revenue bonds issued for the purpose of financing or refinancing improvements to, or the construction or acquisition of, airport and other related facilities and equipment, the use or construction of which qualifies and renders interest on such bonds exempt from certain federal or state taxes.

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“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.02), and accepted by the Administrative Agent, substantially in the form of Exhibit C.

“Available Funds” shall mean, with respect to any Payment Date, the sum of (i) the amount of funds allocated to the Term Loans pursuant to the Collateral Agency and Accounts Agreement for such Payment Date and transferred from the Collection Account to the Payment Account on or prior to such Payment Date, (ii) any amounts transferred to the Payment Account from the Reserve Account for application on such Payment Date, and (iii) any other amount deposited into the Payment Account by or on behalf of any Borrower on or prior to such Payment Date.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Product Obligations” shall mean, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of any treasury, depository and cash management services, netting services and automated clearing house transfers of funds services, including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith.

“Bankruptcy Code” shall mean the Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.

“Bankruptcy Event” shall mean, with respect to any Person, such Person becomes the subject of a bankruptcy, reorganization, arrangement or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors, liquidator, provisional liquidator or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

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“Bankruptcy Law” shall mean the Bankruptcy Code or any similar federal, state or foreign law relating to reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other debtor relief, including, without limitation, Part V and sections 86-88 (inclusive) of the Companies Law (as amended) of the Cayman Islands and the Companies Winding Up Rules 2018 of the Cayman Islands, each as amended from time to time, and any bankruptcy, insolvency, winding up, reorganization or similar law enacted under the laws of the Cayman Islands or any other applicable jurisdiction.

“Benchmark Replacement” shall mean the sum of: (a) the alternate benchmark rate (which may be a SOFR-Based Rate) that has been selected by the Administrative Agent and the Borrowers giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBO Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than 1.0%, the Benchmark Replacement will be deemed to be 1.0% for the purposes of this Agreement; provided further that any such Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of LIBO Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrowers giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBO Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBO Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or, if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

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“Benchmark Replacement Date” shall mean the earlier to occur of the following events with respect to LIBO Rate:

(a)            in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of LIBO Rate permanently or indefinitely ceases to provide LIBO Rate; and

(b)            in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to LIBO Rate:

(a)            a public statement or publication of information by or on behalf of the administrator of LIBO Rate announcing that such administrator has ceased or will cease to provide LIBO Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBO Rate;

(b)            a public statement or publication of information by the regulatory supervisor for the administrator of LIBO Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBO Rate, a resolution authority with jurisdiction over the administrator for LIBO Rate or a court or an entity with similar insolvency or resolution authority over the administrator for LIBO Rate, which states that the administrator of LIBO Rate has ceased or will cease to provide LIBO Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBO Rate; or

(c)            a public statement or publication of information by the regulatory supervisor for the administrator of LIBO Rate announcing that LIBO Rate is no longer representative and such circumstances are unlikely to be temporary.

“Benchmark Transition Start Date” shall mean (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or, if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by written notice to the Borrowers, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” shall mean, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBO Rate and solely to the extent that LIBO Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBO Rate for all purposes hereunder in accordance with Section 2.09 and (y) ending at the time that a Benchmark Replacement has replaced LIBO Rate for all purposes hereunder pursuant to Section 2.09.

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“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“BHC Act Affiliate” shall mean, with respect to any party, an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean:

1.            with respect to a corporation or an exempted company, the board of directors of the corporation or exempted company, as applicable, or any committee thereof duly authorized to act on behalf of such board;

2.            with respect to a partnership, the board of directors of the general partner of the partnership;

3.            with respect to a limited liability company, the managing member or members, manager or managers or any controlling committee of managing members or managers thereof; and

4.            with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowers” shall have the meaning set forth in the first paragraph of this Agreement.

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“Borrower Bankruptcy Event” means (a) either Borrower or any of their respective Subsidiaries (i) commences a voluntary case or procedure, (ii) consents to the entry of an order for relief against it in an involuntary case, (iii) consents to the appointment of a receiver, trustee, liquidator, provisional liquidator, custodian, conservator or other similar official of it or for all or substantially all of its property, (iv) makes a general assignment for the benefit of its creditors, (v) admits in writing its inability generally to, pay its debts as they become due, or (vi) in the case of IPB, proposes or passes a resolution for its voluntary winding up or liquidation; or (b) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (i) is for relief against either Borrower or any of their respective Subsidiaries, (ii) appoints a receiver, trustee, liquidator, provisional liquidator, custodian, conservator or other similar official of any Borrower or any of its Subsidiaries or for all or substantially all of the property of either Borrower or any of its Subsidiaries; or (iii) orders the liquidation of either Borrower or any of their respective Subsidiaries, in each case, the order or decree remains unstayed and in effect for sixty (60) consecutive days.

“Borrower Change of Control” shall mean the occurrence of any of the following:

1.            the failure of Parent and United to own, directly or indirectly, 100% of the Equity Interests in each Borrower; or

2.            the failure of the Company, to own, directly or indirectly, 100% of the Equity Interests in IPB.

“Borrower Parties” shall mean the Borrowers and their Subsidiaries.

“Borrowing” shall mean the incurrence of a single Class of Term Loans made from all the applicable Lenders on a single date.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York City, Chicago, Wilmington, Delaware or such other domestic city in which the corporate trust office of the Collateral Administrator, Collateral Custodian, Master Collateral Agent or the Depositary is located (in each case, as set forth in Section 10.01(a), as such locations may be updated pursuant to Section 10.01(c)) are required or authorized to remain closed; provided, that, when used in connection with the borrowing or repayment of a Eurodollar Term Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits on the London interbank market.

“Capital Lease Obligation” shall mean, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized and reflected as a liability on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Markets Offering” shall mean any offering of “securities” (as defined under the Securities Act) in (a) a public offering registered under the Securities Act, or (b) an offering not required to be registered under the Securities Act (including, without limitation, a private placement under Section 4(a)(2) of the Securities Act, an exempt offering pursuant to Rule 144A and/or Regulation S of the Securities Act and an offering of exempt securities).

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“Capital Stock” shall mean:

1.            in the case of a corporation, corporate stock;

2.            in the case of an association, exempted company or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

3.            in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

4.            any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” shall mean:

1.            direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

2.            direct obligations of state and local government entities, in each case maturing within one year from the date of acquisition thereof, which have a rating of at least A- (or the equivalent thereof) from S&P, A- (or the equivalent thereof) from Fitch or A3 (or the equivalent thereof) from Moody’s;

3.            obligations of domestic or foreign companies and their subsidiaries (including, without limitation, agencies, sponsored enterprises or instrumentalities chartered by an Act of Congress, which are not backed by the full faith and credit of the United States), including, without limitation, bills, notes, bonds, debentures, and mortgage-backed securities, in each case maturing within one year from the date of acquisition thereof;

4.            Investments in commercial paper maturing within 365 days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-2 (or the equivalent thereof) from S&P, F2 (or the equivalent thereof) from Fitch or P-2 (or the equivalent thereof) from Moody’s;

5.            Investments in certificates of deposit (including Investments made through an intermediary, such as the certificated deposit account registry service), banker’s acceptances, time deposits, eurodollar time deposits and overnight bank deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any other commercial bank of recognized standing organized under the laws of the United States or any State thereof that has a combined capital and surplus and undivided profits of not less than $100.0 million;

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6.            fully collateralized repurchase agreements with a term of not more than six (6) months for underlying securities that would otherwise be eligible for investment;

7.            Investments in money in an investment company registered under the Investment Company Act of 1940, as amended, or in pooled accounts or funds offered through mutual funds, investment advisors, banks and brokerage houses which invest its assets in obligations of the type described in clauses (1) through (6) above. This could include, but not be limited to, money market funds or short-term and intermediate bonds funds;

8.            money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA (or the equivalent thereof) by Fitch or Aaa (or the equivalent thereof) by Moody’s and (iii) have portfolio assets of at least $5.0 billion;

9.            securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A- by S&P, A (or the equivalent thereof) by Fitch or A3 by Moody’s; and

10.            any other securities or pools of securities that are classified under GAAP as cash equivalents or short-term investments on a balance sheet.

“Cayman Share Mortgage” shall mean the equitable mortgages over shares in (a) IPB, dated the Closing Date, between Aggregator and the Master Collateral Agent, (b) Aggregator, dated as of the Closing Date, among Mileage Plus Intellectual Property Assets Holding MIP, Ltd., Mileage Plus Intellectual Property Assets Holdings UIP, Ltd. and the Master Collateral Agent, (c) Mileage Plus Intellectual Property Assets Holding MIP, Ltd. dated as of the Closing Date, between the Company and the Master Collateral Agent, (d) Mileage Plus Intellectual Property Assets Holdings UIP, Ltd., dated as of the Closing Date, between Mileage Plus Intellectual Property Assets Holding MIP, Ltd. and the Master Collateral Agent.

“Change in Law” shall mean, after the date hereof, (a) the adoption of any law, rule or regulation after the date of this Agreement (including any request, rule, regulation, guideline, requirement or directive promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel II or Basel III) or (b) compliance by any Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender through which Term Loans are issued or maintained or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

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“Chase Co-Branded Agreement” shall mean the Third Amended and Restated Co-Branded Card Marketing Services Agreement, dated January 21, 2020, by and among Parent Guarantors, the Company and JPMorgan Chase Bank, N.A.

“Class”, when used in reference to any Term Loan or Borrowing, shall refer to whether such Term Loan, or the Term Loans comprising such Borrowing, are Initial Term Loans or Incremental Term Loans that are not Initial Term Loans.

“Closing Date” shall mean the date on which this Agreement has been executed and the conditions precedent set forth in Section 4.01 have been satisfied or waived.

“Co-Brand Payment Rights Assignment” shall mean each of (i) that certain Assignment Agreement among the Company and Parent Guarantors, pursuant to which Parent Guarantors shall assign all of their respective payment rights under the Chase Co-Branded Agreement to the Company and (ii) that certain Assignment Agreement among the Company and Parent Guarantors, pursuant to which United shall assign all of its payment rights under the Visa Co-Branded Agreement to the Company.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean the assets and properties of the Grantors upon which Liens have been granted to the Master Collateral Agent or the Collateral Administrator to secure the Obligations, including without limitation all of the “Collateral” as defined in the Collateral Documents, but excluding all such assets and properties released from such Liens pursuant to the applicable Collateral Document or otherwise constituting Excluded Property.

“Collateral Administrator” shall have the meaning set forth in the first paragraph of this Agreement.

“Collateral Administrator and Master Collateral Agent Fee Letter” shall have the meaning set forth in Section 2.19.

“Collateral Agency and Accounts Agreement” shall mean that certain Collateral Agency and Accounts Agreement dated as of the Closing Date, among the Borrowers, each Grantor from time to time party thereto, the Depositary, the Collateral Administrator, each other Senior Secured Debt Representative (as defined therein) from time to time party thereto and the Master Collateral Agent, substantially in the form attached as Exhibit A.

“Collateral Custodian” shall mean Wilmington Trust, National Association, as account bank with respect to the Payment Account and the Reserve Account, together with its permitted successors and assigns in such capacity.

“Collateral Documents” shall mean, collectively, any Account Control Agreements, the Security Agreement, the Parent Security Agreement, each IP Security Agreement, the Collateral Agency and Accounts Agreement, the Cayman Share Mortgages and other agreements, instruments or documents that create or purport to create a Lien in favor of the Master Collateral Agent for the benefit of the Secured Parties, in each case, so long as such agreement, instrument or document shall not have been terminated in accordance with its terms.

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“Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Company Subsidiary Guarantor” shall mean each of MPI, MPH I, MPM and each other Subsidiary of the Company, including each Aggregator Entity.

“Competitor” shall mean (i) any airline, commercial air freight carrier, air freight forwarder or entity engaged in the business of parcel transport by air, or any payment brand (ii) any entity that has a primary business purpose of operating a travel related Loyalty Program or (iii)  any affiliate of any Person described in clause (i) or (ii) above (other than any affiliate of such Person as a result of common control by a Governmental Authority or instrumentality thereof and any affiliate of such Person under common control with such Person which affiliate is not actively involved in the management and/or operations of such Person).

“Composite Marks” shall mean the Intellectual Property listed in a Collateral Document or Contribution Agreement as being Composite Marks.

“Compounded SOFR” shall mean the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period) being established by the Administrative Agent in accordance with:

(a)            the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; or

(b)            if, and to the extent that, the Administrative Agent determines that Compounded SOFR cannot be determined in accordance with clause (a) above, then the rate, or methodology for this rate, and conventions for this rate that the Administrative Agent determines in its reasonable discretion are substantially consistent with any evolving or then-prevailing market convention for determining compounded SOFR for U.S. dollar-denominated syndicated credit facilities at such time;

provided that if the Administrative Agent decides that any such rate, methodology or convention determined in accordance with clause (a) or clause (b) above is not administratively feasible for the Administrative Agent, then Compounded SOFR will be deemed unable to be determined for purposes of the definition of “Benchmark Replacement”.

“Consolidated Net Income” shall mean, with respect to any specified Person for any period, the aggregate of the net income (or loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis (excluding the net income (or loss) of any Unrestricted Subsidiary of such Person), determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that:

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(a)            all net after tax extraordinary, non-recurring or unusual gains or losses and all gains or losses realized in connection with any Disposition of assets of such Person or the disposition of securities by such Person or the early extinguishment of Indebtedness of such Person, together with any related provision for taxes on any such gain, will be excluded;

(b)            the net income (but not loss) of any Person that is not the specified Person or a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included for such period only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or Restricted Subsidiary of the specified Person;

(c)            the net income (but not loss) of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(d)            the cumulative effect of a change in accounting principles on such Person will be excluded;

(e)            the effect of non-cash gains and losses of such Person resulting from Hedging Obligations, including attributable to movement in the mark-to-market valuation of Hedging Obligations pursuant to Financial Accounting Standards Board Accounting Standards Codification 815 – Derivatives and Hedging will be excluded;

(f)            any non-cash compensation expense recorded from grants by such Person of stock appreciation or similar rights, stock options or other rights to officers, directors or employees, will be excluded;

(g)            the effect on such Person of any non-cash items resulting from any amortization, write-up, write-down or write-off of assets (including intangible assets, goodwill and deferred financing costs) in connection with any acquisition, disposition, merger, consolidation or similar transaction (including but not limited to any one or more of the Continental/United Merger, the Airlines Merger and the Airline/Parent Merger) or any other non-cash impairment charges incurred subsequent to the Closing Date resulting from the application of Financial Accounting Standards Board Accounting Standards Codifications 205 – Presentation of Financial Statements, 350 – Intangibles – Goodwill and Other, 360 – Property, Plant and Equipment and 805 – Business Combinations (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed), will be excluded; and

(h)            any provision for income tax reflected on such Person’s financial statements for such period will be excluded to the extent such provision exceeds the actual amount of taxes paid in cash during such period by such Person and its consolidated Subsidiaries.

“Consolidated Tangible Assets” shall mean, as of any date of determination, Consolidated Total Assets of Parent and its consolidated Restricted Subsidiaries excluding goodwill, patents, trade names, trademarks, copyrights, data, franchises and any other assets properly classified as intangible assets in accordance with GAAP.

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“Consolidated Total Assets” shall mean, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of Parent and its consolidated Restricted Subsidiaries as the total assets of Parent and its consolidated Restricted Subsidiaries in accordance with GAAP.

“Continental” shall mean Continental Airlines, Inc., a Delaware corporation, into which United was merged in the Airlines Merger.

“Continental/United Merger” shall mean the merger in which Continental became a Subsidiary of Parent.

“Contingent Payment Event” shall mean any indemnity, termination payment or liquidated damages under a MileagePlus Agreement or an Intercompany Agreement.

“Contribution Agreements” shall mean each of the agreements set forth on Schedule 1.01(a) and each other contribution agreement entered into after the date hereof pursuant to which United or the Company contributes MileagePlus Intellectual Property directly or indirectly to the Borrowers or their Subsidiaries.

“Corresponding Tenor” with respect to a Benchmark Replacement shall mean a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the applicable Interest Period.

“Covered Entity” shall mean any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Cure Amounts” shall have the meaning set forth in Section 2.24.

“Currency” shall mean miles, points and/or other units that are a medium of exchange constituting a convertible, virtual, and private currency that is tradable property and that can be sold or issued to Persons.

“Data Protection Laws” shall mean all laws, rules and regulations applicable to each applicable Loan Party or Subsidiary thereof regarding privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), processing, encryption, security, safeguarding, loss, disclosure and use of Personal Data (including Personal Data of employees, contractors, customers, loan applicants and third parties), On-line Tracking Data, and email and mobile communications, including any approvals or notices required in connection therewith.

“Day Count Fraction” shall mean, the actual number of days elapsed over a year of 360 days (or, when the Alternate Base Rate is applicable, a year of 365 days or 366 days in a leap year).

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“Deeds of Undertaking” shall mean (i) the deed of undertaking to be entered into on or about the date hereof among IPB, Aggregator, the Master Collateral Agent and Walkers Fiduciary Limited, (ii) the deed of undertaking to be entered into on or about the date hereof among Aggregator, Mileage Plus Intellectual Property Assets Holding MIP, Ltd., Mileage Plus Intellectual Property Assets Holding UIP, Ltd. and the Master Collateral Agent, (iii) the deed of undertaking to be entered into on or about the date hereof among Mileage Plus Intellectual Property Assets Holding UIP, Ltd., Mileage Plus Intellectual Property Assets Holding MIP, Ltd., and the Master Collateral Agent and (iv) the deed of undertaking to be entered into on or about the date hereof among Mileage Plus Intellectual Property Assets Holding MIP, Ltd., the Company and the Master Collateral Agent.

“Default” shall mean any event that, unless cured or waived, is, or with the passage of time or the giving of notice or both would be an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” shall mean, at any time, any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid by it hereunder, to fund or pay (x) any portion of the Term Loans or (y) any other amount required to be paid by it hereunder to the Administrative Agent or any other Lender (or its banking Affiliates), unless, in the case of clause (x) above, such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company, the Administrative Agent or any other Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations (i) under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or (ii) on or prior to the Closing Date, generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent, any other Lender or the Company, acting in good faith, to provide a confirmation in writing from an authorized officer or other authorized representative of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Term Loans under this Agreement, which request shall only have been made after the conditions precedent to borrowings have been met, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s, such other Lender’s or the Company’s, as applicable, receipt of such confirmation in form and substance satisfactory to it and the Administrative Agent, or (d) has become, or has had its Parent Company become, the subject of a Bankruptcy Event or a Bail-In Action. If the Administrative Agent determines that a Lender is a Defaulting Lender under any of clauses (a) through (d) above, such Lender will be deemed to be a Defaulting Lender upon notification of such determination by the Administrative Agent to the Company and the Lenders.

“Default Interest” shall have the meaning specified in Section 2.08.

“Deferred Accrual Conditions” shall be deemed to be satisfied as of any date on which: (a) no Early Amortization Event has occurred and is continuing, (b) Parent has a long-term unsecured debt rating of either BB- or better by Fitch or Ba3 or better by Moody’s, and (c) Parent and its Subsidiaries have Liquidity of not less than $8.0 billion.

“Determination Date” shall mean, with respect to any Payment Date and the related Quarterly Reporting Period, the third (3rd) Business Day preceding such Payment Date.

“Direction of Payment” shall mean a notice to each counterparty of a MileagePlus Agreement, substantially in the form of Exhibit F, which shall include instructions to such counterparties to pay all amounts due to the Company or a Parent Guarantor under the applicable MileagePlus Agreement directly to the MPH Revenue Account.

“Director Services Agreements” shall mean (i) the director services agreement dated on or about the Closing Date among IPB, Walkers Fiduciary Limited and the Company, (ii) the director services agreement dated on or about the Closing Date among Aggregator, the Loan Party Director (as defined therein) party thereto and the Company, (iii) the director services agreement dated on or about the Closing Date among Mileage Plus Intellectual Property Assets Holdings MIP, Ltd., the Loan Party Director (as defined therein) party thereto and the Company, and (iv) the director services agreement dated on or about the Closing Date among Mileage Plus Intellectual Property Assets Holdings UIP, Ltd., the Loan Party Director (as defined therein) party thereto and the Company.

“Disposition” shall mean, with respect to any property, any sale, lease, sale and leaseback, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Lender” shall mean, on any date, any Person that is (a) designated by Parent, by written notice delivered to the Administrative Agent on or prior to June 12, 2020, (b) a Competitor designated by Parent, by written notice delivered to the Administrative Agent (specifying such Competitor by legal name) not less than two Business Days prior to the date of any syndication or assignment to such person or (c) any Affiliate of any Person identified under clauses (a) or (b) of this definition that are either clearly identifiable, solely on the basis of such Person’s name, as an Affiliate of any Person referred to in clause (a) or (b) above; provided, that (1) Disqualified Lenders shall exclude (x) any Person that any Borrower has designated in writing as no longer being a Disqualified Lender by written notice delivered to Administrative Agent from time to time on or prior to such date and (y) any bona fide debt fund or investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial loans, fixed-income instruments, bonds and similar extensions of credit in the ordinary course of business with separate fiduciary duties to investors in such fund or vehicle unless otherwise specified pursuant to clause (a) and (2) in no event will any supplement to the list of Disqualified Lenders after the Closing Date apply retroactively to disqualify any Person that has previously acquired an assignment or a participation interest in respect of the Term Loan Commitments and Term Loans in accordance herewith from continuing to hold or vote such previously acquired assignments and participations on the terms set forth herein for Lenders that are not Disqualified Lenders.

“Disqualified Stock” shall mean any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale), is convertible or exchangeable for Indebtedness or Disqualified Stock, or is redeemable at the option of the holder of the Capital Stock, in whole or in part (other than as a result of a change of control or asset sale), on or prior to the date that is 91 days after the Latest Maturity Date then in effect. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Parent to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Parent may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 6.01 hereof. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that Parent and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Restricted Subsidiary of Parent that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees, or pledges any property or assets to secure, any Obligations.

“DOT” shall mean the United States Department of Transportation and any successor thereto.

“DSCR Step-up Period” shall mean the period commencing on the Determination Date on which a Specified Acquisition Subsidiary that owns or operates a Permitted Acquisition Loyalty Program generates cash revenues for any twelve (12) month period, as calculated on such Determination Date, in an amount greater than 15% of the cash revenues of the MileagePlus Program during such period and ending on the date on which substantially all of the Permitted Acquisition Loyalty Program’s cash revenues (which excludes airline revenues such as ticket sales and baggage fees) are pledged as Collateral.

“Early Amortization Cure” shall be deemed to occur on, (a) in the case of an Early Amortization Event that arises under clause (a) of the definition thereof, the earlier of (i) the date Cure Amounts related to the Early Amortization Event have been deposited to the Collection Account and (ii) the first day of the Quarterly Reporting Period following the Quarterly Reporting Period related to the Determination Date on which the Peak Debt Service Coverage Ratio has been satisfied for two consecutive Determination Dates following the Determination Date on which the Early Amortization Event was triggered, (b) in the case of an Early Amortization Event that arises under clause (b) of the definition thereof, the date on which the balance in the Reserve Account is at least equal to the Reserve Account Required Balance, (c) in the case of (i) any Event of Default under clause (c) of the definition of Early Amortization Event or (ii) an “early amortization event” under clause (d) of the definition of Early Amortization Event, the date that no Event of Default under this Agreement or “early amortization event” under the Indenture or any other Senior Secured Debt Document, as applicable, shall exist or be continuing.

“Early Amortization Event” shall mean the occurrence of any of the following events:

(a)            the Peak Debt Service Coverage Ratio Test as set forth in the related Payment Date Statement is not satisfied on any Determination Date;

(b)            the balance in the Reserve Account is less than the Reserve Account Required Balance on any Payment Date after giving effect to the deposits set forth in Section 2.10(b) hereof on such Payment Date;

(c)            the Company has received written notice or has actual knowledge that an Event of Default shall have occurred; or

(d)            the Company has received written notice or has actual knowledge that an “Early Amortization Event” shall have occurred under the Indenture or any other Senior Secured Debt Document.

“Early Amortization Payment” shall mean, with respect to any Payment Date relating to a Quarterly Reporting Period in which the Early Amortization Period was in effect as the last day of such Quarterly Reporting Period, an amount equal to the lesser of (i) 50% of the excess of (A) the Term Loan Facility Ratable Share of the sum of the Collections received in the Collection Account during such Quarterly Reporting Period on or after the start of the Early Amortization Period plus any Cure Amounts deposited on or prior to the related Determination Date with respect to such Quarterly Reporting Period over (B) the amount as most recently estimated by the Parent to be distributed pursuant to Section 2.10(b)(i) through (viii) on the related Payment Date and (ii)  the amount necessary to pay the outstanding principal balance of the Term Loans in full.

“Early Amortization Period” shall mean the period commencing on the occurrence of an Early Amortization Event, and ending on the earlier of (a) the date (if any) on which the Early Amortization Cure is consummated and (b) the date all Obligations (other than contingent obligations not due and owing) have been paid in full.

“Early Opt-in Election” shall mean the occurrence of:

(a)            (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrowers) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.09, are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace LIBO Rate, or

(b)            (i) the election by the Administrative Agent and the Borrowers or (ii) the election by the Required Lenders with the written consent of the Borrower to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent and the Borrower of written notice of such election to the Lenders or by the Required Lenders and the Borrower of written notice of such election to the Administrative Agent and the other Lenders.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” shall mean (a) a commercial bank having total assets in excess of $1.0 billion, (b) a finance company, insurance company or other financial institution or fund, in each case reasonably acceptable to the Administrative Agent, which in the ordinary course of business extends credit of the type contemplated herein or invests therein and has total assets in excess of $200.0 million and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Code or Section 406 of ERISA, (c) any Lender or any Affiliate of any Lender, (d) an Approved Fund of any Lender and (e) any other Person (other than a Defaulting Lender, Disqualified Lender or natural Person or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of natural persons or any Affiliates of the foregoing) reasonably satisfactory to the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers; provided that in the event that an Event of Default has occurred and is continuing, a Disqualified Lender described in clause (a) and, solely in the case of an Affiliate of a Person described in clause (a), clause (c) of the definition of “Disqualified Lender” shall be deemed to be an Eligible Assignee.

“Eligible Deposit Account” shall mean (a) a segregated deposit account maintained with a depository institution or trust company whose short term unsecured debt obligations are rated at least, if rated by S&P, A-1 by S&P, if rated by Moody’s, P-1 by Moody’s, and, if rated by Fitch, F-1 by Fitch, (b) a segregated account which is maintained with a depository institution or trust company whose long term unsecured debt obligations are rated at least, if rated by S&P, A by S&P, if rated by Moody’s, A2 by Moody’s and, if rated by Fitch, BBB- by Fitch or (c) a segregated trust account maintained in the corporate trust department of a federally or state chartered depository institution whose long-term unsecured debt obligations are rated at least, if rated by S&P, A by S&P, if rated by Moody’s, A2 by Moody’s and, if rated by Fitch, BBB- by Fitch, subject to regulations regarding fiduciary funds on deposit substantially similar to 12 C.F.R. §9.10(b) in effect on the date hereof.

“Environmental Laws” shall mean all applicable laws (including common law), statutes, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or legally binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating to the environment, preservation or reclamation of natural resources, the handling, treatment, storage, disposal, Release or threatened Release of, or the exposure of any Person (including employees) to, any Hazardous Materials.

“Environmental Liability” shall mean any liability (including any liability for damages, natural resource damage, costs of environmental investigation, remediation or monitoring or costs, fines or penalties) resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, disposal or the arrangement for disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement, lease or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Contribution Agreements” shall mean each of (i) that certain Contribution Agreement, dated as of the Closing Date, between United and the Company and (ii) that certain Contribution Agreement, dated as of the Closing Date, between the Company and MPH Holdco.

“Equity Interests” shall mean Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“Escrow Accounts” shall mean accounts of Parent or any Subsidiary, solely to the extent any such accounts hold funds set aside by Parent or any Subsidiary to manage the collection and payment of amounts collected, withheld or incurred by Parent or such Subsidiary for the benefit of third parties relating to: (a) federal income tax withholding and backup withholding tax, employment taxes, transportation excise taxes and security related charges; (b) any and all state and local income tax withholding, employment taxes and related charges and fees and similar taxes, charges and fees, including, but not limited to, state and local payroll withholding taxes, unemployment and supplemental unemployment taxes, disability taxes, workman’s or workers’ compensation charges and related charges and fees; (c) state and local taxes imposed on overall gross receipts, sales and use taxes, fuel excise taxes and hotel occupancy taxes; (d) passenger facility fees and charges collected on behalf of and owed to various administrators, institutions, authorities, agencies and entities; (e) other similar federal, state or local taxes, charges and fees (including without limitation any amount required to be withheld or collected under applicable law); (f) other funds held in trust for, or otherwise pledged to or segregated for the benefit of, an identified beneficiary; or (g) accounts, capitalized interest accounts, debt service reserve accounts, escrow accounts and other similar accounts or funds established in connection with the ARB Indebtedness.

“Estimated Quarterly Payment Amount” shall mean, for any Quarterly Reporting Period, the amount (as estimated by Parent) necessary to pay in full on the related Payment Date all outstanding payments estimated to be due pursuant to clauses (i) through (ix) of Section 2.10(b).

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the LIBO Rate.

“Event of Default” shall have the meaning given such term in Section 7.01.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Contributions” shall mean net cash proceeds received by Parent after March 20, 2020 from:

(a)            contributions to its common equity capital (other than from any Subsidiary); or

(b)            the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Parent or any Subsidiary) of Qualifying Equity Interests,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed on or around the date such capital contributions are made or the date such Equity Interests are sold, as the case may be. Excluded Contributions will not be considered to be net proceeds of Qualifying Equity Interests for purposes of clause (a)(2)(B) of Section 6.01 hereof.

“Excluded Intellectual Property” shall mean all (a) Intellectual Property other than the MileagePlus Intellectual Property and (b) all United Traveler Related Data.

“Excluded Property” shall have the meaning set forth in the Security Agreement.

“Excluded Subsidiary” shall mean (a) each Unrestricted Subsidiary, (b) each Immaterial Subsidiary, (c) each Foreign Subsidiary (other than Subsidiaries of the Company and any Foreign Subsidiary that becomes a Guarantor at the election of the Borrowers), (d) each Subsidiary of a Foreign Subsidiary, (e) each Subsidiary that is a captive insurance company and is prohibited from becoming a Guarantor pursuant to applicable rules and regulations, (f) each Receivables Subsidiary, (g) each Specified Acquisition Subsidiary and Specified Ground Handling Subsidiary and (h) United Ground Express, Inc.; provided that the Borrowers in their sole discretion, may elect to cause one or more Excluded Subsidiaries to be designated as not being Excluded Subsidiaries by written notice to the Administrative Agent (with a copy to the Collateral Administrator and the Master Collateral Agent) and, following such designation, may (so long as at such time no Event of Default shall have occurred and be continuing or will result thereof and subject to the terms of the Collateral Documents, such Subsidiary otherwise qualifies as an Excluded Subsidiary) redesignate such Subsidiary as an Excluded Subsidiary by written notice to the Administrative Agent. For the avoidance of doubt, no Borrower Party shall be an Excluded Subsidiary.

“Excluded Taxes” shall mean, with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any Obligation of either any Borrower or any Guarantor hereunder or under any Loan Document, (a) any Taxes imposed on (or measured by) its net income, profits or capital, (however denominated) and franchise or similar Taxes, imposed in lieu thereof (i) by the United States of America or any political subdivision thereof or by any jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) as a result of a present or former connection between such recipient and the jurisdiction imposing such Taxes (other than a connection arising from such recipient’s having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, this Agreement or any Loan Document, or sold or assigned an interest in this Agreement or any Loan Document), (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of a Foreign Lender, any withholding Tax or gross income Tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except, and then only to the extent that, such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding Tax pursuant to Section 2.16(a), (d) in the case of a recipient, any withholding Tax that is attributable to such recipient’s failure to deliver the documentation described in Section 2.16(f), 2.16(g), or 2.16(l) and (e) any withholding Tax that is imposed by reason of FATCA.

“Extended Term Loan” shall have the meaning set forth in Section 2.28(a)(ii).

“Extension” shall have the meaning set forth in Section 2.28(a).

“Extension Amendment” shall have the meaning set forth in Section 2.28(d).

“Extension Offer” shall have the meaning set forth in Section 2.28(a).

“Extension Offer Date” shall have the meaning set forth in Section 2.28(a)(i).

“FAA” shall mean the Federal Aviation Administration of the United States of America and any successor thereto.

“Facility” shall mean each of the Term Loan Commitments and the Term Loans made thereunder.

“Fair Market Value” shall mean the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by an officer of the Company or of a Parent Guarantor (unless otherwise provided in this Agreement); provided that any such officer of the Company or a Parent Guarantor shall be permitted to consider the circumstances existing at such time (including, without limitation, economic or other conditions affecting the United States airline industry generally and any relevant legal compulsion, judicial proceeding or administrative order or the possibility thereof) in determining such Fair Market Value in connection with such transaction.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement, any amended or successor provisions that are similar thereto and not materially more onerous to comply with, any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreements, treaty or convention among Governmental Authorities and implementing any of the foregoing (together with any Requirement of Law implementing such agreement involving any U.S. or non-U.S. regulations, fiscal or regulatory legislation, rules, guidance notes or practices adopted pursuant to any intergovernmental agreement or official guidance).

“Federal Funds Effective Rate” shall mean, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” shall have the meaning set forth in Section 2.19.

“Fees” shall collectively mean the fees referred to in Section 2.19.

“Fitch” shall mean Fitch, Inc., also known as Fitch Ratings, and its successors.

“Fixed Charges” shall mean, with respect to any specified Person for any period, the sum, without duplication, of:

(a)            the consolidated interest expense (net of interest income) of such Person and its Restricted Subsidiaries for such period to the extent that such interest expense is payable in cash (and such interest income is receivable in cash); plus

(b)            the interest component of leases that are capitalized in accordance with GAAP of such Person and its Restricted Subsidiaries for such period to the extent that such interest component is related to lease payments payable in cash; plus

(c)            any interest expense actually paid in cash for such period by such specified Person on Indebtedness of another Person that is guaranteed by such specified Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such specified Person or one of its Restricted Subsidiaries; plus

(d)            the product of (i) all cash dividends accrued on any series of preferred stock of such Person or any of its Restricted Subsidiaries for such period, other than to Parent or a Restricted Subsidiary of Parent, times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP; plus

(e)            the aircraft rent expense of such Person and its Restricted Subsidiaries for such period to the extent that such aircraft rent expense is payable in cash, all as determined on a consolidated basis in accordance with GAAP.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which any Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” shall mean a Subsidiary of Parent which is not a Domestic Subsidiary.

“GAAP” shall mean generally accepted accounting principles in the United States of America, which are in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, statements and pronouncements of the Financial Accounting Standards Board, such other statements by such other entity as have been approved by a significant segment of the accounting profession and the rules and regulations of the SEC governing the inclusion of financial statements in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank organization, or other entity exercising executive, legislative, judicial, taxing or regulatory powers or functions of or pertaining to government. Governmental Authority shall not include any Person in its capacity as an Airport Authority.

“Grantor” shall mean each Loan Party that shall at any time pledge Collateral under a Collateral Document.

“GS” shall have the meaning set forth in the first paragraph of this Agreement.

“Guarantee” shall mean a guarantee (other than (a) by endorsement of negotiable instruments for collection or (b) customary contractual indemnities, in each case in the ordinary course of business), direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions).

“Guaranteed Obligations” shall have the meaning given such term in Section 9.01(a).

“Guarantors” shall mean, collectively, the Borrowers, Parent Guarantors, Parent Subsidiary Guarantors (if any) and the Company Subsidiary Guarantors.

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature that are regulated pursuant to, or could reasonably be expected to give rise to liability under any Environmental Law.

“Hedging Obligations” shall mean, with respect to any Person, all obligations and liabilities of such Person under:

(a)            interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(b)            other agreements or arrangements designed to manage interest rates or interest rate risk; and

(c)            other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates, fuel prices or other commodity prices, but excluding (x) clauses in purchase agreements and maintenance agreements pertaining to future prices and (y) fuel purchase agreements and fuel sales that are for physical delivery of the relevant commodity.

“Immaterial Subsidiaries” shall mean one or more Subsidiaries, for which (a) the assets of all such Subsidiaries constitute, in the aggregate, no more than 5.0% of the total assets of Parent and its Subsidiaries on a consolidated basis (determined as of the last day of the most recent fiscal quarter of Parent for which financial statements are available to the Administrative Agent pursuant to Section 5.01), and (b) the revenues of all such Subsidiaries account for, in the aggregate, no more than 5.0% of the total revenues of Parent and its Subsidiaries on a consolidated basis for the twelve (12) month period ending on the last day of the most recent fiscal quarter of Parent for which financial statements are available to the Administrative Agent pursuant to Section 5.01; provided that (x) a Subsidiary will not be considered to be an Immaterial Subsidiary if it (i) is a Borrower Party, (ii) directly or indirectly guarantees, or pledges any property or assets to secure, any Obligations, or (iii) owns any properties or assets that constitute Collateral and (y) (i) CALFINCO Inc. and (ii) Covia LLC shall not be Immaterial Subsidiaries.

“Increase Effective Date” shall have the meaning set forth in Section 2.27(a).

“Increase Joinder” shall have the meaning set forth in Section 2.27(c).

“Incremental Lender” shall have the meaning set forth in Section 2.27(a).

“Incremental Commitments” shall have the meaning set forth in Section 2.27(a).

“Incremental Term Loans” shall have the meaning set forth in Section 2.27(c)(i).

“Indebtedness” shall mean, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(a)            in respect of borrowed money;

(b)            evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(c)            in respect of banker’s acceptances;

(d)            representing Capital Lease Obligations;

(e)            representing the balance deferred and unpaid of the purchase price of any property or services due more than six (6) months after such property is acquired or such services are completed, but excluding in any event trade payables arising in the ordinary course of business; or

(f)            representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of Financial Accounting Standards Board Accounting Standards Codification 815 – Derivatives and Hedging and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

For the avoidance of doubt, Banking Product Obligations do not constitute Indebtedness.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes imposed on or with respect to any payments made by any Borrower or any Guarantor under this Agreement or any other Loan Document.

“Indemnitee” shall have the meaning given such term in Section 10.04(b).

“Indenture” shall have the meaning set forth in the Collateral Agency and Accounts Agreement.

“Independent Manager” shall have the meaning set forth in Section 5.07(w).

“Initial Amortization Date” shall mean the September 20, 2022 Payment Date.

“Initial Lenders” shall mean each Lender having a Term Loan Commitment for an Initial Term Loan or, as the case may be, an outstanding Initial Term Loan.

“Initial Term Loan” shall have the meaning given such term in Section 2.01.

“Intellectual Property” shall mean all patents and patent applications, registered trademarks or service marks and applications to register any trademarks or service marks, brand names, trade dress, know how, registered copyrights and applications for registration of copyrights, Trade Secrets, domain names, social media accounts and other intellectual property, whether registered or unregistered, including unregistered copyrights in software and source code and applications to register any of the foregoing.

“Intercompany Agreements” shall mean all currently existing or future agreements governing (a) the sale, transfer or redemption of Miles, or (b) the use of the MileagePlus Intellectual Property and Excluded Intellectual Property (as applicable), or provision of services by the Parent Guarantors or any of their Subsidiaries to, either Borrower or the Company Subsidiary Guarantors in connection with the MileagePlus Program including: (i) the Third Amended and Restated General Services Agreement, dated as of the Closing Date, between the Company and United (the “General Services Agreement”), (ii) the MileagePlus Operating Agreement, and (iii) the Fourth Amended and Restated Umbrella Agreement, dated as of the Closing Date, between the Company and United (the “Umbrella Agreement”, together with the General Services Agreement and the MileagePlus Operating Agreement, the “Integrated Agreements”).

“Intercreditor Agreements” shall mean the Junior Lien Intercreditor Agreement and the Collateral Agency and Account Agreement.

“Interest Distribution Amount” shall mean, with respect to each Payment Date, and each Class of Term Loans, an amount equal to (a) the product of (i) the Interest Rate for the related Interest Period, multiplied by (ii) the Day Count Fraction, multiplied by (iii) the outstanding principal amount of Term Loans of such Class as of the first day of the related Interest Period, and (b) any unpaid Interest Distribution Amounts from prior Payment Dates plus, to the extent permitted by law, interest thereon at the applicable Interest Rate for the related Interest Period.

“Interest Period” shall mean for each Payment Date, the period from and including the Payment Date immediately preceding such Payment Date (or, with respect to the initial Payment Date, the Closing Date) to but excluding such Payment Date.

“Interest Rate” shall mean the rate of interest applicable to each Term Loan as set forth in Section 2.07(a), as such rate may be modified by Section 2.08 or Section 2.09.

“Investments” shall mean, with respect to any Person, all direct or indirect investments made from and after the Closing Date by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees), capital contributions or advances (but excluding advance payments and deposits for goods and services and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities of other Persons, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Parent or any Restricted Subsidiary of Parent sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Parent after the Closing Date such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Parent, Parent will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Parent’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in Section 6.01 hereof. Notwithstanding the foregoing, any Equity Interests retained by Parent or any of its Subsidiaries after a disposition or dividend of assets or Capital Stock of any Person in connection with any partial “spin-off” of a Subsidiary or similar transactions shall not be deemed to be an Investment. The acquisition by Parent or any Restricted Subsidiary of Parent after the Closing Date of a Person that holds an Investment in a third Person will be deemed to be an Investment by Parent or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 6.01 hereof. Except as otherwise provided in this Agreement, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“IP Agreements” shall mean (a) each Contribution Agreement, (b) each IP License, (c) the Quitclaim Agreement, (d) the IP Management Agreement and (e) each other license or contribution agreement related to the MileagePlus Intellectual Property among or between the Loan Parties that is entered into after the Closing Date and permitted under the Loan Documents.

“IP Entities” shall mean, collectively, IPB, each Madrid SPV and each Aggregator Entity.

“IP Licenses” shall mean (a) the MPH License, (b) the United Sublicense, and (c) the Madrid IP License and (d) the German IP License (as defined in the MPH License) (while in effect).

“IP Management Agreement” shall mean that certain Management Agreement among the Borrowers, the IP Manager and the Master Collateral Agent pursuant to which the IP Manager will provide certain services to the Borrowers with respect to MileagePlus Intellectual Property, substantially in the form of Exhibit H hereto.

“IP Manager” shall mean United (or any of its affiliates to the extent a permitted successor or assign), in its capacity as IP Manager under the IP Management Agreement, or any Successor Manager (as such term is defined under the IP Management Agreement).

“IP Security Agreements” shall have the meaning set forth in the Security Agreement.

“IPB” shall have the meaning set forth in the first paragraph of this Agreement.

“Junior Lien Debt” shall mean, any Indebtedness owed to any other Person, so long as (i) such Indebtedness is expressly subordinated in right of payment to the Priority Lien Debt in the agreement, indenture or other instrument governing such Indebtedness and in a Junior Lien Intercreditor Agreement, (ii) the Liens on the Collateral securing such Indebtedness are subordinated to the Liens on the Collateral securing the Term Loans, and such Indebtedness of the Loan Parties shall be subordinated to the Term Loans, in each case pursuant to a Junior Lien Intercreditor Agreement, (iii) the Weighted Average Life to Maturity of such Indebtedness shall be no shorter than the Weighted Average Life to Maturity of the existing Term Loans, (iv) the maturity date for such Indebtedness shall be at least 91 days after the Latest Maturity Date, and (v) the terms and conditions governing such Indebtedness of the Loan Parties shall (a) be reasonably acceptable to the Administrative Agent or (b) not be materially more restrictive, when taken as a whole, on the Borrower Parties (as determined in good faith by the Borrowers), than the terms of the then-outstanding Term Loans (except for (x) terms that are conformed (or added) in the Loan Documents for the benefit of the Lenders holding then-outstanding Term Loans pursuant to an amendment hereto or thereto subject solely to the reasonable satisfaction of the Company and the Administrative Agent, (y) covenants, events of default and guarantees applicable only to periods after the Latest Maturity Date (as of the date of the incurrence of such Junior Lien Debt) and (z) pricing, fees, rate floors, premiums, optional prepayment or redemption terms) unless the Lenders under the then-outstanding Term Loans, receive the benefit of such more restrictive terms; provided that (A) in no event shall such Indebtedness be subject to events of default, mandatory prepayment or acceleration resulting (either directly or through a cross-default or cross-acceleration provision) from the occurrence of any event described in the definition of “Parent Bankruptcy Event” (or the occurrence of any such event with respect to any Subsidiary of Parent other than any Borrower Party) and (B) any such Indebtedness shall include separateness provisions regarding IPB substantially similar to the provisions of Section 5.07.

“Junior Lien Debt Documents” shall mean any documents, instruments, notes, credit agreements, purchase agreements or other agreements entered into in connection with the incurrence or issuance of any Junior Lien Debt.

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity date of any Term Loan or of any other Priority Lien Debt.

“Lead Arrangers” shall have the meaning set forth in the first paragraph of this Agreement.

“Lenders” shall have the meaning set forth in the first paragraph of this Agreement.

“LIBO Rate” shall mean, with respect to each day during an Interest Period, (i) the rate per annum appearing on Reuters Pages LIBOR01 or LIBOR02 (or on any successor or substitute page(s) of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent in its reasonable discretion from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity of three (3) months or (ii) in the event that the rate identified in the foregoing clause (i) is not available at such time for any reason (any such Interest Period, an “Impacted Interest Period”), then such rate shall be the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Rate for the longest period for which the LIBO Rate is available for Dollars that is shorter than the Impacted Interest Period; and (b) the LIBO Rate for the shortest period (for which that LIBO Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, at such time; provided that, if less than 1%, the LIBO Rate shall be deemed to be 1% for the purposes of this Agreement.

“Lien” shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (but excluding any lease, sublease, use or license agreement or swap agreement or similar arrangement by any Grantor described in the definition of “Permitted Disposition”), including any conditional sale or other title retention agreement, any option or other agreement to sell or give a security interest in and, except in connection with any Qualified Receivables Transaction, any agreement to give any financing statement under the UCC (or equivalent statutes) of any jurisdiction.

“Liquidity” shall mean the sum of (i) all unrestricted cash and Cash Equivalents of Parent and its Restricted Subsidiaries (excluding, for the avoidance of doubt, any cash or Cash Equivalents held in accounts subject to Account Control Agreements), (ii) the aggregate principal amount committed and available to be drawn by Parent and its Restricted Subsidiaries (taking into account all borrowing base limitations or other restrictions) under all revolving credit facilities (or for purposes of Deferred Accrual Conditions, all credit facilities) of Parent and its Restricted Subsidiaries and (iii) the scheduled net proceeds (after giving effect to any expected repayment of existing Indebtedness using such proceeds) of any Capital Markets Offering of Parent or any of its Restricted Subsidiaries that has priced but has not yet closed (until the earliest of the closing thereof, the termination thereof without closing or the date that falls five (5) Business Days after the initial scheduled closing date thereof).

“Loan Documents” shall mean this Agreement, the Collateral Documents, the Fee Letter, any promissory notes executed in favor of a Lender and any other instrument or agreement (which is designated as a Loan Document therein) executed and delivered by any Loan Party to the Administrative Agent, the Master Collateral Agent, the Collateral Administrator or any Lender.

“Loan Parties” shall mean the Borrowers and the Guarantors.

“Loan Request” shall mean a request by the Borrowers, executed by a Responsible Officer of the Borrowers, for a Term Loan in accordance with Section 2.03 in substantially the form of Exhibit D.

“Loyalty Program” shall mean any customer loyalty program available to individuals (i.e. natural persons) that grants members in such program Currency based on a member’s purchasing behavior and that entitles a member to accrue and redeem such Currency for a benefit or reward, including flights and/or other goods and services.

“Luxembourg Guarantor” shall mean any Guarantor organized under the laws of Luxembourg.

“Madrid IP” shall mean any MileagePlus Intellectual Property owned by United or the Company on the Closing Date (or contributed by United or the Company pursuant to a Contribution Agreement) and registered or pending for registration under the Madrid System of the World Intellectual Property Organization.

“Madrid IP License” shall mean that certain license agreement initially between the Company, as licensor, and IPB, as licensee, dated on or prior to the Closing Date.

“Madrid IP Lux Holdco” shall have the meaning given to such term in Section 4.03(d).

“Madrid IP Lux Holdco 2” shall have the meaning given to such term in Section 4.03(d).

“Madrid Protocol Holding Structure” shall have the meaning given to such term in Section 4.03(d).

“Madrid SPV”  means Madrid IP Lux Holdco, Madrid IP Lux Holdco 2 and any other special purpose vehicle created to implement the Madrid Protocol Holding Structure.

“Make-Whole Amount” means, an amount equal to the greater of (a) 104% of the principal amount of the Term Loans to be repaid and (b) the excess (to the extent positive) of:

i.              the present value at such prepayment date of the principal amount of the Term Loans being repaid, of (1) the prepayment price of such Term Loans at the third anniversary of the Closing Date (excluding accrued and unpaid interest), such prepayment price (expressed in percentage of principal amount) being 104%, plus (2) all required interest payments due on such Term Loans to and including the date set forth in clause (1) (excluding accrued but unpaid interest), computed upon the prepayment date using a discount rate equal to the Treasury Rate at such prepayment date plus 50 basis points and assuming that the rate of interest on the principal amount from such prepayment date to the date set forth in clause (1) will equal the rate of interest on that principal amount in effect on the applicable prepayment date; over

ii.             the principal amount of the Term Loans to be prepayment.

“Margin Stock” shall have the meaning given such term in Section 3.13(a).

“Marketing and Service Agreements” shall mean any business, marketing and/or service agreements among any Borrower (or any Guarantor) and/or any of its Subsidiaries and such other parties from time to time that include, but are not limited to, code-sharing, pro-rate, capacity purchase, service, frequent flyer, ground handling and marketing agreements, in each case that are entered into in the ordinary course of business.

“Master Collateral Agent” shall mean Wilmington Trust, National Association in its capacity as Master Collateral Agent under the Loan Documents.

“Material Adverse Change” shall mean any event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

“Material Adverse Effect” shall mean a material adverse effect on (a) the consolidated business, operations or financial condition of Parent and its Subsidiaries, taken as a whole, (b) the validity or enforceability of the Loan Documents or the rights or remedies of the Secured Parties, (c) the ability of the Borrowers to pay the Obligations, (d) the validity, enforceability or collectability of the Material MileagePlus Agreements, the IP Licenses or the Contribution Agreements generally or any material portion of the Material MileagePlus Agreements, the IP Licenses or the Contribution Agreements, taken as a whole, (e) the business and operations of the MileagePlus Program, taken as a whole, or (f) the ability of the Loan Parties to perform their material obligations under the IP Agreements, the MileagePlus Intercompany Loan, or the Material MileagePlus Agreements to which it is a party; provided that no condition or event that has been disclosed in the public filings for Parent on or prior to the Closing Date shall be considered a “Material Adverse Effect” hereunder.

“Material Indebtedness” shall mean Indebtedness of any Loan Party (other than the Term Loans) outstanding under the same agreement in a principal amount exceeding $200.0 million.

“Material MileagePlus Agreements” shall mean (a) each Integrated Agreement, (b) the Chase Co-Branded Agreement, (c) the Visa Co-Branded Agreement, (d) each Permitted Replacement MileagePlus Agreement and (e) each other MileagePlus Agreement identified as a Material MileagePlus Agreement as set forth on Schedule 3.18, as updated from time to time pursuant to the terms hereof.

“Material Modification” shall mean any amendment or waiver of, or modification or supplement to, a Significant MileagePlus Agreement or the MileagePlus Intercompany Loan executed or effected on or after the Closing Date, which:

(a)            extends, waives, delays or contractually or structurally subordinates one or more payments due to any Loan Party with respect to such Significant MileagePlus Agreement or the MileagePlus Intercompany Loan;

(b)            reduces the rate or amount of payments due to any Loan Party with respect to such Significant MileagePlus Agreement or the MileagePlus Intercompany Loan;

(c)            gives any Person other than Loan Parties party to such Significant MileagePlus Agreement or the MileagePlus Intercompany Loan additional or improved termination rights with respect to such Significant MileagePlus Agreement or the MileagePlus Intercompany Loan;

(d)            shortens the term of such Significant MileagePlus Agreement or the MileagePlus Intercompany Loan or expands or improves any counterparty’s rights or remedies following a termination; or

(e)            imposes new financial obligations on any Loan Party under such Significant MileagePlus Agreement or the MileagePlus Intercompany Loan

in each case, to the extent such amendment, waiver, modification or supplement could reasonably be expected to result in a Material Adverse Effect; provided that any amendment to an Intercompany Agreement or the MileagePlus Intercompany Loan that (i) shortens the scheduled maturity or term thereof, (ii) amends, modifies or otherwise changes the calculation or rate of fees, expenses or termination payments due and owing thereunder, including changes to the “Base Accrual Cost Per Mile”, “Adjusted Accrual Cost Per Mile” or “United Business EBITDA Threshold,” in each case as defined in the MileagePlus Operating Agreement and any other term related to the calculation of fees related to the purchase of Miles, and in a manner reducing the amount owed to the Borrower Parties (which in the case of changes to the calculation of fees, other than the “Base Accrual Cost Per Mile,” “Adjusted Accrual Cost Per Mile,” “United Business EBITDA Threshold” or any other terms related to the calculation of fees related to the purchase price of Miles, shall be by an amount in excess of 5% of cash revenues derived from such agreements on an annual basis (measured as of the date of such modification, amendment or change by the Borrower Parties)), (iii) changes the contractual subordination of payments thereunder in a manner materially adverse to the Lenders, reduces the frequency of payments thereunder or permits payments due to the Company to be deposited to an account other than the MPH Revenue Account, (iv) changes the amendment standards applicable to such Intercompany Agreement in a manner that would reasonably be expected to result in a Material Adverse Effect or (v) materially impairs the rights of the Administrative Agent or the Master Collateral Agent to enforce or consent to amendments to any provisions of an Intercompany Agreement in accordance therewith shall be deemed to result in a Material Adverse Effect and shall be considered a Material Modification. Notwithstanding anything to the contrary in this definition, the entrance into a Permitted Replacement MileagePlus Agreement shall not constitute a Material Modification.

“Maximum Amount” shall have the meaning set forth in Section 9.06.

“Maximum Quarterly Debt Service” shall mean, with respect to any Determination Date, an amount equal to the sum of:

(a)            the Maximum Scheduled Principal Amortization Amount for the related Payment Date;

(b)            the “Maximum Scheduled Principal Amortization Amount” (as defined in the Indenture) for the related Payment Date;

(c)            the Interest Distribution Amount for the related Payment Date; and

(d)            the “Interest Distribution Amount” (as defined in the Indenture) for the related Payment Date.

“Maximum Scheduled Principal Amortization Amount” shall mean (x) with respect to any Payment Date on or prior to the Initial Amortization Date, the Scheduled Principal Amortization Amount for the Initial Amortization Date and (y) with respect to any Payment Date following the Initial Amortization Date, the Scheduled Principal Amortization Amount for such Payment Date.

“MileagePlus Agreements” shall mean all currently existing, future and successor co-branding, partnering or similar agreements related to or entered into in connection with the MileagePlus Program or other Loyalty Program (other than a Permitted Acquisition Loyalty Program) of the Parent Guarantors or the Company and their respective Subsidiaries (other than a Specified Acquisition Subsidiary), including each Integrated Agreement.

“MileagePlus Customer Data” shall mean all data owned or purported to be owned, or later developed or acquired and owned or purported to be owned, by United, the Company or any of the Company’s Subsidiaries and used, generated or produced as part of the MileagePlus Program, including all of the following: (a) a list of all members of the MileagePlus Program; and (b) the MileagePlus Member Profile Data for each member of the MileagePlus Program, but excluding United Traveler Related Data. For the avoidance of doubt, customer name and contact information is included in both MileagePlus Customer Data and United Traveler Related Data.

“MileagePlus Intellectual Property” shall mean (a) MileagePlus Customer Data and (b) all Intellectual Property (but excluding data, which is addressed in clause (a)) owned or purported to be owned, or later developed or acquired and owned or purported to be owned, by United, the Company or any of the Company’s Subsidiaries and required or necessary to operate the MileagePlus Program but excluding in the case of clause (b) Intellectual Property used to operate the United airline business that, even if used in connection with the MileagePlus Program, would be required or necessary to operate the United airline business in the absence of a Loyalty Program. MileagePlus Intellectual Property includes or excludes, as applicable, any Intellectual Property listed in a Collateral Document or Contribution Agreement as being included or excluded, respectively.

“MileagePlus Intercompany Loan” shall mean one or more loans made by the Company to United pursuant to the MileagePlus Intercompany Note with the proceeds of the Term Loans and notes issued under the Indenture.

“MileagePlus Intercompany Note” shall mean the promissory note(s) evidencing the MileagePlus Intercompany Loan.

“MileagePlus Member Profile Data” shall mean with respect to each member of the MileagePlus Program such member’s (a) name, mailing address, email address, and phone numbers, (b) communication and promotion opt-ins, (c) Premiere Program history, (d) total miles flown, including miles flown for Million Miler program, (e) third party engagement history and (f) accrual and redemption activity of each such MileagePlus member, including any data related to member segment designations or member segment activity or qualifications, but in the case of clauses (b) through (f) excluding United Traveler Related Data.

“MileagePlus Operating Agreement” shall mean the Fourth Amended and Restated MileagePlus Operating Agreement, dated as of the Closing Date, between the Company and United.

“MileagePlus Program” shall mean any Loyalty Program which is operated, owned or controlled, directly or indirectly by the Company, the Parent Guarantors or any of their respective Subsidiaries, or principally associated with the Company, a Parent Guarantor or any of their respective Subsidiaries, as in effect from time to time, whether under the “MileagePlus” name or otherwise (in each case including any successor program, but excluding any Permitted Acquisition Loyalty Program).

“Miles” shall mean the Currency under the MileagePlus Program.

“Minimum Extension Condition” shall have the meaning given such term in Section 2.28(c).

“Moody’s” shall mean Moody’s Investors Service, Inc.

“MPH Holdco” shall mean Mileage Plus Intellectual Property Assets Holdings MIP, Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands.

“MPH License” shall mean that certain Intellectual Property License Agreement among IPB, as licensor, and the Company, as licensee, and the Parent Guarantors, in the form attached as Exhibit G-1.

“MPH Revenue Account” shall mean that certain account held at JPMorgan Chase Bank, N.A. in the name of the Company, and any replacement account, which must be an Eligible Deposit Account. For the avoidance of doubt, each MPH Revenue Account shall at all times be subject to an Account Control Agreement.

“MPH I” shall have the meaning set forth in the first paragraph of this Agreement.

“MPI” shall have the meaning set forth in the first paragraph of this Agreement.

“MPM” shall have the meaning set forth in the first paragraph of this Agreement.

“Net Proceeds” means (a) with respect to any Recovery Event or Contingent Payment Event, the aggregate cash and Cash Equivalents received by Parent or any of its Restricted Subsidiaries in respect of any Recovery Event or Contingent Payment Event, net of: (i) the direct costs and expenses relating to such Recovery Event or Contingent Payment Event, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Recovery Event or Contingent Payment Event, taxes paid or payable as a result of the Recovery Event or Contingent Payment Event, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements; and (ii) any reserve for adjustment or indemnification obligations in respect of the sale price of such asset or assets established in accordance with GAAP; and (b) with respect to any issuance or incurrence of Indebtedness (including Qualifying Note Debt or Permitted Pre-paid Miles Purchases), the cash proceeds thereof, net of (i) any fees, underwriting discounts and commissions, premiums, and other costs and expenses incurred in connection with such issuance and (ii) attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses, and brokerage, consultant, accountant, and other customary fees.

“Non-Consenting Lender” shall have the meaning set forth in Section 10.08.

“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.

“Non-Extending Lender” shall have the meaning set forth in Section 10.08.

“Non-Recourse Debt” shall mean Indebtedness:

(a)            as to which neither Parent nor any of its Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (ii) is directly or indirectly liable as a guarantor or otherwise; and

(b)           as to which the holders of such Indebtedness do not otherwise have recourse to the stock or assets of Parent or any of its Restricted Subsidiaries (other than the Equity Interests of any Unrestricted Subsidiary).

“Non-Recourse Financing Subsidiary” shall mean any Subsidiary of Parent that (a) has no Indebtedness other than Non-Recourse Debt and (b) engages in no activities other than those relating to the financing of specified assets and other activities incidental thereto; provided that neither the Company nor any of its Subsidiaries shall be a “Non-Recourse Financing Subsidiary”.

“Obligations” shall mean the unpaid principal of and interest on (including interest accruing after the maturity of the Term Loans and interest accruing after the filing of any petition of bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), the Term Loans, and all other obligations and liabilities of the Borrowers to any Agent or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which arise under this Agreement or any other Loan Document, whether on account of principal, interest, reimbursement obligations, fees, indemnities, out-of-pocket costs, and expenses (including all fees, charges and disbursements of counsel to any Agent or any Lender that are required to be paid by the Borrowers pursuant hereto or under any other Loan Document) or otherwise.

“Officer” shall mean, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Director, any Manager, any Managing Member or any Vice-President of such Person.

“Officer’s Certificate” shall mean a certificate signed on behalf of a Borrower or Parent (or such other applicable Person) by an Officer of a Borrower or Parent (or such other applicable Person), respectively.

“On-line Tracking Data” shall mean any information or data collected in relation to on-line activities that can reasonably be associated with a particular user or computer or other device.

“Other Taxes” shall mean any and all present or future court stamp, mortgage, intangible, recording, filing or documentary taxes or any other similar, charges or similar levies arising from any payment made under this Agreement or any Loan Document or from the execution, performance, delivery, registration of or enforcement of this Agreement or any other Loan Document excluding, in each case, any such Tax resulting from an Assignment and Acceptance or transfer or assignment to or designation of a new applicable lending office or other office for receiving payments under any Loan Document (an “Assignment Tax”) but only if (a) such Assignment Tax is imposed as a result of a present or former connection of the assignor or assignee with the jurisdiction imposing such Assignment Tax (other than any connection arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any transaction pursuant to or enforced any Loan Documents or sold or assigned an interest in any Term Loan or Loan Documents or any transactions contemplated thereby) and (b) such Assignment Tax does not arise as a result of an assignment (or designation of a new applicable lending office) pursuant to a request by the Borrower under Section 10.02.

“Own Funds” shall have the meaning set forth in Section 9.06.

“Parent” shall have the meaning set forth in the first paragraph of this Agreement.

“Parent Bankruptcy Event” shall mean (a) any Parent Guarantor (i) commences a voluntary case or procedure or (ii) consents to the entry of an order for relief against it in an involuntary case or (b) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against any Parent Guarantor, (ii) appoints a receiver, trustee, liquidator, provisional liquidator, custodian, conservator or other similar official of any Parent Guarantor for all or substantially all of the property of any Parent Guarantor, or (iii) orders the liquidation of any Parent Guarantor, and in each case under clause (b) the order or decree remains unstayed and in effect for sixty (60) consecutive days.

“Parent Change of Control” shall mean the occurrence of any of the following:

1.             the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Parent and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)), together with Rating Decline; or

2.             the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above)) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Parent (measured by voting power rather than number of shares), other than (A) any such transaction where the Voting Stock of Parent (measured by voting power rather than number of shares) outstanding immediately prior to such transaction constitutes or is converted into or exchanged for a majority of the outstanding shares of the Voting Stock of such Beneficial Owner (measured by voting power rather than number of shares), or (B) any merger or consolidation of Parent with or into any Person (including any “person” (as defined above)) which owns or operates (directly or indirectly through a contractual arrangement) a Permitted Business (a “Permitted Person”) or a Subsidiary of a Permitted Person, in each case, if immediately after such transaction no Person (including any “person” (as defined above)) is the Beneficial Owner, directly or indirectly, of more than 50% of the total Voting Stock of such Permitted Person (measured by voting power rather than number of shares), together with a Rating Decline; provided that the occurrence of the Airline/Parent Merger shall not be deemed to constitute a Parent Change of Control;

Notwithstanding the preceding or any provision of Rule 13d-3 of the Exchange Act (or any successor provision), a Person or group shall not be deemed to beneficially own securities subject to an equity or asset purchase agreement, merger agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the transactions contemplated by such agreement.

“Parent Company” shall mean, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Parent Guarantors” shall have the meaning set forth in the first paragraph of this Agreement.

“Parent Security Agreement” shall mean that certain Parent Security Agreement, dated as of the Closing Date, among the Parent Guarantors and the Master Collateral Agent.

“Parent Subsidiary” shall mean each Subsidiary of Parent other than the Borrower Parties; provided that the term “Parent Subsidiary” shall not include any Subsidiary of Parent that is a Subsidiary solely because it is a Variable Interest Entity.

“Parent Subsidiary Guarantor” shall mean each Subsidiary of Parent (other than United, a Borrower or a Company Subsidiary Guarantor) that is not an Excluded Subsidiary. Each Parent Subsidiary Guarantor as of the Closing Date is set forth on Schedule 1.01(b).

“Participant” shall have the meaning given such term in Section 10.02(d).

“Participant Register” shall have the meaning given such term in Section 10.02(d).

“Patriot Act” shall mean the USA Patriot Act, Title III of Pub. L. 107-56, signed into law on October 26, 2001 and any subsequent legislation that amends or supplements such Act or any subsequent legislation that supersedes such Act.

“Payment Account” shall have the meaning given such term in Section 5.18(a).

“Payment Date” shall mean (a) the 20th calendar day of March, June, September and December of each year, or if such day is not a Business Day, the next succeeding Business Day, commencing September 21, 2020 and (b) each Termination Date.

“Payment Date Statement” shall mean a written statement substantially in the form attached hereto as Exhibit E setting forth the amounts to be paid pursuant to Section 2.10(b) on the related Payment Date.

“Payroll Accounts” shall mean depository accounts used only for payroll.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.

“Peak Debt Service Coverage Ratio” shall mean, with respect to any Determination Date, the ratio obtained by dividing (i) the sum of (x) the aggregate amount of Collections deposited to the Collection Account during the related Quarterly Reporting Period and (y) Cure Amounts deposited to the Collection Account on or prior to such Determination Date (and which remain on deposit in the Collection Account on such Determination Date) by (ii) the Maximum Quarterly Debt Service for such Determination Date; provided, however, that any amounts due during a Quarterly Reporting Period but deposited into the Collection Account no later than the Determination Date related to such Quarterly Reporting Period may at the Company’s option upon notice to the Master Collateral Agent and the Administrative Agent, be treated as if such amounts were on deposit in the Collection Account as of the end of such Quarterly Reporting Period and if so treated, such amounts shall not be considered Collections for any other Payment Date for purposes of the Peak Debt Service Coverage Ratio calculation.

“Peak Debt Service Coverage Ratio Test” shall be satisfied as of any Determination Date if the Peak Debt Service Coverage Ratio is not less than (A) so long as the DSCR Step-up Period is not in effect, (i) for the Determination Dates in September 2020, December 2020 and March 2021, 0.75 to 1.0; (ii) for the Determination Dates in June 2021, September 2021 and December 2021, 1.0 to 1.0; (iii) for the Determination Dates in March 2022 and June 2022, 1.5 to 1.0; and (iv) for any Determination Date thereafter, 2.0 to 1.0 and (B) for any Determination Date on which a DSCR Step-up Period is in effect, 2.0 to 1.0.

“Permitted Acquisition Loyalty Program” shall mean a Loyalty Program owned, operated or controlled, directly or indirectly by a Specified Acquisition Subsidiary or any of its Subsidiaries, or principally associated with such Specified Acquisition Subsidiary or any of its Subsidiaries, so long as (a) the MileagePlus Program is the primary Loyalty Program for United Airlines, and (b) the Specified Acquisition Subsidiary’s Loyalty Program is operated so that it is not more competitive, taken as a whole, to the MileagePlus Program (as determined by United in good faith).

“Permitted Business” (a) with respect to Parent and its Restricted Subsidiaries any business that is the same as, or reasonably related, ancillary, supportive or complementary to, the business in which Parent and its Restricted Subsidiaries are engaged on the date of this Agreement and (b) with respect to the Company and its Restricted Subsidiaries any business that is the same as, or reasonably related, ancillary, supportive or complementary to, the business in which Company and its Restricted Subsidiaries are engaged on the date of this Agreement.

“Permitted Disposition” shall mean any of the following:

(a)           the Disposition of Collateral permitted under the applicable Collateral Documents;

(b)           the licensing or sub-licensing or granting of similar rights of Intellectual Property or other general intangibles pursuant to any MileagePlus Agreement or as otherwise permitted by (or pursuant to) the IP Agreements;

(c)            the Disposition of cash or Cash Equivalents constituting Collateral in exchange for other cash or Cash Equivalents constituting Collateral and having reasonably equivalent value therefor;

(d)           to the extent constituting a Disposition, (i) the incurrence of Liens that are permitted to be incurred pursuant to Section 6.06 or (ii) the making of (x) any Restricted Payment that is permitted to be made, and is made, pursuant to Section 6.01 or (y) any Permitted Investment;

(e)            Dispositions in connection with any Intercompany Agreement or IP Agreement;

(f)            with respect to assets of any Loan Party other than IPB or any Aggregator Entity: (x) any Disposition of (I) obsolete, negligible, uneconomical, worn out or surplus property or (II) other property (including any leasehold property interest) that is no longer (A) economically practical in its business, (B) commercially desirable to maintain or (C) used or useful in its business, (y) any Disposition in the ordinary course of business of goods, inventory, or other assets and (z) any Disposition of immaterial assets;

(g)           with respect to assets of any Loan Party other than IPB or any Aggregator Entity, Dispositions of Collateral (x) among the Company Subsidiary Guarantors or (y) among the Parent Guarantors and Parent Subsidiary Guarantors (including any Person that shall become a Grantor simultaneous with such Disposition in the manner contemplated by Section 5.12):

(A)           such Collateral remains at all times subject to a Lien with the same priority and level of perfection as was the case immediately prior to such Disposition (and otherwise subject only to Permitted Liens) in favor of the Master Collateral Agent for the benefit of the Secured Parties following such Disposition,

(B)            concurrently therewith, the Grantors shall execute any documents and take any actions reasonably required to create, grant, establish, preserve or perfect such Lien in accordance with the other provisions of this Agreement or the Collateral Documents,

(C)            concurrently therewith or promptly thereafter, the Administrative Agent, for the benefit of the Secured Parties, and the Master Collateral Agent shall receive an Officer’s Certificate, with respect to the matters described in clauses (A) and (B) hereof and, if reasonably requested by the Administrative Agent, an opinion of counsel to the applicable Borrower (which may be in-house counsel) as to the validity and perfection of such Lien on the Collateral, in each case in form and substance reasonably satisfactory to the Administrative Agent,

(D)            concurrently with any Disposition of Collateral to any Person that shall become a Grantor simultaneous with such Disposition in the manner contemplated by Section 5.12, such Person shall have complied with the requirements of Section 5.12(a) and (b), and

(E)            the preceding provisions of clauses (A) through (D) shall not be applicable to any Disposition resulting from a merger or consolidation permitted by Section 6.10;

(h)           with respect to assets of any Loan Party other than IPB or any Aggregator Entity, the lease or sublease of assets and properties (and the termination of leases or subleases of assets and properties) in the ordinary course of business so long as such leases or subleases (x) do not relate to Intellectual Property (other than the IP Agreements) or MileagePlus Agreements and (y) do not interfere in any material respect with the business of the Borrowers and their Subsidiaries (taken as a whole);

(i)            foreclosures, condemnation, expropriation or any similar action on assets or other dispositions required by a Governmental Authority or casualty or insured damage to assets;

(j)            surrender or waive contractual rights and settle, release, surrender or waive contractual or litigation claims (or other Disposition of assets in connection therewith);

(k)            with respect to assets of any Loan Party other than IPB or any Aggregator Entity, the disposition or discount of inventory, accounts receivable, or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable, in each case other than in respect of (A) the Intercompany Agreements and (B) the MileagePlus Agreements;

(l)            the expiration of the following registered Intellectual Property:  (A) any copyright, the term of which has expired under applicable law; (B) any patent, the term of which has expired under applicable law, taking into account all patent term adjustments and extensions, and provided that all maintenance fees are paid; and (C) any trademark or service mark, the term of which has expired under applicable law because a declaration or statement of use to maintain the registration cannot be submitted to, or has been rejected by, the relevant governmental authority because such trademark or service mark is no longer in use; in each case, subject to the terms and conditions of the Management Agreement;

(m)          the settlement or unwinding of any Banking Product Obligations;

(n)           the issuance of directors’ qualifying shares and shares issued to non-U.S. nationals as required by applicable law; and

(o)           the sale of Miles in the ordinary course of business under the terms of the MileagePlus Agreements.

“Permitted Investments” shall mean:

1.             any Investment in Parent or in a Restricted Subsidiary of Parent;

2.             any Investment in cash, Cash Equivalents and any foreign equivalents;

3.             any Investment by Parent or any Restricted Subsidiary of Parent in a Person, if as a result of such Investment:

(i)            such Person becomes a Restricted Subsidiary of Parent; or

(ii)           such Person, in one transaction or a series of related and substantially concurrent transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Parent or a Restricted Subsidiary of Parent;

4.             any Investment made as a result of the receipt of non-cash consideration from a Disposition of assets;

5.             any acquisition of assets or Capital Stock in exchange for the issuance of Qualifying Equity Interests;

6.             any Investments received in compromise or resolution of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business of Parent or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (ii) litigation, arbitration or other disputes;

7.             Investments represented by Hedging Obligations;

8.             loans or advances to officers, directors or employees made in the ordinary course of business of Parent or any Restricted Subsidiary of Parent in an aggregate principal amount not to exceed $20.0 million at any one time outstanding;

9.             prepayment of any Term Loans in accordance with the terms and conditions of this Agreement;

10.           any guarantee of Indebtedness other than a guarantee of Indebtedness of an Affiliate of Parent that is not a Restricted Subsidiary of Parent;

11.           any Investment existing on, or made pursuant to binding commitments existing on, the Closing Date and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the Closing Date, including all MileagePlus Agreements; provided that the amount of any such Investment may be increased (i) as required by the terms of such Investment as in existence on the Closing Date or (ii) as otherwise permitted under this Agreement;

12.           Investments acquired after the Closing Date as a result of the acquisition by Parent or any Restricted Subsidiary of Parent of another Person, including by way of a merger, amalgamation or consolidation with or into Parent or any of its Restricted Subsidiaries in a transaction that is not prohibited by Section 6.10 hereof after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

13.           the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction; and any other Investment by Parent or a Subsidiary of Parent in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction;

14.            accounts receivable arising in the ordinary course of business;

15.           Investments in connection with outsourcing initiatives in the ordinary course of business; and

16.           Investments having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value other than a reduction for all returns of principal in cash and capital dividends in cash), when taken together with all Investments made pursuant to this clause (16) that are at the time outstanding, not to exceed 30% of the total consolidated assets of Parent and its Restricted Subsidiaries at the time of such Investment.

“Permitted Liens” shall mean:

1.            Liens securing the Priority Lien Debt, including pursuant to the Loan Documents, so long as such Indebtedness and such Liens are subject to the Collateral Agency and Accounts Agreement;

2.            Liens securing Junior Lien Debt; provided that such Liens secured by the Collateral shall (i) rank junior to the Liens secured by the Collateral securing the Obligations and (ii) be subject to a Junior Lien Intercreditor Agreement;

3.            Liens for taxes, assessments or governmental charges or claims that are not required to be paid pursuant to Section 5.02;

4.            Liens imposed by law, including carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

5.            Liens arising by operation of law in connection with judgments, attachments or awards which do not constitute an Event of Default hereunder;

6.            (i) any overdrafts and related liabilities arising from treasury, netting, depository and cash management services or in connection with any automated clearing house transfers of funds, in each case as it relates to cash or Cash Equivalents, if any, and (ii) Liens arising by operation of law or that are contractual rights of set-off in favor of the depository bank or securities intermediary in respect of any deposit or securities accounts;

7.            (i) leases and subleases by any Grantor as they relate to any Collateral and to the extent such leases or subleases (A) do not interfere in any material respect with the business of IPB and its Subsidiaries, taken as a whole, and (B) do not relate to Intellectual Property (other than the IP Agreements) or MileagePlus Agreements or (ii) licenses and sub-licenses and similar rights as they relate to any Collateral that is MileagePlus Intellectual Property (A) granted to any Person pursuant to any MileagePlus Agreements or Intercompany Agreements or (B) as otherwise expressly permitted by the IP Licenses and the Collateral Documents to be granted to any Person;

8.            salvage or similar rights of insurers, in each case as it relates to any Collateral, if any;

9.            Liens incurred in the ordinary course of business of Parent or any Restricted Subsidiary of Parent with respect to obligations that do not exceed in the aggregate $10.0 million at any one time outstanding;

10.            Liens granted by such Person under workmen’s compensation laws, health, disability or unemployment insurance laws, other employee benefit legislation, unemployment insurance legislation and similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness), leases or other obligations of a like nature to which such Person is a party, or Liens granted to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety, stay, customs, performance or appeal bonds to which such Person is a party, or deposits as security for the payment of rent or deposits made to secure obligations arising from contractual or warranty refunds or requirements, in each case incurred in the ordinary course of business, or letters of credit or bankers acceptances issued, and letters of credit or bank guaranties provided to support payment of the items in this clause (10);

11.            (i) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal, or similar bonds or with respect to other regulatory requirements in connection therewith or (ii) letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business;

12.            Liens existing on the Closing Date set forth on Schedule 1.01(c) (including, Liens securing any modifications, replacements, renewals, refinancings, or extensions of the Indebtedness or other obligations secured by such Liens);

13.            Liens arising from Uniform Commercial Code or any similar financing statement filings regarding operating leases or consignments entered into by a Borrower or any Restricted Subsidiary in the ordinary course of business;

14.            Liens (a) of a collection bank arising under Section 4-208 of the New York Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (b) other than in the case of IPB or Aggregator Entities, attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (c) in favor of banking or other financial institutions or other electronic payment service providers arising as a matter of law or customary contract encumbering deposits, including deposits in “pooled deposit” or “sweep” accounts (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;

15.            Liens consisting of an agreement to dispose of any property pursuant to a disposition permitted hereunder (or reasonably expected to be so permitted by the applicable Borrower at the time such Lien was granted);

16.            rights reserved or vested in any Person by the terms of any lease, license, franchise, grant, or permit held by any Borrower or any of the Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant, or permit, or to require annual or periodic payments as a condition to the continuance thereof, in each case so long as such rights (A) do not interfere in any material respect with the business of IPB and its Subsidiaries, taken as a whole, and (B) do not relate to Intellectual Property (other than the IP Agreements) or MileagePlus Agreements except as provided in the Collateral Documents;

17.            Liens on cash and Cash Equivalents that are earmarked to be used to satisfy or discharge Priority Lien Debt or Junior Lien Debt in connection with a permitted repayment thereof and in favor of the Master Collateral Agent (in the case of Priority Lien Debt) or the collateral agent, administrative agent or trustee in respect of such Junior Lien Debt; provided that (a) such cash and/or Cash Equivalents are deposited into an account from which payment is to be made, directly or indirectly, to the Person or Persons holding the Indebtedness that is to be satisfied or discharged, (b) such Liens extend solely to the account in which such cash and/or Cash Equivalents are deposited and are solely in favor of the Person or Persons holding the Indebtedness (or any agent or trustee for such Person or Persons) that is to be satisfied or discharged, and (c) the satisfaction or discharge of such Indebtedness is expressly permitted hereunder;

18.           with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by any Requirement of Law;

19.           purported Liens (other than Liens securing Indebtedness for borrowed money) evidenced by the filing of precautionary Uniform Commercial Code (or equivalent statute) financing statements or similar public filings;

20.           Liens arising in connection with Intercompany Agreements or the IP Agreements; and

21.           Liens (including all rights) of counterparties to MileagePlus Agreements arising under the terms thereof.

“Permitted Pre-paid Miles Purchases” shall mean Pre-paid Miles Purchases permitted by Section 6.02(b).

“Permitted Refinancing Indebtedness” shall mean any Indebtedness (or commitments in respect thereof) of Parent or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, extend, refinance, replace, defease or discharge other Indebtedness of Parent or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

1.             the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the original principal amount (or accreted value, if applicable) when initially incurred of the Indebtedness renewed, refunded, extended, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith and unused commitments); provided that with respect to any such Permitted Refinancing Indebtedness that is refinancing secured Indebtedness and is secured by the same collateral, the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness shall not exceed the greater of the preceding amount (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith and unused commitments) and the Fair Market Value of the assets securing such Permitted Refinancing Indebtedness;

2.             if such Permitted Refinancing Indebtedness has a maturity date that is after the latest maturity date of the Term Loans under the Credit Agreement (with any amortization payment comprising such Permitted Refinancing Indebtedness being treated as maturing on its amortization date) (except in the case of customary bridge loans which, subject only to customary conditions (which shall be limited to no payment or bankruptcy event of default), would either automatically be converted into or required to be exchanged for permanent refinancing that does not mature prior to the maturity date of the Indebtedness being renewed, refunded, extended, refinanced, replaced, defeased or discharged), such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity that is (A) equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, extended, refinanced, replaced, defeased or discharged or (B) more than sixty (60) days longer than the Weighted Average Life to Maturity of the then-outstanding Term Loans;

3.             if the Indebtedness being renewed, refunded, extended, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Term Loans, such Permitted Refinancing Indebtedness (A) is subordinated in right of payment to the Term Loans (take as a whole) on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being renewed, refunded, extended, refinanced, replaced, defeased or discharged or (B) is as otherwise approved by the Administrative Agent in its reasonable discretion;

4.             no Restricted Subsidiary that is not a Loan Party shall be an obligor with respect to such Permitted Refinancing Indebtedness unless such Restricted Subsidiary was an obligor with respect to the Indebtedness being renewed, refunded, extended, refinanced, replaced, defeased or discharged; and

5.             notwithstanding that the Indebtedness being renewed, refunded, refinanced, extended, replaced, defeased or discharged may have been repaid or discharged by Parent or any of its Restricted Subsidiaries prior to the date on which the new Indebtedness is incurred, Indebtedness that otherwise satisfies the requirements of this definition may be designated as Permitted Refinancing Indebtedness so long as such renewal, refunding, refinancing, extension, replacement, defeasance or discharge occurred not more than thirty-six (36) months prior to the date of such incurrence of Permitted Refinancing Indebtedness.

“Permitted Replacement MileagePlus Agreement” shall mean any MileagePlus Agreement entered into by any Parent Guarantor or the Company to replace any Significant MileagePlus Agreement (other than an Integrated Agreement) that has been (or will be) terminated, cancelled or expired; provided that:

(a)            the Rating Agency Condition has been met;

(b)            the counterparty to such Permitted Replacement MileagePlus Agreement shall have a corporate rating from at least two of S&P, Moody’s and Fitch of not lower than BBB, Baa2 and BBB, respectively;

(c)            the projected cash revenues (as determined in good faith by the Loan Parties) under such Permitted Replacement MileagePlus Agreement for the immediately succeeding 12 months shall equal no less than 85% of the actual cash revenues of the Significant MileagePlus Agreement that it is replacing for the 12 months preceding the termination of such Significant MileagePlus Agreement;

(d)           such Permitted Replacement MileagePlus Agreement shall expressly permit the applicable Loan Party to pledge its rights thereunder to the Master Collateral Agent;

(e)            such Permitted Replacement MileagePlus Agreement shall have confidentiality obligations that are not materially more restrictive (taken as a whole) than the confidentiality obligations in the Significant MileagePlus Agreements in existence on the date hereof (as determined in good faith by the Loan Parties); and

(f)            such Permitted Replacement MileagePlus Agreement shall not have a scheduled termination date prior to the Latest Maturity Date.

It being acknowledged and agreed that so long as the conditions in clauses (a) through (f) of this definition are satisfied, an amendment and restatement, amendment and/or extension of a then existing Significant MileagePlus Agreement with an existing counterparty shall constitute a Permitted Replacement MileagePlus Agreement.

“Permitted Tax Restructuring” shall mean any reorganizations and other activities related to tax planning and tax reorganization entered into on or after the date hereof by Parent or it Restricted Subsidiaries so long as (a) such Permitted Tax Restructuring (i) does not impair the security interests of the Lenders and (ii) is otherwise not adverse to the Lenders, (b) after giving effect to such Permitted Tax Restructuring, the Loan Parties otherwise comply with Section 6.10, and (c) such transaction shall not involve the Borrowers or the Aggregator Entities. Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement shall be interpreted to prevent MPH I or MPI from converting to limited liability companies in order to be treated as disregarded entities for U.S. federal income tax purposes.

“Person” shall mean any natural person, corporation, division of a corporation, partnership, limited liability company, trust, joint venture, association, company, estate, unincorporated organization, Airport Authority or Governmental Authority or any agency or political subdivision thereof.

“Personal Data” shall mean (i) any information or data that alone or together with any other data or information can be used to identify, directly or indirectly, a natural person or otherwise relates to an identified or identifiable natural person and (ii) any other information or data considered to be personally identifiable information or data under applicable law.

“Plan” shall mean a Single Employer Plan or a Multiple Employer Plan that is a pension plan subject to the provisions of Title IV of ERISA, Sections 412 or 430 of the Code or Section 302 of ERISA.

“Pre-paid Miles Purchases” shall mean the sale by the Company of pre-paid Miles to a counterparty of a MileagePlus Agreement.

“Premium” shall mean any amounts under clauses (a), (b) or (c) of Section 2.21.

“Prime Rate” shall mean the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Priority Lien Cap” shall mean an amount equal to $6.8 billion.

“Priority Lien Debt” shall mean (i) the Term Loans; (ii) the notes issued under the Indenture; and (iii) any incremental Term Loans or other Indebtedness incurred or any additional notes issued under the Indenture, in each case, incurred or issued after the Closing Date, pursuant to and in accordance with Section 6.02(c).

“Priority Lien Debt Documents” shall mean any documents, instruments, notes, credit agreements, purchase agreements or other agreements entered into in connection with the incurrence or issuance of any Priority Lien Debt.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“Qualified Receivables Transaction” shall mean any transaction or series of transactions entered into by Parent or any of its Subsidiaries pursuant to which Parent or any of its Subsidiaries sells, conveys or otherwise transfers to (a) a Receivables Subsidiary or any other Person (in the case of a transfer by Parent or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of Parent or any of its Subsidiaries, and any assets related thereto including, without limitation, all Equity Interests and other investments in the Receivables Subsidiary, all collateral securing such accounts receivable, all contracts and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable, other than assets that constitute Collateral or proceeds of Collateral.

“Qualified Replacement Assets” shall mean assets used or useful in the business of the Loan Parties that shall be Collateral.

“Qualifying Equity Interests” shall mean Equity Interests of Parent other than Disqualified Stock.

“Qualifying Note Debt” shall mean Indebtedness issued in a Capital Markets Offering by the Borrowers on or around the Closing Date or in connection with the primary syndication of the Term Loans.

“Quitclaim Agreement” shall mean that certain Intellectual Property Quitclaim Assignment, between the Company and United.

“Rating Agency” shall mean each nationally recognized statistical rating organization.

“Rating Agency Condition” shall mean, with respect to any then-existing Term Loans and any applicable action, the Borrowers have provided evidence to the Administrative Agent and the Collateral Administrator that each Rating Agency that has provided a rating for the Facility has provided a written confirmation that such action will not result in either (A) a withdrawal of its credit ratings on the then-existing Term Loans or (B) the assignment of credit rating on the then-existing Term Loans below the lower of (x) the then-current credit ratings on such Term Loans and (y) the initial credit ratings assigned to such Term Loans (in each case, without negative implications); provided that any time that there are no Term Loans rated by such a Rating Agency, references to any condition or requirement that the “Rating Agency Condition” shall have been satisfied shall have no effect and no such action shall be required.

“Rating Decline” shall mean with respect to the Term Loans, if, within 60 days after public notice of the occurrence of a Parent Change of Control (which period shall be extended so long as the rating of the Term Loans is under publicly announced consideration for possible downgrade by any Rating Agency), the rating of the Term Loans by each Rating Agency that has provided a rating for the Facility shall be decreased by one or more gradations; provided that a Rating Decline shall not be deemed to have occurred if such Rating Agencies have not expressly indicated that such downgrade is a result of such Parent Change of Control.

“Receivables Subsidiary” shall mean a Subsidiary of Parent which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of Parent (as provided below) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Parent or any Restricted Subsidiary of Parent (other than comprising a pledge of the Capital Stock or other interests in such Receivables Subsidiary (an “incidental pledge”), and excluding any Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction), (ii) is recourse to or obligates Parent or any Restricted Subsidiary of Parent in any way other than through an incidental pledge or pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction or (iii) subjects any property or asset of Parent or any Subsidiary of Parent (other than accounts receivable and related assets as provided in the definition of “Qualified Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction, (b) with which neither Parent nor any Subsidiary of Parent has any material contract, agreement, arrangement or understanding (other than pursuant to the Qualified Receivables Transaction) other than (i) on terms no less favorable to Parent or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Parent, and (ii) fees payable in the ordinary course of business in connection with servicing accounts receivable and (c) with which neither Parent nor any Subsidiary of Parent has any obligation to maintain or preserve such Subsidiary’s financial condition, other than a minimum capitalization in customary amounts, or to cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of a Parent will be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution of the Board of Directors of Parent giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Recovery Event” shall mean any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any Collateral.

“Refinanced Term Loans” shall have the meaning set forth in Section 10.08(a).

“Register” shall have the meaning set forth in Section 10.02(b)(iv).

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall have the meaning specified in Section 101(22) of the Comprehensive Environmental Response Compensation and Liability Act.

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Replacement Term Loans” shall have the meaning set forth in Section 10.08(a).

“Required Class Lenders” shall mean, at any time, Lenders holding more than 50% of the Term Loans (or Term Loan Commitments) of any Class.

“Required Deposit Amount” shall mean, with respect to any Quarterly Reporting Period and any date such amount is determined:

a)             for any Quarterly Reporting Period with respect to which (1) no Event of Default shall have occurred and be continuing and (2) the Deferred Accrual Conditions have been met,

i.	with respect to any day in the first calendar month of any Quarterly Reporting Period, one third of the Estimated Quarterly Payment Amount for such Quarterly Reporting Period;

ii.	with respect to any day in the second calendar month of any Quarterly Reporting Period, two thirds of the Estimated Quarterly Payment Amount for such Quarterly Reporting Period; and

iii.	with respect to any day in the third calendar month of any Quarterly Reporting Period and until the time when amounts are transferred to the Payment Account on the Allocation Date related to such Quarterly Reporting Period, the Estimated Quarterly Payment Amount for such Quarterly Reporting Period;

in the case of each of clause (a)(i) – (iii), calculated on the basis that the Scheduled Principal Amortization Amount for the related Payment Date is deemed to be zero (0), it being agreed that (1) on or prior to the applicable Determination Date, the Borrowers shall cause an amount equal to the Scheduled Principal Amortization Amount for the related Payment Date to be deposited into the Collection Account and (2) any amounts so deposited shall not constitute Cure Amounts, but shall be deemed to be Collections retained in the Collection Account;

b)            for any Quarterly Reporting Period with respect to which (1) no Event of Default shall have occurred and be continuing and (2) the Deferred Accrual Conditions have not been met,

i.	with respect to any day in the first calendar month of any Quarterly Reporting Period, one third of the Estimated Quarterly Payment Amount for such Quarterly Reporting Period;

ii.	with respect to any day in the second calendar month of any Quarterly Reporting Period, two thirds of the Estimated Quarterly Payment Amount for such Quarterly Reporting Period; and

iii.	with respect to any day in the third calendar month of any Quarterly Reporting Period and until the time when amounts are transferred to the Payment Account on the Allocation Date related to such Quarterly Reporting Period, the Estimated Quarterly Payment Amount for such Quarterly Reporting Period;

c)            for any Quarterly Reporting Period during an Early Amortization Period, so long as no Event of Default has occurred and is continuing, the Estimated Quarterly Payment Amount for such Quarterly Reporting Period; and

d)           for any date with respect to which an Event of Default shall have occurred and be continuing at such time, the Required Deposit Amount shall be the then outstanding principal amount and interest of the Term Loans.

For the avoidance of doubt, amounts resulting from the occurrence of possible contingent events shall not be included in the Required Deposit Amount.

“Required Lenders” shall mean, at any time, Lenders holding more than 50% of (a) until the funding of the Initial Term Loans, the Term Loan Commitments then in effect and (b) thereafter, the aggregate principal amount of all Term Loans outstanding. The outstanding Term Loans and Term Loan Commitments of any Defaulting Lender shall be disregarded in determining the “Required Lenders” at any time.

“Requirement of Law” shall mean, with respect to any Person, the common law and any federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, or requirements of, any Governmental Authority, in each case having the force of law and that are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Reserve Account” shall have the meaning set forth in Section 5.17(a).

“Reserve Account Required Balance” shall mean, with respect to any Payment Date, the aggregate amount for each Class of Term Loans equal to the Interest Distribution Amount due with respect to such Class of Term Loans on the related Payment Date.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” shall mean an Officer.

“Restricted Investment” shall mean an Investment other than a Permitted Investment.

“Restricted Payments” shall have the meaning set forth in Section 6.01(a).

“Restricted Subsidiary” of a Person shall mean any Subsidiary of such Person that is not an Unrestricted Subsidiary.

“S&P” shall mean Standard & Poor’s Ratings Services.

“Sale of a Grantor” shall mean, with respect to any Collateral, an issuance, sale, lease, conveyance, transfer or other disposition of the Capital Stock of the applicable Grantor that owns such Collateral other than (1) an issuance of Equity Interests by a Grantor to Parent or another Restricted Subsidiary of Parent, and (2) an issuance of directors’ qualifying shares.

“Sanctioned Country” shall mean, at any time, a country, territory or region which is itself the subject or target of any Sanctions, which as of the Closing Date include Crimea, Cuba, Iran, North Korea and Syria.

“Sanctioned Person” shall mean, at any time, (a) a Person which is subject or target of any Sanctions or (b) any Person owned or controlled by any such Person or Persons.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“Scheduled Principal Amortization Amount” shall mean, with respect to each Payment Date, the sum of (a) an amount equal to (i) $0 in the case of the Payment Date occurring September 21, 2020 and the next seven (7) Payment Dates occurring thereafter and (ii) $150,000,000, in the case of the Initial Amortization Date and each Payment Date occurring thereafter, as each such amount may be adjusted with respect to any prepayments applied to reduce Scheduled Principal Amortization Amounts in accordance with Section 2.12 or Section 2.13 prior to such Payment Date and as may be adjusted in connection with the incurrence of any Incremental Term Loans, Extended Term Loans or Replacement Term Loans plus (b) any unpaid Scheduled Principal Amortization Amounts from prior Payment Dates.

“SEC” shall mean the United States Securities and Exchange Commission.

“Section 1110” shall mean 11 U.S.C. Section 1110 of the Bankruptcy Code or any successor or analogous section of the federal bankruptcy law in effect from time to time.

“Secured Parties” shall mean the Agents and the Lenders.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Agreement” shall mean that certain Security Agreement, dated as of the Closing Date, among the Borrowers, the Company Subsidiary Guarantors and the Master Collateral Agent.

“Significant MileagePlus Agreement” shall mean (i) each Integrated Agreement, (ii) the Chase Co-Branded Agreement, (iii) the Visa Co-Branded Agreement, (iv) any Permitted Replacement MileagePlus Agreement and (v) as of any date, each other MileagePlus Agreement that generated Transaction Revenue equal to 15% or more of Transaction Revenue received over the twelve months prior to such date, in each case, as amended, restated, extended, replaced, supplemented, or otherwise modified from time to time as permitted by the Loan Documents.

“SOFR” shall mean, with respect to any day, the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“SOFR-Based Rate” shall mean SOFR, Compounded SOFR or Term SOFR.

“Software” shall mean all rights in (a) computer programs (whether in source code, object code, human readable or other forms), software implementation of algorithms, models and methodologies, development tools, and user interfaces and application programming interfaces, (b) all documentation, including user manuals, training materials, design notes and programmers’ notes in connection therewith, and (c) the content and information contained in any web site.

“Solvent” shall mean, for any Person, that (a) the fair market value of its assets (on a going concern basis) exceeds its liabilities, (b) it has and will have sufficient cash flow to pay its debts as they mature in the ordinary course of business and (c) it does not and will not have unreasonably small capital to engage in the business in which it is engaged and proposes to engage.

“Specified Acquisition Subsidiary” shall mean any Subsidiary (x) acquired by Parent or any of its Subsidiaries (other than any Borrower or a Company Subsidiary Guarantor) after the Closing Date or (y) which is an entity formed in connection with the acquisition of a Subsidiary or any other assets (including any business lines or divisions) from (or constituting) a commercial airline carrier or any of its Affiliates with a Loyalty Program, in each case so long as (a) a guarantee by such Subsidiary of the Obligations under the Credit Agreement is prohibited by applicable law, rule or regulation or by any contractual obligation, or require consent, approval, license or authorization from any other Person, including from a Governmental Authority or counterparty to any contract (unless such consent, approval, license or authorization has been received; provided that there shall be no obligation to obtain such consent) so long as (except in the case of a Subsidiary described in clause (y) above) such prohibition is not created in contemplation of such acquisition; (b) such Subsidiary has not guaranteed or pledged its assets to secure (nor has its equity been pledged to secure) any Indebtedness of Parent or any of its Subsidiaries (other than any other Specified Acquisition Subsidiary or any of its Subsidiaries); and (c) any Indebtedness of such Subsidiary is not guaranteed or secured by the assets of Parent or any of its Subsidiaries (other than any other Specified Acquisition Subsidiary or any of its Subsidiaries).

“Specified Domain Name” shall mean the mileageplus.eu domain name.

“Specified Ground Handling Subsidiary” shall mean any Subsidiary acquired or formed by Parent or any of its Subsidiaries (other than any Borrower or a Company Subsidiary Guarantor) after the Closing Date to maintain assets supporting (or otherwise constituting) the ground handling business of the Parent Guarantors, in each case as designated by the Parent.

“Specified Intellectual Property” means the Intellectual Property listed in a Collateral Document or Contribution Agreement as being Specified Intellectual Property.

“Specified Organization Documents” shall mean (i) the Limited Liability Company Agreement of the Company, dated as of the date hereof, (ii) the Second Amended and Restated Memorandum of Association of IPB, dated as of the date hereof, (iii) the Amended and Restated Memorandum of Association of Mileage Plus Intellectual Property UIP, Ltd., dated as of the date hereof, (iv) the Amended and Restated Memorandum of Association of Mileage Plus Intellectual Property Assets Holdings MIP, Ltd., dated as of the date hereof and (v) the Amended and Restated Memorandum of Association of Aggregator, dated as of the date hereof.

“Stated Maturity” shall mean, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Closing Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Statutory Reserve Rate” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Term Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in reserve percentage.

“Subject Company” shall have the meaning set forth in Section 6.10(a).

“Subsidiary” shall mean, with respect to any Person:

1.             any corporation, company, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof); and

2.             any partnership, joint venture or limited liability company of which (i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise and (ii) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Swap Contract” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, assessments, fees, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lender” shall mean each Lender having a Term Loan Commitment or, as the case may be, an outstanding Term Loan.

“Term Loan Commitment” shall mean the commitment of each Term Lender to make a Class of Term Loans hereunder and, in the case of the Initial Term Loans in an aggregate principal amount equal to the amount set forth under the heading “Initial Term Loan Commitment” opposite its name in Annex A hereto or in the Assignment and Acceptance pursuant to which such Lender became a party hereto. The aggregate amount of the Initial Term Loan Commitments is $3,000,000,000.

“Term Loan Facility Ratable Share” shall mean the Allocable Share with respect to the Term Loans.

“Term Loan Maturity Date” shall mean, (a) with respect to the Initial Term Loans that have not been extended pursuant to Section 2.28, June 20, 2027 and (b) with respect to the Extended Term Loans, the final maturity date therefor as specified in the Extension Offer accepted by the respective Term Loans (as the same may be further extended pursuant to Section 2.28).

“Term Loans” shall mean the Initial Term Loans, any Incremental Term Loans, any Extended Term Loans, any Refinanced Term Loans and any Replacement Term Loans, as applicable.

“Term SOFR” shall mean the forward looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Termination Date” shall mean the earlier to occur of (a) the Term Loan Maturity Date and (b) the date of acceleration of the Term Loans in accordance with the terms hereof.

“Third Party Processor” shall mean a third party provider or other third party that accesses, collects, stores, transmits, transfers, processes, discloses or uses Personal Data on behalf of a Borrower.

“Title 14” shall mean Title 14 of the U.S. Code of Federal Regulations, including Part 93, Subparts K and S thereof, as amended from time to time or any successor or recodified regulation.

“Title 49” shall mean Title 49 of the United States Code, which, among other things, recodified and replaced the U.S. Federal Aviation Act of 1958, and the rules and regulations promulgated pursuant thereto, and any subsequent legislation that amends, supplements or supersedes such provisions.

“Trade Secrets” shall mean confidential and proprietary information, including trade secrets (as defined under the Uniform Trade Secrets Act or the federal Defend Trade Secrets Act of 2016) and proprietary know-how, which may include all inventions (whether or not patentable), invention disclosures, methods, processes, designs, algorithms, source code, customer lists and data (including MileagePlus Customer Data), databases, compilations, collections of data, practices, processes, specifications, test procedures, flow diagrams, research and development, formulas.

“Transaction Documents” shall mean the Loan Documents, the IP Agreements the Intercompany Agreements, MileagePlus Intercompany Note, the Material MileagePlus Agreements, the Deeds of Undertaking, the Specified Organization Documents, the Equity Contribution Agreements and the Co-Brand Payment Rights Assignment.

“Transaction Revenue” shall mean, without duplication, (a) all cash revenues of the Borrowers and the Company Subsidiary Guarantors, (b) all payments to the Borrowers and any other Guarantors under the MileagePlus Agreements, other than the Integrated Agreements (it being agreed that revenues from MileagePlus Agreements with third-party counterparties that are airlines and/or their Subsidiaries or Affiliates that operate Loyalty Programs (other than Parent and its Subsidiaries) shall be net payments received from such third-party counterparties) and (c) all payments to the Borrowers and Company Subsidiary Guarantors under Intercompany Agreements and the IP Licenses. For the avoidance of doubt, none of (i) amounts deposited into the Collection Account to pre-fund the Aggregate Required Deposit Amount, (ii) payments made by any Borrower Party to any other Borrower Party (including payments made pursuant to the MPH License) or (iii) Cure Amounts shall constitute Transaction Revenue.

“Transactions” shall mean the execution, delivery and performance by the Loan Parties of this Agreement and the other Transaction Documents to which they may be a party, the creation of the Liens in the Collateral in favor of the Master Collateral Agent and the Collateral Administrator, in each case for the benefit of the Secured Parties, the borrowing of Term Loans and the use of the proceeds thereof.

“Treasury Rate” shall mean with respect to any prepayment date, the yield to maturity as of such prepayment date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two (2) Business Days prior to the prepayment date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the prepayment date to the third anniversary of the Closing Date (or if such period is shorter than the shortest period which such yield is so published or otherwise so publicly available, such shortest period).

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Unaffiliated Loyalty Programs” shall mean any Loyalty Program not operated, owned or controlled by the Company, the Parent Guarantors or any of their respective Subsidiaries and, in each case, not principally associated with the Company, the Parent Guarantors or any of their respective Subsidiaries.

“United” shall have the meaning set forth in the first paragraph of this Agreement.

“United Case Milestones” shall mean that, after the commencement of any institution of any proceeding under any Bankruptcy Law (the “Bankruptcy Case”) of any Parent Guarantor or Parent Subsidiary Guarantor:

(a)            each Loan Party shall continue to perform its respective obligations under the Loan Documents, the “Note Documents” as defined in the Indenture, the IP Agreements, the Intercompany Agreements, and all other Material MileagePlus Agreements to which such Loan Party is party (collectively, the “United Agreements”) and there shall be no material interruption in the flow of funds under the United Agreements in accordance with the terms thereunder; provided that (i) the performance by the Loan Parties under this clause (a) shall in all respects be subject to any applicable materiality qualifiers, cure rights and/or grace periods provided for under the respective United Agreements, and (ii) the Loan Parties shall have thirty (30) days from the Petition Date (as defined below) to cure any failure to perform that requires court authorization to perform;

(b)            the debtors in respect of the Bankruptcy Case (the “Debtors”) shall file with the applicable U.S. bankruptcy court (the “Bankruptcy Court”), within ten (10) days of the date of petition in respect of the Bankruptcy Case (the “Petition Date”), a customary and reasonable motion to assume all United Agreements under section 365 of title 11 of the United States Code, as heretofore and hereafter amended, 11 U.S.C. Section 101-1532 (the “Assumption Motion”), and shall thereafter pursue (including by contesting any objections to) the approval of the Assumption Motion;

(c)            the Bankruptcy Court shall have entered a customary and reasonable final order (the “Assumption Order”) granting the Assumption Motion, within sixty (60) days after the Petition Date, and such Assumption Order shall not be amended, stayed unless the party seeking a stay has posted a cash bond pledged in favor of the Secured Parties and the secured parties in respect of any other Priority Lien Debt (ratably, as determined by the relative priority of its Priority Lien Debt) (the “Cash Bond”) in an amount equal to or greater than the maximum amount of the License Termination Payment (as defined in the United Sublicense) that could be asserted if the United Sublicense were to terminate (without reduction for any potential mitigation), vacated, or reversed;

(d)            the parties agree and acknowledge that the Assumption Motion and Assumption Order shall be reasonable and customary and the Assumption Order shall provide, among other things, that: (i) the Debtors are authorized to assume and perform all obligations under the United Agreements and implement actions contemplated thereby and, pursuant to the Assumption Order will assume the United Agreements pursuant to section 365 of the Bankruptcy Code; (ii) the United Agreements are binding and enforceable against the parties thereto in accordance with their terms, without exception or amendment; (iii) any amounts payable under the United Agreements are actual and necessary costs and expenses of preserving the Debtors’ estates and shall be entitled to priority as an allowed administrative expenses of the Debtors pursuant to sections 503(b) and 507(a)(2) of the Bankruptcy Code; (iv) the Debtors must cure any defaults under the United Agreements as a condition to assumption; and (v) the Debtors are authorized to take any action necessary to implement the terms of the Assumption Order;

(e)            each of the Debtors and each other Loan Party (i) shall not take any action to materially interfere with the assumption of the United Agreements, or support any other Person to take any such action; and (ii) shall take all steps commercially reasonably necessary, to contest any action that would materially interfere with the assumption of the United Agreements, including, without limitation, litigating any objections and/ or appeals;

(f)            each of the Debtors and each other Loan Party (i) shall not file any motion seeking to avoid, disallow, subordinate, or recharacterize any obligation under the Loan Documents, the MileagePlus Intercompany Loan or any IP License and (ii) shall take all steps commercially reasonably necessary, to contest any action that would seek to avoid, disallow, subordinate, or recharacterize any obligation under the Loan Documents, the MileagePlus Intercompany Loan or any IP License, including, without limitation, litigating any objections and/or appeals;

(g)           in the event there is an appeal of the Assumption Order:

(i) if the appeal has not been dismissed within sixty (60) days, then (A) the Reserve Account Required Balance shall increase by the Lenders’ Term Loan Facility Ratable Share of $15.0 million per month (the “Monthly Additional Reserve”) as long as such appeal is pending, up to a cap of $300.0 million (the “Additional Reserve Cap”), and (B) such additional amounts accrued pursuant to clause (A) above shall be released to United within five (5) Business Days after the end of such appeal; and

(ii) the Debtors shall pursue a court order requiring any appellants to post a Cash Bond in an amount equal to $300.0 million, to an account held solely for the sole benefit of the Secured Parties and the secured parties in respect of any other Priority Lien Debt (ratably, as determined by the relative priority of its Priority Lien Debt);

(h)           the Bankruptcy Case shall not, and is not converted into, a case under chapter 7 of the Bankruptcy Code; and

(i)            any plan of reorganization filed or supported by any Debtor shall expressly provide for assumption of the United Agreements and reinstatement or replacement of each of the related guarantees, subject to applicable cure periods.

For the avoidance of doubt, notwithstanding the foregoing, during the pendency of and following any stay or appeal of the Assumption Order, each Loan Party must continue to perform all obligations under the United Agreements, including making any and all payments under the United Agreements in accordance with the terms thereof and as described above and, in the event of any such payment default (subject to any applicable cure or grace periods under the applicable United Agreements), nothing shall limit any of the Lenders’ rights and remedies including but not limited to any termination rights under the United Agreements.

Notwithstanding the foregoing, for the avoidance of doubt and without limiting the Loan Parties’ other rights and remedies, during the sixty (60) day period following the Petition Date, the Loan Parties shall have the right to pay all obligations in cash and in full as if there has been an acceleration under this Agreement as though such filing constituted an Event of Default.

“United Sublicense” means the Intellectual Property Sublicense Agreement, dated as of the Closing Date among the Company, as licensor, United, as licensee and Parent and certain of its subsidiaries as guarantors, substantially in the form attached as Exhibit G-2.

“United Traveler Related Data” shall mean data (a) generated, produced or acquired as a result of the issuance, modification or cancellation of customer tickets from United or for flights on United or United Express, including data in or derived from “Passenger Name Records” (including name and contact information) associated with flights on United or United Express, and (b) regarding a customer’s flight-related experience, but excluding in the case of clause (a) information that would not be generated, produced or acquired in the absence of a Loyalty Program. For the avoidance of doubt, customer name and contact information is included in both MileagePlus Customer Data and United Traveler Related Data.

“United States Citizen” shall have the meaning set forth in Section 3.02.

“Unrestricted Subsidiary” shall mean any Subsidiary of Parent that is designated by the Board of Directors of Parent as an Unrestricted Subsidiary in compliance with Section 5.06 hereof pursuant to a resolution of the Board of Directors, but only if such Subsidiary:

1.             is not a Borrower Party;

2.             has no Indebtedness other than Non-Recourse Debt;

3.             except as permitted by Section 6.05 hereof, is not party to any agreement, contract, arrangement or understanding with Parent or any Restricted Subsidiary of Parent unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Parent or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Parent;

4.             is a Person with respect to which neither Parent nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

5.             has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Parent or any of its Restricted Subsidiaries; and

6.             does not own any assets or properties that constitute Collateral.

Notwithstanding the foregoing, (i) no Subsidiary may be designated an “Unrestricted Subsidiary” if, as a result of such designation, either (a) the assets of all Subsidiaries that are Immaterial Subsidiaries or Unrestricted Subsidiaries shall constitute, in the aggregate, more than 5.0% of the total assets of Parent and its Subsidiaries on a consolidated basis (determined as of the last day of the most recent fiscal quarter of Parent for which financial statements are available to the Administrative Agent pursuant to Section 5.01), or (b) the revenues of all Subsidiaries that are Immaterial Subsidiaries or Unrestricted Subsidiaries account for, in the aggregate, more than 5.0% of the total revenues of Parent and its Subsidiaries on a consolidated basis for the twelve (12) month period ending on the last day of the most recent fiscal quarter of Parent for which financial statements are available to the Administrative Agent pursuant to Section 5.01 and (ii) (x) CALFINCO Inc. and (y) Covia LLC shall not be Unrestricted Subsidiaries.

“Variable Interest Entity” shall mean any corporation, partnership, limited partnership, limited liability company, limited liability partnership or other entity that is consolidated under GAAP because Parent or a Restricted Subsidiary is considered the primary beneficiary of such entity in accordance with GAAP.

“Visa Co-Branded Agreement” shall mean the Amended and Restated Co-Branded Card Strategic Alliance Agreement dated September 11, 2015 by and among VISA U.S.A. Inc., United and the Company.

“Voting Stock” shall mean, with respect to any specified Person as of any date, the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing:

1.            the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

2.            the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended, the effects of any prepayments or amortization made on such Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“Withholding Agent” shall mean each Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02            Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, extended, amended and restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, unless expressly provided otherwise, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (f) “knowledge” or “aware” or words of similar import shall mean, when used in reference to the Borrowers or the Guarantors, the actual knowledge of any Responsible Officer, (g) the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including” and (h) all references to “in the ordinary course of business” of the Borrowers or any Subsidiary thereof means (i) in the ordinary course of business of, or in furtherance of an objective that is in the ordinary course of business of the Borrowers or such Subsidiary, as applicable, (ii) customary and usual in the industry or industries of the Borrowers and their respective Subsidiaries in the United States or any other jurisdiction in which the Borrowers or any Subsidiary does business, as applicable, or (iii) generally consistent with the past or current practice of the Borrowers or such Subsidiary, as applicable, or any similarly situated businesses in the United States or any other jurisdiction in which the Borrowers or any Subsidiary does business, as applicable. In the case of any cure or waiver under the Loan Documents, the Borrowers, the applicable Loan Parties, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default cured or waived pursuant to the Loan Documents shall be deemed to be cured and not continuing, it being understood that no such cure or waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

Section 1.03            Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Parent notifies the Administrative Agent that Parent requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies Parent that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Upon any such request for an amendment, Parent, the Required Lenders and the Administrative Agent agree to consider in good faith any such amendment in order to amend the provisions of this Agreement so as to reflect equitably such accounting changes so that the criteria for evaluating Parent’s consolidated financial condition shall be the same after such accounting changes as if such accounting changes had not occurred.

Section 1.04            Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.05            Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number.

Section 1.06            References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Loan Documents), and other contractual requirements shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements, modifications, restructurings, replacements, refinancings, renewals, or increases (in each case, where applicable, whether pursuant to one or more agreements or with different lenders or agents and whether provided under the original credit agreement or one or more other credit agreements, indentures, financing agreements or otherwise, including any agreement extending the maturity thereof, otherwise restructuring all or any portion of the Indebtedness thereunder, increasing the amount loaned or issued thereunder, altering the maturity thereof or providing for other Indebtedness), but only to the extent that such amendments, restatements, amendment, and restatements, extensions, supplements, modifications, replacements, restructurings, refinancings, renewals, or increases are not prohibited by any Loan Document; (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, or interpreting such Requirement of Law; and (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof.

Section 1.07            Exchange Rate.

(a)            Any amount specified in this Agreement (other than in Section 2) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the rate of exchange quoted by the Reuters World Currency Page for the applicable currency at 11:00 a.m. (London time) on such day (or, in the event such rate does not appear on any Reuters World Currency Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company, or, in the absence of such agreement, by reference to such publicly available service for displaying exchange rates as the Administrative Agent selects in its reasonable discretion).

(b)            For purposes of determining the Peak Debt Service Coverage Ratio, the amount of Indebtedness shall reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such Indebtedness.

(c)            Notwithstanding the foregoing, for purposes of determining compliance with Section 6 or the definitions of “Permitted Dispositions” “Permitted Investments” and “Permitted Liens” (and, in each case, other definitions used therein) with respect to the amount of any Indebtedness, Lien, disposition, Investment, Restricted Payment, Affiliate Transaction or other applicable transaction in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Lien is incurred or such disposition, Investment, Restricted Payment, Affiliate Transaction or other applicable transaction is made (so long as such Indebtedness, Lien, disposition, Investment, Restricted Payment, Affiliate Transaction or other applicable transaction at the time incurred or made was permitted hereunder). No Default or Event of Default shall arise as a result of any limitation or threshold set forth in Dollars in Section 7 being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the last day of the fiscal quarter immediately preceding the fiscal quarter in which such determination occurs or in respect of which such determination is being made.

(d)            Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Company’s prior written consent to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

Section 1.08            Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.09            Timing of Payment or Performance. Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty, or obligation is stated to be due or performance required on (or before) a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

Section 1.10            Certifications. All certifications to be made hereunder by an officer or representative of a Loan Party shall be made by such a Person in his or her capacity solely as an officer or a representative of such Loan Party, on such Loan Party’s behalf and not in such Person’s individual capacity.

Section 1.11            Compliance with Certain Sections. For purposes of determining compliance with Section 6, in the event that any Lien, Investment, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), Disposition, Restricted Payment, Affiliate Transaction, contractual requirement, or prepayment of Indebtedness meets the criteria of one, or more than one, of the “baskets” or categories of transactions then permitted pursuant to any clause or subsection of Section 6, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses at the time of such transaction or any later time from time to time, in each case, as determined by the Borrowers in their sole discretion at such time and thereafter may be reclassified by the Borrowers in any manner not expressly prohibited by this Agreement; provided that Incremental Term Loans and Refinanced Term Loans shall not be reclassified. With respect to (x) any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that do not require compliance with a financial ratio or test substantially concurrently with (y) any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that require compliance with a financial ratio or test, it is understood and agreed that the amounts in clause (x) shall be disregarded in the calculation of the financial ratio or test applicable to the amounts in clause (y).

Section 2.

AMOUNT AND TERMS OF CREDIT

Section 2.01            Commitments of the Lenders; Term Loans.

(a)            Initial Term Loan Commitments. Each Initial Lender severally, and not jointly with the other Initial Lenders, agrees, upon the terms and subject to the conditions herein set forth, to make a term loan denominated in Dollars (each an “Initial Term Loan” and collectively the “Initial Term Loans”) to the Borrowers on the Closing Date, in an aggregate principal amount not to exceed Term Loan Commitment for Initial Term Loans of such Initial Lender, which Initial Term Loans, collectively, shall constitute Term Loans for all purposes of the Agreement and shall be repaid in accordance with the provisions of this Agreement. Any amount borrowed under this Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed. Each Initial Lender’s Term Loan Commitment for Initial Term Loans shall terminate immediately and without further action on the Closing Date after giving effect to the funding by such Initial Lender of each Initial Term Loan to be made by it on such date.

(b)            Type of Borrowing. Each Lender at its option may make any Term Loan by causing any domestic or foreign branch, or Affiliate of, such Lender to make such Term Loan; provided that any exercise of such option shall not affect the joint and several obligation of the Borrowers to repay such Term Loan in accordance with the terms of this Agreement.

Section 2.02            [Intentionally Omitted].

Section 2.03            Requests for Loans. Unless otherwise agreed to by the Administrative Agent, to request the Initial Term Loans on the Closing Date, the Borrowers shall notify the Administrative Agent of such request by telephone not later than 2:00 p.m., one (1) Business Day before the Closing Date. Such telephonic Loan request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Loan Request signed by the Borrowers. Such telephonic and written request shall specify the aggregate amount of such Initial Term Loans.

Section 2.04            Funding of Term Loans. Each Initial Lender shall make each Initial Term Loan to be made by it hereunder on the Closing Date by wire transfer of immediately available funds by 12:00 p.m., or such earlier time as may be reasonably practicable, to the account of the Administrative Agent most recently designated by the Administrative Agent for such purpose by notice to the Lenders. Upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent will make the proceeds of the Initial Term Loans available to the Borrowers by promptly crediting such proceeds so received, in like funds, to an account designated by the Borrowers in the applicable Loan Request.

Section 2.05            [Intentionally Omitted].

Section 2.06            [Intentionally Omitted].

Section 2.07            Interest on Term Loans.

(a)            Subject to the provisions of Section 2.08 and 2.09, each Term Loan shall bear interest (computed using the Day Count Fraction) at a rate per annum equal, during each Interest Period applicable thereto, to the LIBO Rate for such Interest Period plus the Applicable Margin.

(b)            Accrued interest on all Term Loans shall be payable in arrears on each Payment Date, on the Termination Date and thereafter on written demand and upon any repayment or prepayment thereof (on the amount repaid or prepaid).

Section 2.08            Default Interest. If any Borrower or any Guarantor, as the case may be, shall default in the payment of the principal of or interest on any Term Loan or in the payment of any other amount becoming due hereunder, whether at stated maturity, by acceleration or otherwise, the Borrowers or such Guarantor, as the case may be, shall on written demand of the Administrative Agent from time to time pay interest, to the extent permitted by law, on all overdue amounts up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed using the Day Count Fraction) equal to (a) with respect to the principal amount of any Term Loan, the rate then applicable for such Borrowings plus 2.0%, and (b) in the case of all other amounts, the Alternate Base Rate plus 2.0% (the “Default Rate”).

Section 2.09            Alternate Rate of Interest.

(a)            Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrowers may amend this Agreement to replace LIBO Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders; provided that, with respect to any proposed amendment containing any SOFR-Based Rate, the Lenders shall be entitled to object only to the Benchmark Replacement Adjustment contained therein. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of LIBO Rate with a Benchmark Replacement pursuant to this Section 2.09 will occur prior to the applicable Benchmark Transition Start Date.

(b)            In connection with the implementation of a Benchmark Replacement, the Administrative Agent, with the written consent of the Borrowers (not to be unreasonably withheld, delayed, denied or conditioned), will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c)            The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Required Lenders, as applicable, pursuant to this Section 2.09, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.09.

(d)            During any Benchmark Unavailability Period, all calculations of interest by reference to LIBO Rate hereunder shall instead be made by reference to the Alternate Base Rate.

Section 2.10            Repayment of Term Loans; Evidence of Debt.

(a)            The Term Loans, together with all other Obligations (other than contingent obligations not due and owing) shall, in any event, be paid in full no later than the Termination Date.

(b)            On each Payment Date prior to (i) the occurrence and continuance of a Borrower Bankruptcy Event or (ii) the occurrence and continuance of any other Event of Default with respect to which the Administrative Agent (at the direction of the Required Lenders) or the Master Collateral Agent (at the direction of the Required Debtholders) has provided the Borrowers with at least two (2) Business Days’ prior written notice that this clause (b) shall no longer apply, Available Funds in the Payment Account as of such Payment Date (based upon instructions in the Payment Date Statement furnished to it on the related Determination Date by the Borrowers) shall be distributed by the Collateral Administrator in the following order of priority:

(i)             first, (x) ratably to (i) so long as Wilmington Trust, National Association shall be serving as the Master Collateral Agent and Depositary, together with any amounts transferred to the Payment Account with respect to such Payment Date to pay such amounts, the Depositary and the Master Collateral Agent, Fees, costs, expenses, reimbursements and indemnification amounts due and payable to such Persons pursuant to the terms of the Loan Documents and (ii)  the Collateral Administrator and Collateral Custodian, the fees, costs, expenses, reimbursements and indemnification amounts due and payable to such Person pursuant to the terms of the Loan Documents, in an amount not to exceed the sum of (A) $200,000 in the aggregate per annum plus (B) the amount transferred into the Payment Account with respect to clause (x)(i) in such year and then (y) ratably to the Administrative Agent, Fees, costs, expenses, reimbursements and indemnification amounts due and payable to the Administrative Agent pursuant to the terms of the Loan Documents in an amount not to exceed $200,000 in the aggregate per Payment Date and then (z) ratably, to each other Person (other than Parent or any of its Subsidiaries) for the Term Loan Facility Ratable Share of the fees, expenses and other amounts due and owing to such Person by the Borrowers (to the extent not otherwise paid), including with respect to fees owed to any Independent Manager of IPB or any Aggregator Entity and the IP Manager, in an amount not to exceed $200,000 in the aggregate per Payment Date;

(ii)             second, to the Administrative Agent, on behalf of the Lenders, an amount equal to the Interest Distribution Amount with respect to such Payment Date minus the amount of interest paid by the Borrowers (including in connection with any prepayments pursuant hereto) after the immediately preceding Payment Date and prior to such Payment Date;

(iii)            third, to the Administrative Agent, on behalf of the Lenders, in an amount equal to the Scheduled Principal Amortization Amount due and payable on such Payment Date;

(iv)            fourth, to the Reserve Account, to the extent the amount on deposit in the Reserve Account is less than the Reserve Account Required Balance;

(v)            fifth, to the extent not already paid, to the Administrative Agent, on behalf of the Lenders, as a reduction in the outstanding principal balance of the Term Loans, the amount of any outstanding mandatory prepayments required pursuant to Section 2.12 and any related Premium due with respect thereto;

(vi)            sixth, after the fifth anniversary of the Closing Date, any “AHYDO catch-up payments” on the Term Loans;

(vii)            seventh, without duplication, any Premium due and unpaid as of such Payment Date;

(viii)          eighth, to pay (x) ratably to (i) the Collateral Administrator, the Collateral Custodian and (ii) so long as Wilmington Trust, National Association should be serving as the Master Collateral Agent and Depositary, together with any amounts transferred to the Payment Account with respect to such Payment Date to pay such amounts, the Depositary and the Master Collateral Agent, and then (y) to the Administrative Agent, and then (z) any other Person (other than Parent and any of its Subsidiaries), including any Independent Director of IPB or any Aggregator Entity and the IP Manager, any additional Obligations due and payable to such Person on such Payment Date to the extent not paid pursuant to the limitations set forth in clause first above;

(ix)            ninth, if an Early Amortization Period was in effect as of the last day of the related Quarterly Reporting Period, then, to the Administrative Agent on behalf of the Lenders, as a reduction in the outstanding principal balance of the Term Loans, an amount equal to the Early Amortization Payment for such Payment Date;

(x)            tenth, to the extent any amounts are due and owing under any other Priority Lien Debt, to the Master Collateral Agent for further distribution to the appropriate Person pursuant to the Collateral Agency and Accounts Agreement; and

(xi)            eleventh, (i) if an Event of Default has occurred and is continuing, all remaining amounts shall be remitted to, and remain on deposit in, the Collection Account (and held under the sole control of the Master Collateral Agent) or (ii) if no Event of Default has occurred and is continuing, all remaining amounts shall be released to or at the direction of the Company.

For the avoidance of doubt, to the extent Available Funds with respect to any Payment Date are insufficient to pay amounts due hereunder to the Agents, Lenders or any other Person on such Payment Date, the Borrowers and, to the extent provided in Section 9 hereof, the Guarantors, are fully obligated to timely pay such amounts to the Agents, Lenders or other Persons.

(c)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Term Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)            The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Term Loan made hereunder, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof, which in all circumstances shall be consistent with the Register maintained pursuant to Section 10.02(c). The Borrowers shall have the right, upon reasonable notice, to request information regarding the accounts referred to in the preceding sentence.

(e)            The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section 2.10 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Term Loans in accordance with the terms of this Agreement.

(f)            Any Lender may request that Term Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall promptly execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns in a form furnished by the Administrative Agent and reasonably acceptable to the Borrowers. Thereafter, the Term Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.02) be represented by one or more promissory notes in such form payable to such payee and its registered assigns.

Section 2.11            [Intentionally Omitted].

Section 2.12            Mandatory Prepayment of Term Loans.

(a)            Within five (5) Business Days of either Borrower or its Restricted Subsidiaries receiving any Net Proceeds from the issuance or incurrence of any Indebtedness of the Borrowers or any of their Restricted Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.02), the Borrowers shall prepay the Term Loans in an aggregate amount equal to the Term Loan Facility Ratable Share of such Net Proceeds.

(b)            No later than ten (10) Business Days following the date of receipt by Parent or any of its Subsidiaries of any Net Proceeds in respect of any Recovery Event (in each case, in respect of Collateral) which Net Proceeds, together with the aggregate amount of Net Proceeds previously received from Recovery Events, are in excess of $10.0 million (the “Threshold Amount”, and all such Net Proceeds in excess of the Threshold Amount, “Excess Proceeds”), the Borrowers shall (i) give written notice to the Administrative Agent of such Recovery Event and (ii) offer to prepay the Term Loans in an aggregate amount equal to the Term Loan Facility Ratable Share of such Excess Proceeds in respect of such Recovery Event no later than the tenth (10th) Business Day following the date of receipt of such Net Proceeds; provided that so long as no Event of Default shall have occurred and be continuing at the time of receipt of such Net Proceeds, the Borrowers shall have the option to (x) invest such Net Proceeds within 365 days of receipt thereof in Qualified Replacement Assets or (y) repair, replace or restore the assets which are the subject of such Recovery Event; provided that (I) any Net Proceeds from such Recovery Event that are not invested within such 365- day period, together with any Net Proceeds that constitute Excess Proceeds, will constitute Excess Proceeds and (II) within ten (10) Business Days of the date of receipt of such Excess Proceeds (or earlier if the Borrowers so elect), the Borrowers shall prepay the Term Loans, in an aggregate amount equal to the Term Loan Facility Ratable Share of such Excess Proceeds. Any Lender may elect, by notice to the Administrative Agent at least two Business Days prior to the prepayment date, to decline all (but not less than all) of the prepayment of any Class of its Term Loans pursuant to this Section 2.12(b), in which case the aggregate amount of the prepayment that would have been applied to prepay such Term Loans but was so declined shall be retained by the Borrowers.

(c)            Within ten (10) Business Days of Parent or any of its Subsidiaries receiving any Net Proceeds as a result of any Contingent Payment Event under a MileagePlus Agreement, an IP Agreement or an Intercompany Agreement which Net Proceeds, together with the aggregate amount of Net Proceeds previously received from Contingent Payment Events, are in excess of $50.0 million, the Borrowers shall offer to prepay the Term Loans, in an aggregate amount equal to the Term Loan Facility Ratable Share of such Net Proceeds. Any Lender may elect, by notice to the Administrative Agent at least two Business Days prior to the prepayment date, to decline all (but not less than all) of the prepayment of any Class of its Term Loans pursuant to this Section 2.12(c), in which case the aggregate amount of the prepayment that would have been applied to prepay such Term Loans but was so declined shall be retained by the Borrowers.

(d)            Within ten (10) Business Days of Parent or any of its Subsidiaries receiving any Net Proceeds of a Permitted Pre-paid Miles Purchase which Net Proceeds, together with the aggregate amount of Net Proceeds previously received from Permitted Pre-paid Miles Purchases, are in excess of $300.0 million, the Borrowers shall prepay the Term Loans, in an aggregate amount equal to the Term Loan Facility Ratable Share of such excess Net Proceeds.

(e)            Within five (5) Business Days following the occurrence of a Parent Change of Control, the Borrowers shall offer to prepay all of each Lender’s Term Loans at a purchase price in cash equal to 101% of the aggregate principal amount of the Term Loans repaid. The repayment date shall be no later than thirty (30) days from the date such offer is made. Any Lender may elect, by notice to the Administrative Agent at least two (2) Business Days prior to the prepayment date, to decline all (but not less than all) of the prepayment of any Class of its Term Loans pursuant to this Section 2.12(e).

(f)            Amounts required to be applied to the prepayment of Term Loans pursuant to Section 2.12(a) through (e) shall be applied to prepay the scheduled amortization payments of the Term Loans on a pro rata basis. To the extent that such amounts are not applied on a Payment Date pursuant to Section 2.10(b), the Borrowers shall provide the Collateral Administrator with payment instructions setting forth the applicable amounts and payees in respect thereof. All prepayments under Section 2.12 shall be accompanied (inclusive of all Premiums owed on account of any such prepayment) by accrued but unpaid interest on the principal amount being prepaid to (but not including) the date of prepayment, plus any Fees (if any) included in, and any losses, costs and expenses, as more fully described in Section 2.15. Term Loans prepaid pursuant to Section 2.12 may not be reborrowed. To the extent that any amounts required to be applied as a prepayment pursuant to this Section 2.12 are on deposit in the Collection Account on any Allocation Date on which an Event of Default is not continuing, the portion of such amount allocated to the Term Loans pursuant to the Collateral Agency and Accounts Agreement of such amounts shall be applied as, Available Funds on such Payment Date pursuant to 2.10(b).

Section 2.13            Optional Prepayment of Term Loans.

(a)            The Borrowers shall have the right, from time to time, to prepay any Term Loans, in whole or in part, upon (i) telephonic notice (followed promptly by written or facsimile notice or notice by electronic mail) to the Administrative Agent or (ii) written or facsimile notice (or notice by electronic mail) to the Administrative Agent, in either case received by 1:00 p.m., on the date that is three (3) Business Days prior to the proposed date of prepayment; provided that each such partial prepayment, if any, shall be in an amount not less than $1.0 million and in integral multiples of $1.0 million.

(b)            Any prepayments under Section 2.13(a) shall be applied to prepay the scheduled amortization payments of the Term Loans on a pro rata basis. To the extent that such amounts are not applied on a Payment Date pursuant to Section 2.10(b), the Borrowers shall provide the Collateral Administrator with payment instructions setting forth the applicable amounts and payees in respect thereof. All prepayments under Section 2.13(a) shall be accompanied by accrued but unpaid interest on the principal amount being prepaid to (but not including) the date of prepayment, plus any Fees (if any), Premiums (if any), and any losses, costs and expenses, as more fully described in Sections 2.15 hereof. Term Loans prepaid pursuant to Section 2.13(a) may not be reborrowed.

(c)            Each notice of prepayment shall specify the prepayment date, the principal amount of the Term Loans to be prepaid and shall be irrevocable and commit the Borrowers to prepay such Term Loan in the amount and on the date stated therein; provided that the Borrowers may revoke any notice of prepayment under this Section 2.13 if such prepayment would have resulted from a refinancing or event or condition of any or all of the Obligations hereunder, which refinancing or event or condition shall not be consummated or shall otherwise be delayed. The Administrative Agent shall, promptly after receiving notice from the Borrowers hereunder, notify each Lender of the principal amount of the Term Loans held by such Lender which are to be prepaid, the prepayment date and the manner of application of the prepayment.

(d)            [Intentionally Omitted].

Section 2.14            Increased Costs.

(a)            If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement subject to Section 2.14(c)); or

(ii)            impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Term Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting into, continuing or maintaining any Eurodollar Term Loan (or of maintaining its obligation to make any such Term Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder with respect to any Eurodollar Term Loan (whether of principal, interest or otherwise), then, upon the request of such Lender, the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)            If any Lender reasonably determines in good faith that any Change in Law affecting such Lender or such Lender’s holding company regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Eurodollar Term Loan made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender such additional amount or amounts, in each case as documented by such Lender to the Borrowers as will compensate such Lender or such Lender’s holding company for any such reduction suffered; it being understood that to the extent duplicative of the provisions in Section 2.16, this Section 2.14(b) shall not apply to Taxes.

(c)            Solely to the extent arising from a Change in Law, the Borrowers shall pay to each Lender (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurodollar funds or deposits, additional interest on the unpaid principal amount of each Eurodollar Term Loan equal to the actual costs of such reserves allocated to such Term Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error) and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Term Loan Commitments or the funding of the Eurodollar Term Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Term Loan Commitment or Eurodollar Term Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Term Loan, provided that the Borrowers shall have received at least fifteen (15) days’ prior written notice (with a copy to the Administrative Agent, and which notice shall specify the Statutory Reserve Rate, if any, applicable to such Lender) of such additional interest or cost from such Lender. If a Lender fails to give written notice fifteen (15) days prior to the relevant Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(d)            A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.14 and the basis for calculating such amount or amounts shall be delivered to the Borrowers and shall be prima facie evidence of the amount due. The Borrowers shall pay such Lender the amount due within fifteen (15) days after receipt of such certificate.

(e)            Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section 2.14 for any increased costs or reductions incurred more than one hundred eighty (180) days prior to the date that such Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof. The protection of this Section 2.14 shall be available to each Lender regardless of any possible contention as to the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.

(f)            The Borrowers shall not be required to make payments under this Section 2.14 to any Lender if (A) a claim hereunder arises solely through circumstances peculiar to such Lender and which do not affect commercial banks in the jurisdiction of organization of such Lender generally, (B) the claim arises out of a voluntary relocation by such Lender of its applicable lending office (it being understood that any such relocation effected pursuant to Section 2.18 is not “voluntary”), or (C) such Lender is not seeking similar compensation for such costs to which it is entitled from its borrowers generally in commercial loans of a similar size.

(g)            Notwithstanding anything herein to the contrary, regulations, requests, rules, guidelines or directives implemented after the Closing Date pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act shall be deemed to be a Change in Law; provided that any determination by a Lender of amounts owed pursuant to this Section 2.14 to such Lender due to any such Change in Law shall be made in good faith in a manner generally consistent with such Lender’s standard practice.

Section 2.15            Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Term Loan other than on a Payment Date (including as a result of the occurrence and continuance of an Event of Default), (b) the failure to borrow or prepay any Eurodollar Term Loan on the date specified in any notice delivered pursuant hereto, or (c) the assignment of any Eurodollar Term Loan other than on a Payment Date as a result of a request by the Borrowers pursuant to Section 2.18 or Section 10.08(d), then, in any such event, at the request of such Lender, the Borrowers shall compensate such Lender for the loss, cost and expense sustained by such Lender attributable to such event; provided that in no case shall this Section 2.15 apply to any payment pursuant to Section 2.10(b). Such loss, cost or expense to any Lender shall be deemed to include an amount reasonably determined in good faith by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Term Loan had such event not occurred, at the applicable rate of interest for such Term Loan (excluding, however the Applicable Margin included therein, if any), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, for the period that would have been the Interest Period for such Term Loan), over (ii) the amount of interest (as reasonably determined by such Lender) which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts (and the basis for requesting such amount or amounts) that such Lender is entitled to receive pursuant to this Section 2.15 shall be delivered to the Borrowers and shall be prima facie evidence of the amount due. The Borrowers shall pay such Lender the amount due within fifteen (15) days after receipt of such certificate.

Section 2.16            Taxes.

(a)            Any and all payments by or on account of any Obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes; provided that if any Indemnified Taxes or Other Taxes are required to be deducted or withheld from any amounts payable to any Agent or any Lender, as determined in good faith by the applicable Withholding Agent, then (i) the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions for any Indemnified Taxes or Other Taxes (including deductions for any Indemnified Taxes or Other Taxes applicable to additional sums payable under this Section 2.16), the applicable Agent, Lender or any other recipient of such payments (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Withholding Agent shall make such deductions or withholdings and (iii) the applicable Withholding Agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)            In addition, without duplication, but without limiting the provisions of the paragraph above, the Loan Parties, as applicable, shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)            Without duplication of amounts payable pursuant to Section 2.16(a) or 2.16(b), the Borrowers shall, jointly and severally, indemnify each Agent and each Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by or on behalf of or withheld or deducted from payments owing to such Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender, by the Administrative Agent on its own behalf or on behalf of a Lender, or by the Collateral Administrator or the Master Collateral Agent on its own behalf, shall be conclusive absent manifest error.

(d)            As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment to the extent available, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)            Each Lender shall, within ten (10) days after written demand therefor, indemnify the Administrative Agent, the Collateral Administrator and the Master Collateral Agent (to the extent the Administrative Agent, the Collateral Administrator or the Master Collateral Agent has not been reimbursed by the Borrowers) for the full amount of any Taxes imposed by any Governmental Authority that are attributable to such Lender and that are payable or paid by the Administrative Agent, the Collateral Administrator or the Master Collateral Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent, the Collateral Administrator or the Master Collateral Agent, respectively in good faith. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent, the Collateral Administrator or the Master Collateral Agent, as applicable, shall be conclusive absent manifest error.

(f)            Any Lender that is not a “United States Person” (as such term is defined in Section 7701(a)(30) of the Code) that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrowers are located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law and as reasonably requested by the Borrowers, such properly completed and executed documentation prescribed by applicable law or requested by the Borrowers as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender shall not be required to deliver any documentation pursuant to this Section 2.16(f) that such Lender is not legally able to deliver or that, other than in the case of forms specified in Section 2.16(g) in such Lender’s good faith judgement, would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(g)            (1) Without limiting the generality of the foregoing, each Lender that is not a “United States Person” (as such term is defined in Section 7701(a)(30) of the Code) shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter when the previously delivered certificates and/or forms expire, or upon request of the Borrowers or the Administrative Agent) whichever of the following is applicable:

(i)            two (2) properly completed and duly executed originals of the applicable Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor form), claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)            two (2) properly completed and duly executed originals of Internal Revenue Service Form W-8ECI (or any successor form),

(iii)            two (2) properly completed and duly executed originals of Internal Revenue Service Form W-8IMY (or any successor form), accompanied by Internal Revenue Service Form W-8ECI (or any successor form), the applicable Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor form), Internal Revenue Service Form W-9 (or any successor form), and/or other certification documents from each beneficial owner, as applicable,

(iv)            in the case of such Lender claiming the benefits of exemption for portfolio interest under Section 881(c) of the Code (the “Portfolio Interest Exemption”), (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (D) conducting a trade or business in the United States with which the relevant interest payments are effectively connected (such certificate, a “Certificate Re: Non-Bank Status”), or if such Foreign Lender is an entity treated as a partnership, an Internal Revenue Service Form W-8IMY (or any successor form), together with a Certificate Re: Non-Bank Status on behalf of any beneficial owners claiming the Portfolio Interest Exemption, and (y) two (2) properly completed and duly executed originals of the applicable Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E (or any successor form), or in the case of a Foreign Lender that is treated as a partnership, two (2) properly completed and duly executed originals of Internal Revenue Service Form W-8IMY (or any successor form), together with the appropriate Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E (or any successor form) on behalf of each beneficial owner claiming the Portfolio Interest Exemption, or

(v)            any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax and reasonably requested by the Borrowers or the Administrative Agent to permit the Borrowers to determine the withholding or required deduction to be made.

(h)            A Lender shall not be required to deliver any form or statement pursuant to this Section 2.16(g) that such Lender is not legally able to deliver.

(i)            Any Lender that is a “United States Person” (as such term is defined in Section 7701(a)(30) of the Code) shall deliver to the Administrative Agent and the Borrowers, on or prior to the date on which such Lender becomes a party to this Agreement (and from time to time thereafter when the previously delivered certificates and/or forms expire, or upon request of the Borrowers or the Administrative Agent), two (2) copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such Lender is entitled to an exemption from United States backup withholding tax.

(j)             If a payment made to a Lender under this Agreement or any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (j), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(k)            If an Agent or a Lender determines, in its sole discretion, reasonably exercised, that it has received a refund of any Taxes or Other Taxes from the Governmental Authority to which such Taxes or Other Taxes were paid and as to which it has been indemnified by one or more Loan Parties or with respect to which one or more Loan Parties has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to the applicable Loan Parties (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Parties under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender incurred in obtaining such refund (including Taxes imposed with respect to such refund) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Parties, upon the request of such Agent or such Lender, agrees to repay the amount paid over to such Loan Parties (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (k), in no event will any Agent or any Lender be required to pay any amount to the Borrowers pursuant to this paragraph (k) if, and then only to the extent, the payment of such amount would place such Agent or such Lender in a less favorable net after-Tax position than such Agent or such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.16(k) shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrowers or any other Person.

(l)            The Administrative Agent and the Collateral Administrator shall provide the Borrowers with two (2) properly completed and duly executed originals of, if it is a United States person (as defined in Section 7701(a)(30) of the Code), Internal Revenue Service Form W-9 certifying that it is exempt from U.S. federal backup withholding, and, if it is not a United States person, (1) Internal Revenue Service Form W-8ECI with respect to payments to be received by it as a beneficial owner and (2) Internal Revenue Service Form W-8IMY (together with required accompanying documentation) with respect to payments to be received by it on behalf of the Lenders, and shall update such forms periodically upon the reasonable request of the Borrowers.

Section 2.17            Payments Generally; Pro Rata Treatment.

(a)            The Borrowers shall make each payment or prepayment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.14 or 2.15, or otherwise) prior to 3:00 p.m., on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the reasonable discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, NY 10017, pursuant to wire instructions to be provided by the Administrative Agent, except that payments pursuant to Sections 2.14, 2.15 and 10.04 shall be made directly by the Borrowers to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. All payments hereunder shall be made in U.S. Dollars.

(b)            [Intentionally Omitted].

(c)            Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(d)            If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04, 8.04, 8.07 or 10.04(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(e)            Pro Rata Treatment.

(i)            Each payment by the Borrowers in respect of the Term Loans shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.

(ii)            Each payment (including each prepayment) by the Borrowers on account of principal of and interest on the Term Loans shall be made to the applicable Class or Classes of Term Loans pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Lenders.

Section 2.18            Mitigation Obligations; Replacement of Lenders.

(a)            If the Borrowers are required to pay any additional amount to any Lender under Section 2.14 or to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Term Loans hereunder, to assign its rights and obligations hereunder to another of its offices, branches or affiliates, to file any certificate or document reasonably requested by the Borrowers or to take other reasonable measures, if, in the judgment of such Lender, such designation, assignment, filing or other measures (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby, jointly and severally, agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. Nothing in this Section 2.18 shall affect or postpone any of the obligations of the Borrowers or the rights of any Lender pursuant to Section 2.14 or 2.16.

(b)            If, after the date hereof, any Lender requests compensation under Section 2.14 or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender becomes a Defaulting Lender, Non-Extending Lender or Non-Consenting Lender then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, (i) prepay such Lender’s outstanding Term Loans (on a non-pro rata basis), or (ii) require such Lender to assign, without recourse (in accordance with and subject to the restrictions contained in Section 10.02), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), in any case as of a Business Day specified in such notice from the Borrowers; provided that (i) such terminated or assigning Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts due, owing and payable to it hereunder at the time of such termination or assignment, from the assignee (to the extent of such outstanding principal and accrued interest and fees in the case of an assignment) or the Borrowers (in the case of all other amounts) and (ii) in the case of an assignment due to payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments.

Section 2.19            Certain Fees. The Borrowers shall, jointly and severally, pay (i) to the Administrative Agent and the Lead Arrangers, the fees to which each is respectively entitled as set forth in the Fee Letter, among the Lead Arrangers, the Borrowers, Parent and United, and the Administrative Agent Fee Letter, among the Administrative Agent, the Borrowers, Parent and United, each dated as of June 12, 2020 (together, the “Fee Letter”), and (ii) to the Collateral Administrator and the Master Collateral Agent the fees set forth in the Collateral Administrator and Master Collateral Agent Fee Letter, dated as of the date hereof (the “Collateral Administrator and Master Collateral Agent Fee Letter”), among the Collateral Administrator, the Master Collateral Agent and the Borrowers dated as of the date hereof, in each case at the times set forth therein. Other than the amounts to be paid on the Closing Date, all amounts due and owing pursuant to the Fee Letter shall be subject to the payment priorities set forth in Section 2.10(b).

Section 2.20            [Intentionally Omitted].

Section 2.21            Premium. Upon the occurrence of an Applicable Trigger Event, the Borrowers agree to pay to the Administrative Agent for the benefit of each Lender that holds an applicable Term Loan:

(a)            If such Applicable Trigger Event occurs prior to the third anniversary of the Closing Date, the Make-Whole Amount.

(b)            If such Applicable Trigger Event occurs on or after the third anniversary of the Closing Date, but prior to the fourth anniversary of the Closing Date, 4.0% of the amount prepaid or repaid (or deemed prepaid or repaid).

(c)            If such Applicable Trigger Event occurs on or after the fourth anniversary of the Closing Date, but prior to the fifth anniversary of the Closing Date, 2.0% of the amount prepaid or repaid (or deemed prepaid or repaid).

(d)            If such Applicable Trigger Event occurs on or after the fifth anniversary of the Closing Date, 0.0% of the amount prepaid or repaid (or deemed prepaid or repaid).

Any amounts payable in accordance with this Section 2.21 shall be presumed to be equal to the liquidated damages sustained by the Lenders as the result of the occurrence of the Applicable Trigger Event, and the Borrower agrees that it is reasonable under the circumstances currently existing. Any premium payable above, shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means in accordance with the terms hereof. THE LOAN PARTIES EXPRESSLY WAIVE (TO THE EXTENT PERMITTED BY APPLICABLE LAW) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Loan Parties expressly agree that (i) the premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (ii) the premium shall be payable notwithstanding the then prevailing market rates at the time payment is made, (iii) there has been a course of conduct between Lenders and the Borrowers giving specific consideration in the transaction for such agreement to pay the premium, (iv) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this Section 2.21 and Section 2.13, (v) the agreement to pay the premium is a material inducement to the Lenders to make the Term Loans, and (vi) the premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders as a result of such Applicable Trigger Event.

THE PREMIUM IS DEEMED TO CONSTITUTE LIQUIDATED DAMAGES, AND THE PARTIES HERETO (OTHER THAN THE COLLATERAL ADMINISTRATOR) EACH ACKNOWLEDGE AND AGREE THAT SUCH DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE AND THAT THE SETTLEMENT AMOUNT IS INTENDED TO BE A REASONABLE APPROXIMATION OF THE AMOUNT OF SUCH DAMAGES AND NOT A PENALTY.

Section 2.22            Nature of Fees. Except as otherwise specified in the Fee Letter or the Collateral Administrator and Master Collateral Agent Fee Letter, as applicable, all Fees shall be paid on the dates due, in immediately available funds, (a) to the Administrative Agent, as provided herein and in the Fee Letter or (b) the Collateral Administrator or Master Collateral Agent, as applicable, as provided in the Collateral Administrator and Master Collateral Agent Fee Letter, as applicable. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.23            Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default pursuant to Section 7.01(b), the Administrative Agent, the Master Collateral Agent, the Collateral Administrator, the Collateral Custodian and each Lender (and their respective banking Affiliates) are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final but excluding the Escrow Accounts and Excluded Accounts (as defined in the Security Agreement)) at any time held and other indebtedness at any time owing by the Administrative Agent, the Master Collateral Agent, the Collateral Administrator, the Collateral Custodian and each Lender (or any of such banking Affiliates) to or for the credit or the account of any Loan Party against any and all of any such overdue amounts owing under the Loan Documents, irrespective of whether or not the Administrative Agent, the Master Collateral Agent, the Collateral Administrator, the Collateral Custodian or such Lender shall have made any demand under any Loan Document; provided that in the event that any Defaulting Lender exercises any such right of setoff, (x) all amounts so set off will be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.26(d) and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender will provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender, the Master Collateral Agent, the Collateral Administrator, the Collateral Custodian and the Administrative Agent agree promptly to notify the Loan Parties after any such set-off and application made by such Lender, the Master Collateral Agent, the Collateral Administrator, the Collateral Custodian or the Administrative Agent (or any of such banking Affiliates), as the case may be, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender, the Master Collateral Agent, the Collateral Administrator, the Collateral Custodian and the Administrative Agent under this Section 2.23 are in addition to other rights and remedies which such Lender, the Administrative Agent, the Master Collateral Agent, the Collateral Administrator and the Collateral Custodian may have upon the occurrence and during the continuance of any Event of Default.

Section 2.24            Peak Debt Service Coverage Cure. To the extent that Collections received in the Collection Account with respect to any Quarterly Reporting Period are insufficient to satisfy the Peak Debt Service Coverage Ratio Test for such Quarterly Reporting Period, the Company may deposit, or cause to be deposited into the Collection Account, funds in an amount necessary to satisfy the Peak Debt Service Coverage Ratio Test for such Quarterly Reporting Period (such amounts, the “Cure Amounts”); provided that such deposit and deemed cures shall not occur more than five (5) times prior to the Term Loan Maturity Date and no more than two (2) times in any twelve (12) month period. To the extent that Cure Amounts are received in the Collection Account on or prior to the Determination Date with respect to the Quarterly Reporting Period in which such funds are necessary to satisfy the Peak Debt Service Coverage Ratio Test, Cure Amounts will be treated as Allocable Funds (but not as Collections) for such Quarterly Reporting Period. If Cure Amounts are deposited to the Collection Account after such Determination Date, such Cure Amounts shall constitute an Early Amortization Cure for the existing Early Amortization Event, but shall be treated as Allocable Funds (but not as Collections), for the Quarterly Reporting Period in which such funds were deposited.

Section 2.25            Payment of Obligations. Subject to the provisions of Section 7.01, upon the maturity (whether by acceleration or otherwise) of any of the Obligations under this Agreement or any of the other Loan Documents of the Loan Parties, the Lenders shall be entitled to immediate payment of such Obligations.

Section 2.26            Defaulting Lenders.

(a)            If at any time any Lender becomes a Defaulting Lender, then the Borrowers may replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.02(b) (with the assignment fee to be waived in such instance and subject to any consents required by such Section) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrowers to find a replacement Lender.

(b)            Any Lender being replaced pursuant to Section 2.26(a) shall (i) execute and deliver to the Administrative Agent, an Assignment and Acceptance with respect to such Lender’s outstanding Term Loan Commitments and Term Loans, and (ii) deliver any documentation evidencing such Term Loans to the Borrowers or the Administrative Agent. Pursuant to such Assignment and Acceptance, (A) the assignee Lender shall acquire all or a portion, as specified by the Borrowers and such assignee, of the assigning Lender’s outstanding Term Loan Commitments and Term Loans, (B) all obligations of the Borrowers owing to the assigning Lender relating to the Term Loan Commitments and Term Loans so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Acceptance (including, without limitation, any amounts owed under Section 2.15 due to such replacement occurring on a day other than a Payment Date), and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate documentation executed by the Borrowers, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Term Loan Commitments and Term Loans, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender; provided that an assignment contemplated by this Section 2.26(b) shall become effective notwithstanding the failure by the assigning Lender to deliver the Assignment and Acceptance contemplated by this Section 2.26(b), so long as the other actions specified in this Section 2.26(b) shall have been taken.

(c)            Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law, such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.08.

(d)            Any amount paid by the Borrowers or otherwise received by the Administrative Agent for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but shall instead be retained by the Administrative Agent in a segregated account until (subject to Section 2.26(f)) the termination of the Term Loan Commitments and payment in full of all obligations of the Borrowers hereunder and will be applied by the Collateral Administrator, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority:

first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent;

second, to the payment of the Default Interest and then current interest due and payable to the Lenders which are Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such interest then due and payable to them, third, to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them,

fourth, to pay principal then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them,

fifth, to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders, and sixth, after the termination of the Term Loan Commitments and payment in full of all obligations of the Borrowers hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

(e)            The Borrowers may terminate the unused amount of the Term Loan Commitment of any Lender that is a Defaulting Lender upon not less than five (5) Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Non-Defaulting Lenders thereof), and in such event the provisions of Section 2.26(d) will apply to all amounts thereafter paid by the Borrowers for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that (i) no Event of Default shall have occurred and be continuing and (ii) such termination shall not be deemed to be a waiver or release of any claim any Borrower, the Administrative Agent, or any Lender may have against such Defaulting Lender.

(f)            If the Borrowers and the Administrative Agent agree in writing that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the Non-Defaulting Lenders, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.26(d)), such Lender shall purchase at par such portions of outstanding Term Loans of the other Lenders, and/or make such other adjustments, as the Administrative Agent may determine to be necessary to cause the Lenders to hold Term Loans on a pro rata basis in accordance with their respective Term Loan Commitments, whereupon such Lender shall cease to be a Defaulting Lender and will be a Non-Defaulting Lender; provided that no adjustments shall be made retroactively with respect to fees accrued while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender shall constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(g)            Notwithstanding anything to the contrary herein, the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 8.05.

Section 2.27            Incremental Term Loans.

(a)            Borrowers Request. The Borrower may, by written notice to the Administrative Agent from time to time, request an increase to the existing Facility or one or more new term loan facilities (the commitments thereunder, the “Incremental Commitments” and the Term Loans thereunder, the “Incremental Term Loans”) in an amount not less than $25.0 million individually from one or more Incremental Lenders (which may include any existing Lender) willing to provide such Incremental Commitments in their sole discretion; provided that each Incremental Lender (which is not an existing Lender) shall be subject to the approval requirements of Section 10.02. Each such notice shall specify (i) the date (each, an “Increase Effective Date”) on which the Borrower proposes that the proposed Incremental Commitments shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter notice as agreed to by the Administrative Agent) and (ii) the identity of each Eligible Assignee to whom the Borrower proposes any portion of such Incremental Commitments be allocated and the amounts of such allocations (each provider of the Incremental Commitments referred to herein as an “Incremental Lender”); provided that any existing Lender approached to provide all or a portion of the proposed Incremental Commitments may elect or decline, in its sole discretion, to provide such Incremental Commitment.

(b)            Conditions. Any new Incremental Commitments shall become effective as of such Increase Effective Date provided that:

(i)            each of the conditions set forth in Section 4.02 shall be satisfied or waived by the Incremental Lenders on or prior to such Increase Effective Date;

(ii)            no Event of Default or Early Amortization Event shall have occurred and be continuing or would result from giving effect to the Incremental Commitments on, or the making of any Incremental Term Loans on, such Increase Effective Date;

(iii)            after giving effect to the Borrowing of the applicable Incremental Term Loans on the Increase Effective Date (and assuming such Borrowing on such date in the case of any delayed draw term loan), the aggregate outstanding principal amount of the Priority Lien Debt giving effect to any reductions of such outstanding amount including as a result of any voluntary prepayments, (including those pursuant to debt buybacks made by the Borrowers in an amount equal to the face value of such indebtedness), mandatory prepayments and amortization of Priority Lien Debt prior to such time, shall not exceed the Priority Lien Cap;

(iv)            the Rating Agency Condition has been satisfied;

(v)            the pro forma Peak Debt Service Coverage Ratio (calculated using the Maximum Quarterly Debt Service of the then existing Term Loans and the Incremental Term Loans) as of the immediately preceding Determination Date, immediately after giving effect to the making of the Incremental Term Loans shall be more than (A) so long as a DSCR Step-up Period is not in effect, (i) for any date of determination prior to the Determination Date occurring in March, 2022, 1.50:1.00, (ii) for any date of determination during the period beginning on or after the Determination Date occurring in March 2022 but excluding the Determination Date occurring in September 2022, 1.75:1.00 and (iii) for any date of determination occurring on or after the Determination Date in September 2022, 2.25:1.00 and (B) if a DSCR Step-up Period is in effect on any Determination Date, 2.25:1.00; and

(vi)            there is no action, proceeding, or investigation pending or threatened in writing against any Loan Party before any court or administrative agency that has a reasonable likelihood of adverse determination, which determination would reasonably be expected to result in a Material Adverse Effect.

(c)            Terms of Incremental Commitments. The terms and provisions of Term Loans made pursuant to any Incremental Commitments shall be as follows:

(i)            terms and provisions with respect to interest rates, maturity date and amortization schedule of Incremental Term Loans made pursuant to any Incremental Commitments shall be as agreed upon between the Borrower and the applicable Lenders providing such Incremental Term Loans (it being understood that the Incremental Term Loans may be part of the Initial Term Loans or any other Class of Term Loans);

(ii)            the Weighted Average Life to Maturity of any Term Loans made pursuant to Incremental Commitments shall be no shorter than the Weighted Average Life to Maturity of the existing Term Loans;

(iii)            the maturity date for such Term Loans shall be on or after the Latest Maturity Date;

(iv)            to the extent that the terms and provisions of Incremental Term Loans are not identical to an outstanding Class of Term Loans (except to the extent permitted by clauses (i), (ii) and (iii) above), such terms and conditions shall (A) be reasonably acceptable to the Administrative Agent or (B) not be materially more restrictive to the Borrower Parties (as determined in good faith by the Borrowers), when taken as a whole, than the terms of the then-outstanding Term Loans (except for (1) covenants, events of default and guarantees applicable only to periods after the Latest Maturity Date (as of the date of the incurrence of such Incremental Term Loans) and (2) subject to clause (vi), pricing, fees, rate floors, premiums, optional prepayment or redemption terms) unless the Lenders under the then-outstanding Term Loans, receive the benefit of such more restrictive terms; provided that in no event shall such Incremental Term Loans be subject to events of default resulting (either directly or through a cross-default or cross-acceleration provision) from the occurrence of any event described in the definition of “Parent Bankruptcy Event” (or the occurrence of any such event with respect to any Subsidiary of Parent other than any Borrower Party);

(v)            such Incremental Term Loans shall not be subject to any Guarantee by any Person other than a Loan Party and shall not be secured by a Lien on any asset other than any asset constituting Collateral (except to the extent that any additional collateral security is added to the Collateral to secure, and additional guarantees are added for the benefit of, the then-outstanding Term Loans); and

(vi)            the All-In Yield applicable to any Incremental Term Loans shall be determined by the Company and the applicable Lenders providing such Incremental Term Loans; provided that if the All-In Yield of any such Incremental Term Loans exceeds the All-In Yield on any then-existing Term Loans (calculated in the same manner and after giving effect to any amendment to interest rate margins applicable to such existing Term Loans after the Closing Date but immediately prior to the time of the making of such Incremental Term Loans) by more than 0.50%, the applicable margins applicable to such existing Term Loans shall be increased to the extent necessary so that the yield on such Term Loans is 0.50% less than the All-In Yield on such Incremental Term Loans (it being agreed that any increase in yield to such existing Term Loans required due to the application of a LIBO Rate or Alternate Base Rate floor on any Incremental Term Loans shall be effected solely through an increase in (or implementation of, as applicable) any LIBO Rate or Alternate Base Rate floor applicable to such existing Term Loans).

The Incremental Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by the Borrower, the Administrative Agent and each Incremental Lender making such Incremental Commitment, in form and substance satisfactory to each of them. The Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section 2.27. In addition, unless otherwise specifically provided herein, all references in the Loan Documents to Term Loans shall be deemed, unless the context otherwise requires, to include references to any Term Loans made pursuant to Incremental Commitments and this Agreement.

(d)            Making of New Term Loans. On any Increase Effective Date on which one or more Incremental Commitments becomes effective, subject to the satisfaction of the foregoing terms and conditions, each Incremental Lender holding such Incremental Commitment shall make an Incremental Term Loan to the Borrower in an amount equal to its Incremental Commitment.

(e)            Equal and Ratable Benefit. The Incremental Term Loans and Incremental Commitments established pursuant to this Section 2.27 shall constitute Term Loans and Term Loan Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents and shall, without limiting the foregoing, benefit equally and ratably from the security interests created by the Collateral Documents.

Section 2.28            Extension of Term Loans.

(a)            Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, a “Extension Offer”), made from time to time by the Borrowers to all Lenders holding Term Loans with like maturity date, on a pro rata basis (based on the aggregate Term Loan Commitments with like maturity date) and on the same terms to each such Lender, the Borrowers are hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in any such Extension Offers to extend the scheduled maturity date with respect to all or a portion of any outstanding principal amount of such Lender’s Term Loans and otherwise modify the terms of such Term Loans pursuant to the terms of the relevant Extension Offer (including, without limitation, by changing the interest rate or fees payable in respect of such Term Loan Commitments) (each, an “Extension”, and each group of Term Loans, as so extended, as well as the original Term Loans not so extended, being a “tranche of Term Loans”, and any Extended Term Loan shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were converted), so long as the following terms are satisfied or waived:

(i)            no Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the applicable Lenders (the “Extension Offer Date”);

(ii)            except as to interest rates, fees, scheduled amortization payments of principal and final maturity (which shall be as set forth in the relevant Extension Offer), the Term Loan of any Lender that agrees to an Extension with respect to such Term Loan extended pursuant to an Extension Amendment (an “Extended Term Loan”), shall be a Term Loan with the same terms as the original Term Loans; provided that (1) the permanent repayment of Extended Term Loans after the applicable Extension shall be made on a pro rata basis with all other Term Loans, except that the Borrowers shall be permitted to permanently repay any such tranche of Term Loans on a better than a pro rata basis as compared to any other tranche of Term Loans with a later maturity date than such tranche of Term Loans, (2) assignments and participations of Extended Term Loans shall be governed by the same assignment and participation provisions applicable to Term Loans, (3) the relevant Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of such Extension Amendment (immediately prior to the establishment of such Extended Term Loans), (4) Extended Term Loans may have call protection as may be agreed by the Borrowers and the applicable Lenders of such Extended Term Loans, (5) no Extended Term Loans may be optionally prepaid prior to the date on which all Term Loans with an earlier Term Loan Maturity Date are repaid in full, unless such optional prepayment is accompanied by a pro rata optional prepayment of such other Term Loans and (6) at no time shall there be Term Loans hereunder (including Extended Term Loans and any original Term Loans) which have more than five different maturity dates;

(iii)            all documentation in respect of such Extension shall be consistent with the foregoing; and

(iv)            any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrowers. For the avoidance of doubt, no Lender shall be obligated to accept any Extension Offer.

(b)            [Intentionally Omitted].

(c)            With respect to all Extensions consummated by the Borrowers pursuant to this Section 2.28, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.12 or Section 2.13 and (ii) each Extension Offer shall specify the minimum amount of Term Loans to be tendered, which shall be a minimum amount approved by the Administrative Agent (a “Minimum Extension Condition”). The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.28 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.12, 2.17 and 8.08) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.28.

(d)            The consent of the Administrative Agent shall not be required to effectuate any Extension. No consent of any Lender shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans (or a portion thereof), as applicable. All Extended Term Loans and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents (each, an “Extension Amendment”) with the Borrowers as may be necessary in order to establish new tranches or sub-tranches in respect of Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrowers in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.28.

(e)            In connection with any Extension, the Borrowers shall provide the Administrative Agent at least five (5) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.28.

Section 3.

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to make Term Loans hereunder, each Loan Party jointly and severally represents and warrants as follows:

Section 3.01            Organization and Authority. Each of the Loan Parties (a) is duly organized or incorporated, validly existing and in good standing (to the extent such concept is applicable in the applicable jurisdiction) under the laws of the jurisdiction of its organization or incorporation and is duly qualified and in good standing in each other jurisdiction in which the failure to so qualify would have a Material Adverse Effect and (b) has the requisite corporate or limited liability company power and authority to effect the Transactions, to own or lease and operate its properties and to conduct its business as now or currently proposed to be conducted.

Section 3.02            Air Carrier Status. United is an “air carrier” within the meaning of Section 40102 of Title 49 and holds a certificate under Section 41102 of Title 49. United holds an air carrier operating certificate issued pursuant to Chapter 447 of Title 49. United is a “citizen of the United States” as defined in Section 40102(a)(15) of Title 49 and as that statutory provision has been interpreted by the DOT pursuant to its policies (a “United States Citizen”). Each Loan Party possesses all necessary certificates, franchises, licenses, permits, rights, designations, authorizations, exemptions, concessions, frequencies and consents which relate to the conduct of its business and operations as currently conducted except where failure to so possess would not, in the aggregate, have a Material Adverse Effect.

Section 3.03            Due Execution. The execution, delivery and performance by the Loan Parties of each of the Transaction Documents to which it is a party:

(a)            are within the respective corporate or limited liability company powers of such Loan Party, have been duly authorized by all necessary corporate or limited liability company action, including the consent of shareholders or members where required, and do not (i) contravene the charter, memorandum and articles of association, by-laws or limited liability company agreement (or equivalent documentation) of such Loan Party, (ii) violate any applicable law (including, without limitation, the Securities Exchange Act of 1934) or regulation (including, without limitation, Regulations T, U or X of the Board), or any order or decree of any court or Governmental Authority, other than violations by a Loan Party which would not reasonably be expected to have a Material Adverse Effect, (iii) conflict with or result in a breach of, or constitute a default under, any material indenture, mortgage or deed of trust or any material lease, agreement or other instrument binding on a Loan Party or any of their properties, which, in the aggregate, would reasonably be expected to have a Material Adverse Effect, or (iv) result in or require the creation or imposition of any Lien upon any of the property of a Loan Party other than the Liens granted pursuant to this Agreement or the other Loan Documents (other than Permitted Liens); and

(b)            do not require the consent, authorization by or approval of or notice to or filing or registration with any Governmental Authority or any other Person, other than (i) the filing of financing statements under the UCC, (ii) the filings and consents contemplated by the Collateral Documents, (including appropriate filings with the U.S. Patent and Trademark Office), (iii) approvals, consents and exemptions that have been obtained on or prior to the Closing Date and remain in full force and effect, (iv) consents, approvals and exemptions that the failure to obtain in the aggregate would not be reasonably expected to result in a Material Adverse Effect and (v) routine reporting obligations. Each Transaction Document to which a Loan Party is a party has been duly executed and delivered by the Loan Parties party thereto. This Agreement and the other Transaction Documents to which any Loan Party is a party, are each a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.04            Statements Made.

(a)            The written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement (as modified or supplemented by other written information so furnished), together with the Annual Report on Form 10-K for 2019 of Parent and United filed with the SEC and all Quarterly Reports on Form 10-Q or Current Reports on Form 8-K that have been filed after December 31, 2019, by Parent or United, with the SEC (as amended), taken as a whole as of the Closing Date did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein not materially misleading in light of the circumstances in which such information was provided; provided that, with respect to projections, estimates or other forward-looking information the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(b)            The Annual Report on Form 10-K of Parent most recently filed with the SEC, and each Quarterly Report on Form 10-Q and Current Report on Form 8-K of Parent filed with the SEC subsequently and prior to the date that this representation and warranty is being made, did not as of the date filed with the SEC (giving effect to any amendments thereof made prior to the date that this representation and warranty is being made) contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not materially misleading.

Section 3.05            Financial Statements; Material Adverse Change.

(a)            The audited consolidated financial statements of Parent and its Subsidiaries for the fiscal year ended December 31, 2019, included in Parent’s Annual Report on Form 10-K for 2019 filed with the SEC, as amended, present fairly, in all material respects, in accordance with GAAP, the financial condition, results of operations and cash flows of Parent and its Subsidiaries on a consolidated basis as of such date and for such period.

(b)            Except as disclosed in Parent’s Annual Report on Form 10-K for 2019 or any report filed after December 31, 2019, by Parent on Form 10-Q or Form 8-K with the SEC, since December 31, 2019, there has been no Material Adverse Change.

Section 3.06            Ownership of Subsidiaries. As of the Closing Date, other than as set forth on Schedule 3.06, (a) each of the Persons listed on Schedule 3.06 is a wholly-owned, direct or indirect Subsidiary of Parent, and (b) Parent owns no other Subsidiaries, whether directly or indirectly.

Section 3.07            Liens. There are no Liens of any nature whatsoever on any Collateral other than Permitted Liens.

Section 3.08            Use of Proceeds. The proceeds of the Term Loans received on the Closing Date shall be used (a) to fund the Reserve Account, (b) to make the MileagePlus Intercompany Loan and (c) to pay transaction costs, fees and expenses as contemplated hereby and as referred to in Sections 2.19 and 2.20).

Section 3.09            Litigation and Compliance with Laws.

(a)            Except as disclosed in Parent’s Annual Report on Form 10-K for 2019 or any report filed by Parent on Form 10-Q or Form 8-K with the SEC after December 31, 2019, there are no actions, suits, proceedings or investigations pending or, to the knowledge of the Loan Parties, threatened against any Loan Party or any of their respective properties (including any properties or assets that constitute Collateral under the terms of the Loan Documents), before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that (i) are likely to have a Material Adverse Effect or (ii) could reasonably be expected to affect the legality, validity, binding effect or enforceability of the Loan Documents, the IP Agreements, the Intercompany Agreements or the MileagePlus Agreements or, in any material respect, the rights and remedies of the Secured Parties under the Loan Documents or in connection with the Transactions.

(b)            Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, each Loan Party to its knowledge is currently in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and ownership of its property.

Section 3.10            [Intentionally Omitted].

Section 3.11            [Intentionally Omitted].

Section 3.12            [Intentionally Omitted].

Section 3.13            Margin Regulations; Investment Company Act.

(a)            No Loan Party is engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board, “Margin Stock”), or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Term Loans will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock in violation of Regulation U of the Board.

(b)            No Loan Party is, or after the making of the Term Loans will be, or is required to be, registered as an “investment company” under the Investment Company Act of 1940, as amended. Neither the making of any Term Loan, nor the application of the proceeds of any Term Loan or repayment of any Term Loan by any Loan Party, nor the consummation of the other transactions contemplated by the Transaction Documents, will violate any provision of the Investment Company Act or any rule, regulation or order of the SEC thereunder.

Section 3.14            Ownership of Collateral.

(a)            Each Grantor has good title, leasehold, license or rights to use, all Collateral (other than Intellectual Property and data, which is addressed below in clause (b)) owned by it that is material to the conduct of the business of the Borrowers and their Restricted Subsidiaries taken as a whole, in each case free and clear of all Liens other than Permitted Liens.

(b)            Except for Intellectual Property and data that is not material, individually or in the aggregate, to the conduct of the business of the Borrowers and their Restricted Subsidiaries taken as a whole, each Grantor has good title to all Intellectual Property and data that is Collateral owned or purported to be owned by it, in each case free and clear of all Liens other than Permitted Liens, subject to the filing of assignments at the applicable intellectual property office for Intellectual Property contributed to the Borrowers and their Subsidiaries pursuant to the Contribution Agreements.

Section 3.15            Perfected Security Interests. The Collateral Documents, taken as a whole, are effective to create in favor of the Master Collateral Agent or the Collateral Administrator, as applicable, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in all of the Collateral to the extent purported to be created thereby, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. With respect to the Collateral as of the Closing Date, at such time as (a) financing statements in appropriate form are filed in the appropriate offices (and the appropriate fees are paid), (b) the execution of Account Control Agreements, and (c) the appropriate filings with the United States Patent and Trademark Office, are made, the Master Collateral Agent, for the benefit of the Secured Parties, shall have a first priority perfected security interest and/or mortgage (or comparable Lien) in all of such Collateral to the extent that the Liens on such Collateral may be perfected upon the filings, registrations or recordations or upon the taking of the actions described in clauses (a), (b) and (c) above, subject in each case only to Permitted Liens, and such security interest is entitled to the benefits, rights and protections afforded under the Collateral Documents applicable thereto (subject to the qualification set forth in the first sentence of this Section 3.15).

Section 3.16            Payment of Taxes. Each of Parent and its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed by it and has paid or caused to be paid when due all Taxes required to have been paid by it, except and solely to the extent that, in each case (a) such Taxes are being contested in good faith by appropriate proceedings or (b) the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 3.17            Anti-Corruption Laws and Sanctions. Parent has implemented and maintains in effect policies and procedures intended to ensure compliance by Parent, its Subsidiaries and, when acting in such capacity, their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Parent and its Subsidiaries are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of Parent, any of its Subsidiaries or to the knowledge of Parent any of their respective directors or officers is a Sanctioned Person.

Section 3.18            Provision and Accuracy of the MileagePlus Agreements; Sole Intercompany Agreements. Schedule 3.18 sets forth the name of each MileagePlus Agreement, each Material MileagePlus Agreement and Significant MileagePlus Agreement as of the Closing Date. Subject to the terms of any binding confidentiality restrictions or limitations imposed by applicable law, the Loan Parties have provided the Administrative Agent with a copy of each Material MileagePlus Agreement in existence on the Closing Date (it being agreed that each such copy may be redacted). After giving effect to any agreements, licenses or sublicenses terminated or cancelled on the Closing Date, other than the Intercompany Agreements and IP Agreements provided to the Administrative Agent prior to the Closing Date, no Loan Party is party to any material agreement, license or sublicense with any other Loan Party governing the MileagePlus Program.

Section 3.19            Representations Regarding the MileagePlus Agreements. With respect to each Material MileagePlus Agreement as of the Closing Date and on the initial date that a MileagePlus Agreement is designated as a “Material MileagePlus Agreement” on Schedule 3.18 (solely in respect of such Material MileagePlus Agreement) pursuant to Section 5.20:

(a)            (i) each Loan Party that is a party to such Material MileagePlus Agreement had full legal capacity to execute and deliver such MileagePlus Agreement and (ii) (x) such MileagePlus Agreement is in full force and effect and constitutes the legal, valid and binding obligation of the applicable Loan Party enforceable against such Loan Party in accordance with its terms, subject to usual and customary bankruptcy, insolvency and equity limitations and (y) such Material MileagePlus Agreement is not subject to, or the subject of any assertions in respect of, any material litigation, dispute or offset of the applicable Loan Party or its Subsidiaries;

(b)            to the knowledge of the Loan Parties, no default by any party thereto exists and no party thereto is delinquent in payment of any other amounts required to be paid thereunder that would be reasonably expected to result in a Material Adverse Effect;

(c)            such Material MileagePlus Agreement complies with, and will not violate, any applicable law except as would not be reasonably expected to result in a Material Adverse Effect;

(d)            except as disclosed to the Administrative Agent, such Material MileagePlus Agreement permits the Loan Parties to grant a security interest therein granted to the Master Collateral Agent pursuant to the Collateral Documents; and

(e)            as of the Closing Date, the Collateral includes substantially all of the revenues of the MileagePlus Program.

Section 3.20            Compliance with IP Agreements. Each Loan Party is in compliance in all material respects with the terms and conditions of each IP Agreement to which they are a party as of the Closing Date.

Section 3.21            Solvency; Fraudulent Conveyance. Both immediately before and immediately after giving effect to the Borrowings on the Closing Date, the fair value of the assets (on a going concern basis) of the Loan Parties (taken as a whole) is greater than the fair value of the liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the financial statements of such Person in accordance with GAAP) of the Loan Parties (taken as a whole), and the Loan Parties (taken as a whole)are Solvent. No Loan Party intends to incur, or believes that it has incurred, debts beyond its ability to pay such debts as they mature in the ordinary course of business. As of the Closing Date, no Loan Party is contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, provisional liquidator, conservator, trustee or similar official in respect of such Person or any of its assets. No Grantor is transferring any Collateral with any intent to hinder, delay or defraud any of its creditors. As of the Closing Date, no liquidation or dissolution of any Loan Party is pending or, to the knowledge of any such Person, threatened. As of the Closing Date, no receivership, insolvency, bankruptcy, reorganization or other similar proceedings relative to any Loan Party is pending, or to the knowledge of any such Person, threatened.

Section 3.22            Intellectual Property.

(a)            The Parent and its Restricted Subsidiaries have taken commercially reasonable measures to protect the confidentiality of the MileagePlus Customer Data and all Trade Secrets of Parent and its Restricted Subsidiaries included in the MileagePlus Intellectual Property (and any material Trade Secrets owned by any Person to whom any of Grantor or any of its Subsidiaries has a confidentiality obligation with respect to the MileagePlus Program), as determined in their commercially reasonable business judgment. No material portion of such MileagePlus Customer Data, and no material Trade Secrets have been disclosed by Parent and its Subsidiaries to any Person other than (i) pursuant to a written agreement restricting the disclosure and use thereof or (ii) MileagePlus Customer Data disclosed to members in the ordinary course of operating the MileagePlus Program. No current or former employee, contractor or consultant of Parent or its Subsidiaries or their Affiliates has any right, title or interest in or to any material MileagePlus Intellectual Property. All Persons (including any current or former employees, contractors or consultants) who have developed, created, conceived or reduced to practice any material MileagePlus Intellectual Property for Parent or any of its Subsidiaries has assigned all right, title and interest in and to all such MileagePlus Intellectual Property pursuant to a valid and enforceable written contract or by operation of law.

(b)            Except as would not be reasonably expected to result in a Material Adverse Effect, the Loan Parties have the right to use all of the Intellectual Property and data used in or necessary to carry on their businesses as currently conducted free and clear of any Liens (other than Permitted Liens), including MileagePlus Customer Data.

(c)            Except as would not be reasonably expected to result in a Material Adverse Effect, none of Parent or any of its Subsidiaries uses, distributes or makes available any Software that is licensed, provided or distributed under or otherwise governed by any open source license (including any “freeware” or “shareware” license or distribution model listed on https://opensource.org/licenses or any successor web site or any other license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or that is otherwise recognized or approved by the Open Source Initiative as an open source license or meeting the Free Software Definition (as promulgated by the Free Software Foundation) or that is otherwise recognized or approved by the Free Software Foundation as a free software license, any such license, an “Open Source License”, and any such Software, “Open Source Software”), or any Software that contains or is derived from, or linked, interfaced or integrated with, any Open Source Software, in any manner that would require any source code of any Software that is MileagePlus Intellectual Property, if distributed or made available by any of Parent’s Subsidiaries, to be disclosed, provided, made available, licensed for free, publicly distributed or dedicated to the public, or that would impose any limitation, restriction or condition on the use, distribution or licensing of any Software that is MileagePlus Intellectual Property. Except as would not be reasonably expected to result in a Material Adverse Effect, no Software that is MileagePlus Intellectual Property that any Loan Party owns or uses is subject to any Open Source License.

(d)            The Intellectual Property and data that has been contributed to the Borrowers and their Subsidiaries pursuant to the Contribution Agreements on the Closing Date includes material Intellectual Property and data necessary and required to operate the MileagePlus Program as operated on the Closing Date. As of the Closing Date, after such MileagePlus Intellectual Property has been so contributed, if Parent and the Company did not have the rights to such Intellectual Property and data granted to them under the IP Licenses, they (and their Subsidiaries (other than IPB)) would not be able to operate the MileagePlus Program as operated on the Closing Date (or operate any similar Loyalty Program).

Section 3.23            Privacy and Data Security.

(a)            Each applicable Loan Party maintains commercially reasonable privacy and data security policies. Except as would not be reasonably expected to result in a Material Adverse Effect, during the five (5) year period preceding the date hereof, each applicable Loan Party and each of its Restricted Subsidiaries and each of its Third Party Processors have been and, as of the date hereof, is in compliance with (i) all internal privacy policies and privacy policies contained on any websites maintained by or on behalf of each such Loan Party or such Subsidiary, and such policies are accurate, not misleading and consistent with the actual practices of the Company, (ii) all Data Protection Laws with respect to Personal Data, including Data Protection Laws anywhere in the United States, the State of California, the United Kingdom and the European Union and (iii) its contractual commitments and obligations regarding Personal Data.

(b)            Except as would not be reasonably expected to result in a Material Adverse Effect, the consummation of the transactions contemplated by this Agreement will not cause any Loan Party to be in violation or breach of any policy of any Loan Party, law of the United States or European Union or contractual agreement to which any Loan Party is a party, in each case with respect to Personal Data.

Section 4.

CONDITIONS OF LENDING

Section 4.01            Conditions Precedent to Closing. This Agreement shall become effective on the date on which the following conditions precedent shall have been satisfied (or waived by the Lenders in accordance with Section 10.08 and by the Administrative Agent):

(a)            Supporting Documents. The Administrative Agent shall have received with respect to the Loan Parties in form and substance reasonably satisfactory to the Administrative Agent:

(i)            to the extent available in the applicable jurisdiction, a certificate of the Secretary of State of the state of such entity’s incorporation or formation (other than in respect of any entity incorporated in the Cayman Islands), dated as of a recent date, as to the good standing of that entity and as to the charter documents on file in the office of such Secretary of State and a certificate of good standing issued by the Registrar of Companies dated as of a recent date in respect of each Loan Party incorporated, registered or formed in the Cayman Islands;

(ii)            a certificate of the Secretary or an Assistant Secretary (or similar officer), of such entity dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the certificate of incorporation, registration or formation and the memorandum and articles of association, by-laws or limited liability company or other operating agreement (as the case may be) (or equivalent constitutional documents) of that entity as in effect on the date of such certification, (B) that attached thereto is a true and complete copy of resolutions adopted by the board of directors, board of managers or members (or similar managing body) of that entity authorizing the Borrowings hereunder, the execution, delivery and performance in accordance with their respective terms of this Agreement, the other Loan Documents and any other documents required or contemplated hereunder or thereunder, and the granting of the Liens contemplated hereby or the other Loan Documents (in each case to the extent applicable to such entity), (C) that the certificate of incorporation, registration or formation (or equivalent constitutional documents ) of that entity has not been amended since the date of the last amendment thereto indicated on the certificate of the Secretary of State furnished pursuant to clause (i) above (if applicable), and (D) as to the incumbency and specimen signature of each officer of that entity executing this Agreement and the Loan Documents or any other document delivered by it in connection herewith or therewith (such certificate to contain a certification by another officer or similar authorized person of that entity as to the incumbency and signature of the officer signing the certificate referred to in this clause (ii)); and

(iii)            an Officer’s Certificate from Parent Guarantors and the Borrowers certifying (A) as to the truth in all material respects of the representations and warranties made by it contained in the Loan Documents as though made on the Closing Date, except to the extent that any such representation or warranty relates to a specified date, in which case as of such date (provided that any representation or warranty that is qualified by materiality, “Material Adverse Change” or “Material Adverse Effect” shall be true and correct in all respects as of the applicable date, before and after giving effect to the Transactions), (B) as to the absence of any event occurring and continuing, or resulting from the Transactions, that constitutes an Early Amortization Event or an Event of Default and (C) such other matters as agreed between the Borrowers and the Administrative Agent.

(b)            Term Loan Credit Agreement. Each party hereto shall have duly executed and delivered to the Administrative Agent this Agreement, including each Guarantor.

(c)            Security Agreements. The Loan Parties shall have duly executed and delivered to the Administrative Agent the Security Agreement, the Parent Security Agreement, the Cayman Share Mortgage and each of the IP Security Agreements, in each case in form and substance reasonably acceptable to the Administrative Agent and all financing statements in form and substance reasonably acceptable to the Administrative Agent, as may be required to grant an enforceable security interest in the applicable Collateral (subject to the terms hereof and of the other Loan Documents) in accordance with the UCC as enacted in all relevant jurisdictions, together with certificates, if any, representing the pledged Equity Interests accompanied by undated stock powers executed in blank to the extent required by the Security Agreement or the Parent Security Agreement.

(d)            Collateral Agency and Accounts Agreement. The Borrowers, the Collateral Administrator, the Depositary and the Master Collateral Agent shall have executed the Collateral Agency and Accounts Agreement.

(e)            Opinions of Counsel. The Administrative Agent, the Lenders, the Collateral Administrator and the Master Collateral Agent shall have received each of the following, dated as of the Closing Date, and in form and substance reasonably satisfactory to the Administrative Agent, the Lenders, the Collateral Administrator and the Master Collateral Agent:

(i)            a customary written opinion of David Olaussen, Senior Managing Counsel – Finance, Fleet & Loyalty for United;

(ii)            a customary written opinion of Kirkland & Ellis LLP, special New York counsel to the Loan Parties; and

(iii)            a customary written opinion of Walkers, special Cayman Islands counsel to the Secured Parties, including as to non-consolidation of IPB;

(iv)            a customary written opinion of Maples and Calder, special Cayman Islands counsel to the Loan Parties.

(f)            Account Control Agreements. The Administrative Agent shall have received fully executed copies of the Account Control Agreements with respect to the MPH Revenue Account, the Payment Account and the Reserve Account.

(g)            Payment of Fees and Expenses. The Borrowers shall have paid to the Agents, the Lead Arrangers and the Lenders the then unpaid balance of all accrued and unpaid Fees due, owing and payable under and pursuant to this Agreement, as referred to in Sections 2.19 and Section 2.20, and all reasonable and documented out-of-pocket expenses of the Administrative Agent (including reasonable attorneys’ fees of Mayer Brown LLP, Milbank LLP and Walkers) and the Collateral Administrator, the Master Collateral Agent, the Depositary and the Collateral Custodian (including reasonable attorneys’ fees of Seward & Kissel LLP) for which invoices have been presented at least three (3) Business Days prior to the Closing Date.

(h)            Lien Searches. The Administrative Agent shall have received copies of (i) UCC, tax and judgment lien searches, in each case as of a recent date that name any Loan Party (under their current and any previous names used within the last five years) and in such offices and the states (or other jurisdictions) of formation of such Persons or in which the chief executive office of each such Person is located together with copies of the financing statements (or similar documents) disclosed by such search, and (ii) lien searches of the United States Patent and Trademark Office and United States Copyright Office in respect of the MileagePlus Intellectual Property transferred by United or the Company pursuant to the Contribution Agreements on the Closing Date, in each case of (i) and (ii) accompanied by evidence reasonably satisfactory to the Administrative Agent that the Liens indicated in any such financing statement (or similar document) are in respect of a Permitted Lien.

(i)            Consents. All material governmental and third party consents and approvals necessary in connection with the financing contemplated hereby shall have been obtained, in form and substance reasonably satisfactory to the Administrative Agent, and be in full force and effect.

(j)            Representations and Warranties. All representations and warranties of the Loan Parties contained in this Agreement and the other Loan Documents executed and delivered on the date hereof or on the Closing Date shall be true and correct in all material respects on and as of the Closing Date, before and after giving effect to the Transactions, as though made on and as of such date (except to the extent any such representation or warranty by its terms is made as of a different specified date, in which case as of such specified date); provided that any representation or warranty that is qualified by materiality, “Material Adverse Change” or “Material Adverse Effect” shall be true and correct in all respects, as though made on and as of the applicable date, before and after giving effect to the Transactions.

(k)           No Early Amortization Event or Event of Default. Before and after giving effect to the Transactions, no Early Amortization Event or Event of Default shall have occurred and be continuing on the Closing Date.

(l)            Patriot Act. The Lenders shall have received at least three (3) days prior to the Closing Date all documentation and other information, including a Beneficial Ownership Certification, required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, that such Lenders shall have requested from any Loan Party at least seven (7) days prior to the Closing Date.

(m)          Solvency Certificate. The Administrative Agent shall have received a certificate of the chief financial officer or treasurer (or other comparable officer) of Parent certifying that the Loan Parties (taken as a whole) are, and will be immediately after giving effect to the Facilities, Solvent.

(n)          Direction of Payment. The Company and Parent Guarantors shall provide confirmation that (except as contemplated by Section 4.03(f)) a Direction of Payment has been delivered to each counterparty under a MileagePlus Agreement.

(o)          Transfer of MileagePlus Intellectual Property. The Borrowers shall provide copies of executed agreements evidencing the transfer of (i) the MileagePlus Intellectual Property owned by United or the Company and required to run the MileagePlus Program (excluding the Composite Marks, the Madrid IP, the Specified Domain Name and the Specified Intellectual Property) to IPB and (ii) the Madrid IP and Specified Domain Name to the Company, in each case pursuant to Contribution Agreements in form and substance reasonably satisfactory to the Administrative Agent.

(p)          Other Transaction Documents. The Administrative Agent shall have received a copy of each other Transaction Document duly executed and delivered by each of the parties thereto.

The execution by each Lender of this Agreement shall be deemed to be confirmation by such Lender that any condition relating to such Lender’s satisfaction or reasonable satisfaction with any documentation set forth in this Section 4.01 has been satisfied as to such Lender.

Section 4.02            Conditions Precedent to Each Loan. The obligation of the Lenders to make any Term Loans, including the Term Loans to be made on the Closing Date, is subject to the satisfaction (or waiver in accordance with Section 10.08) of the following conditions precedent:

(a)            Notice. The Administrative Agent shall have received a Loan Request pursuant to Section 2.03 with respect to such Borrowing.

(b)            Representations and Warranties. All representations and warranties of the Loan Parties contained in this Agreement and the other Loan Documents to which it is a party shall be true and correct in all material respects on and as of the date such Term Loan is made, before and after giving effect to Borrowing of such Term Loan, as though made on and as of such date (except to the extent any such representation or warranty by its terms is made as of a different specified date, in which case as of such specified date); provided that any representation or warranty that is qualified by materiality, “Material Adverse Change” or “Material Adverse Effect” shall be true and correct in all respects, as though made on and as of the applicable date, before and after giving effect to Borrowing of such Term Loan.

(c)            No Early Amortization Event or Event of Default. Before and after giving effect to the Borrowing of such Term Loan on a pro forma basis, no Early Amortization Event or Event of Default shall have occurred and be continuing on the date such Term Loan is made.

(d)           No Going Concern Qualification. On the date of such Term Loan hereunder, the opinion of the independent public accountants (after giving effect to any reissuance or revision of such opinion) on the most recent audited consolidated financial statements delivered by Parent pursuant to Section 5.01(a) shall not include a “going concern” qualification under GAAP as in effect on the date of this Agreement or, if there is a change in the relevant provisions of GAAP thereafter, any like qualification or exception under GAAP after giving effect to such change.

The acceptance by the Borrowers of each extension of credit hereunder shall be deemed to be a representation and warranty by the Borrowers that the conditions specified in Section 4.02 have been satisfied at that time.

Section 4.03            Conditions Subsequent.

(a)            Any assignment, pursuant to a Contribution Agreement, of MileagePlus Intellectual Property registered in the United States shall be filed in the applicable intellectual property office on or before the date that is thirty (30) days after Closing Date (as extendable automatically for not more than thirty (30) days without further consent to the extent the Borrowers are diligently pursuing satisfaction of the terms hereof, but such completion has been delayed as a result of events and conditions (e.g., natural disaster, pandemic) outside the control of the Borrowers); provided that such period may be extended to a later date as the Master Collateral Agent (acting at the direction of the Collateral Controlling Party) may agree. Any assignment, pursuant to a Contribution Agreement, of MileagePlus Intellectual Property registered outside the United States shall be filed in the applicable intellectual property office on or before the date that is one hundred and eighty (180) days after Closing Date (as extended automatically for not more than thirty (30) days without further consent to the extent the Borrowers are diligently pursuing satisfaction such filings, but such completion has been delayed as a result of events and conditions (e.g., natural disaster, pandemic) outside the control of the Borrowers); provided that such period may be extended to a later date as the Master Collateral Agent (acting at the direction of the Collateral Controlling Party) may agree.

(b)            On or before the date that is sixty (60) days after the Closing Date (as extended automatically for not more than thirty (30) days without further consent to the extent the Borrowers are diligently pursuing satisfaction of the terms hereof, but such completion has been delayed as a result of events and conditions (e.g., natural disaster, pandemic) outside the control of the Borrowers); provided that such period may be extended to a later date as the Master Collateral Agent (acting at the direction of the Collateral Controlling Party) may agree, IPB shall file an application with the United States Copyright Office to register the copyright in the MileagePlus X mobile application. IPB shall notify the Administrative Agent and the Master Collateral Agent within five (5) Business Days of filing such application, and shall take all reasonable actions necessary or advisable, or requested by the Master Collateral Agent to grant to the Master Collateral Agent a perfected security interest in such application for copyright registration.

(c)            On or before the date that is six (6) months after the Closing Date, or such later dated as agreed by the Master Collateral Agent (acting at the direction of the Collateral Controlling Party), United shall segregate, compile, host and maintain MileagePlus Customer Data on a database separate from the database containing United Traveler Related Data; provided that such period may be extended (i) by an additional one (1) month period upon written notice to the Master Collateral Agent by United certifying that it is diligently taking steps to complete such action and (ii) thereafter to a later date as the Master Collateral Agent (acting at the direction of the Collateral Controlling Party) may agree.

(d)            Within ninety (90) days after the Closing Date (as extended automatically for not more than sixty (60) days without further consent to the extent the Borrowers are diligently pursuing satisfaction of the terms hereof, but such completion has been delayed as a result of events and conditions (e.g., natural disaster, pandemic) outside the control of the Borrowers; provided that such period may be extended to a later date as the Master Collateral Agent (acting at the direction of the Collateral Controlling Party) may agree), the Loan Parties shall enter into a series of transactions that will result in, among other things: (i) pursuant to a series of Contribution Agreements, the transfer of the rights in the Madrid IP and Specified Domain Name to an entity to be organized in Luxembourg as a wholly-owned subsidiary of the Company (“Madrid IP Lux Holdco”), (ii) the assignment by the Company, as licensor, of the Madrid IP License to Madrid IP Lux Holdco, (iii) the contribution of the equity of Madrid IP Lux Holdco to an entity to be organized in Luxembourg as a wholly-owned subsidiary of MPH Holdco (“Madrid IP Lux Holdco 2”), resulting in Madrid IP Lux Holdco becoming a wholly-owned subsidiary of Madrid IP Lux Holdco 2 and (iv) the contribution of the equity of Madrid IP Lux Holdco 2 to IPB, resulting in Madrid IP Lux Holdco 2 becoming a wholly-owned subsidiary of IPB (the “Madrid Protocol Holding Structure”). For the avoidance of doubt, all transfers of the Madrid IP and the Specified Domain Name and the assignment of the Madrid IP License as described above shall be subject to Permitted Liens.

Notwithstanding the foregoing or any provision herein or in any Transaction Document to the contrary, if, (a) at any time after the Closing Date, a Loan Party determines in its reasonable judgment that due to applicable law or a change in law (including, for the avoidance of doubt, any legislative or regulatory action or decision by any administrative or judicial body responsible for the administration of Taxes) implementation or maintenance of the Madrid Protocol Holding Structure has resulted or will result in any Loan Party or any of its Subsidiaries incurring any material tax detriment (determined after taking into account the ability to utilize any foreign tax credit within the same tax year) that such Loan Party (or such Subsidiary) would not have incurred had the Madrid Protocol Holding Structure not been in place; or (b) the Company and the Master Collateral Agent (acting at the direction of the Collateral Controlling Party) reasonably conclude that there is no other structure for holding the Madrid IP in a bankruptcy remote special purpose entity that is a subsidiary of IPB that would not eliminate the material tax detriment described in the foregoing clause (a) without the incurrence of material costs, then upon notice to the Administrative Agent and the Master Collateral Agent that the Madrid Protocol Holding Structure cannot be implemented or is required to be unwound for the foregoing reasons, the Loan Parties and their applicable Subsidiaries shall implement an alternative structure for the ownership and licensing of the Madrid IP (the “Alternative Madrid Structure”) in which, if applicable, the Madrid Protocol Holding Structure will be unwound and that will result in: (A) pursuant to existing or newly executed Contribution Agreements that are substantially similar to those existing on the Closing Date, the transfer of the Madrid IP to IPB, (B) the filing of national trademark registrations in each Madrid Protocol Contracting State or Organization originally designated in International Registration No. 1303560 registered with the World Intellectual Property Organization, and (C) the termination of the existing Madrid IP License and the licensing of the Madrid IP by IPB to the Company pursuant to the MPH License; provided that the Loan Parties shall exercise commercially reasonable efforts to take such actions to implement such Alternative Madrid Structure that are within the control of the Loan Parties within one hundred and eighty (180) days of providing such notice to the Administrative Agent and Master Collateral Agent (as extended automatically for not more than sixty (60) days without further consent to the extent the Borrowers are diligently pursuing satisfaction of the terms hereof, but such completion has been delayed as a result of events and conditions (e.g., natural disaster, pandemic) outside the control of the Borrowers); and provided further, that that such period may be extended to a later date as the Master Collateral Agent (acting at the direction of the Collateral Controlling Party) may agree. For the avoidance of doubt, if the Alternative Madrid Structure described above is implemented, the Specified Domain Name shall not be required to be transferred to IPB but shall be transferred to United and shall constitute Specified Intellectual Property for all purposes under the Transaction Documents. The actions taken by the Loan Parties to consummate the Madrid Protocol Holding Structure or the Alternative Madrid Structure consistent with this Section 4.03(d) shall be permitted under this Agreement and the other Loan Documents and, notwithstanding anything to the contrary in this Agreement or any other Loan Document, shall not constitute a violation of any other provision of this Agreement or any other Loan Document. Upon the request of the Administrative Agent, the Loan Parties shall provide the Administrative Agent information about the actions being taken by the Loan Parties to implement the Madrid Protocol Holding Structure or the Alternative Madrid Structure and such other information as the Administrative Agent shall reasonably request to be able to monitor compliance with this Section 4.03(d). If the Madrid Protocol Holding Structure is implemented, the Loan Parties will cause any registrations of  MileagePlus Intellectual Property under the Madrid System of the World Intellectual Property Organization after the Closing Date to be filed in the name of Madrid IP Lux Holdco (provided that no Loan Party has any obligation to file any such registrations).  If the Alternative Madrid Structure is implemented, and during the period before the Madrid Protocol Holding Structure is implemented, the Loan Parties will not file any registrations for MileagePlus Intellectual Property under the Madrid System of the World Intellectual Property Organization after the Closing Date.

(e)            With respect to Composite Marks registered in the United States, United shall, on or before the date that is thirty (30) days after the Closing Date (as extended automatically for not more than thirty (30) days without further consent to the extent the Borrowers are diligently pursuing satisfaction of the terms hereof, but such completion has been delayed as a result of events and conditions (e.g., natural disaster, pandemic) outside the control of the Borrowers); provided that such period may be extended to a later date as the Master Collateral Agent (acting at the direction of the Collateral Controlling Party) may agree, make the necessary filings with the applicable intellectual property office to expressly cancel (or the equivalent) such registrations. With respect to Composite Marks registered in jurisdictions outside the United States, United shall, on or before the date that is one hundred and eighty (180) days after Closing Date (as extended automatically for not more than thirty (30) days without further consent to the extent the Borrowers are diligently pursuing satisfaction of the terms hereof, but such completion has been delayed as a result of events and conditions (e.g., natural disaster, pandemic) outside the control of the Borrowers), make the necessary filings with the applicable intellectual property office to expressly cancel (or the equivalent) such registrations; provided that such period may be extended to a later date as the Master Collateral Agent (acting at the direction of the Collateral Controlling Party) may agree.

(f)            To the extent of any Directions of Payment not delivered on the Closing Date, the Company and the Parent Guarantors shall deliver to the Administrative Agent confirmation that a Direction of Payment shall have been delivered to each counterparty under a MileagePlus Agreement as the Master Collateral Agent (acting at the direction of the Collateral Controlling Party) may reasonably request (such delivery of confirmation to be made within ten Business Days of the Company's or applicable Parent Guarantor's receipt of such request; provided that such period may be extended to a later date as the Master Collateral Agent (acting at the direction of the Collateral Controlling Party) may agree).

Section 5.

AFFIRMATIVE COVENANTS

From the date hereof and for so long as the Term Loan Commitments remain in effect, the principal of or interest on any Term Loan is owing (or any other amount that is due and unpaid on the first date that none of the foregoing is in effect, outstanding or owing, respectively, is owing) to any Lender or the Administrative Agent hereunder:

Section 5.01            Financial Statements, Reports, Etc. The Company shall deliver to the Administrative Agent on behalf of the Lenders:

(a)            Within (i) ninety (90) days after the end of each fiscal year, Parent’s consolidated balance sheet and related statement of income and cash flows, showing the financial condition of Parent and its Subsidiaries on a consolidated basis as of the close of such fiscal year and the results of their respective operations during such year, the consolidated statement of Parent to be audited for Parent by independent public accountants of recognized national standing and to be accompanied by an opinion of such accountants (which opinion shall be without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of Parent and its Subsidiaries on a consolidated basis in accordance with GAAP; provided that the foregoing delivery requirement shall be satisfied if Parent shall have filed with the SEC its Annual Report on Form 10-K for such fiscal year, via EDGAR or any similar successor system and (ii) one hundred eighty (180) days after the end of the fiscal year ending December 31, 2020, and within ninety (90) days after the end of each fiscal year thereafter, the consolidated statement of the Company (including cash flows) to be audited for Parent by independent public accountants of recognized national standing and to be accompanied by an opinion of such accountants (which opinion shall be without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP;

(b)            Within (i) forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year, Parent’s consolidated balance sheets and related statements of income and cash flows, showing the financial condition of Parent and its Subsidiaries on a consolidated basis as of the close of such fiscal quarter and the results of their operations during such fiscal quarter and the then elapsed portion of the fiscal year, each certified by a Responsible Officer of Parent as fairly presenting in all material respects the financial condition and results of operations of Parent and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year end audit adjustments and the absence of footnotes; provided that the foregoing delivery requirement shall be satisfied if Parent shall have filed with the SEC its Quarterly Report on Form 10-Q for such fiscal quarter, via EDGAR or any similar successor system and (ii) ninety (90) days after the end of the fiscal quarter ending June 30, 2020, and within 45 days after the end of each of the first three fiscal quarters of each fiscal year thereafter, consolidated financial statements (including cash flows) of the Company and its Subsidiaries on a consolidated basis as of the close of such fiscal quarter and the results of their operations during such fiscal quarter and the then elapsed portion of the fiscal year, each certified by a Responsible Officer of the Company as fairly presenting in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year end audit adjustments and the absence of footnotes;

(c)            Within the time period under Section 5.01(a) above with respect to the Parent, a certificate of a Responsible Officer of Parent certifying that, to the knowledge of such Responsible Officer, no Early Amortization Event or Event of Default has occurred and is continuing, or, if, to the knowledge of such Responsible Officer, such an Early Amortization Event or Event of Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;

(d)            Within the time period under (a) and (b) of this Section 5.01 with respect to the Parent, a certificate of a Responsible Officer demonstrating in reasonable detail compliance with Section 6.08 and 5.12(a) (with respect to Excluded Subsidiaries) as of the end of the preceding fiscal quarter;

(e)            No later than each Determination Date with respect to each Quarterly Reporting Period, a certificate of a Responsible Officer of the Company, (i) setting forth the name of each new Material MileagePlus Agreement entered into as of such date and each of the parties thereto and (ii) with respect to any Quarterly Reporting Period beginning September 1, 2020, verifying that Collections representing 90% of all Transaction Revenue for such Quarterly Reporting Period were deposited directly into the MPH Revenue Account or a Deposit Account subject to a control agreement required under Section 5.19.

(f)            On each Determination Date, deliver a Payment Date Statement to the Administrative Agent, the Collateral Administrator and the Master Collateral Agent. The Administrative Agent may, prior to the related Payment Date, provide notice to the Borrowers, the Collateral Administrator and the Master Collateral Agent of any information contained in the Payment Date Statement that the Administrative Agent believes to be incorrect. If the Administrative Agent provides such a notice, the Borrowers shall use their reasonable efforts to resolve the discrepancy and provide an updated Payment Date Statement on or prior to the related Payment Date. If the discrepancy is not resolved and a replacement Payment Date Statement is not received by the Collateral Administrator prior to the payment of Available Funds on the related Payment Date pursuant to Section 2.10(b), and it is later determined that the information identified by the Administrative Agent as incorrect was in fact incorrect and such error resulted in a party receiving a smaller distribution on the Payment Date than they would have received had there not been such an error, then the Borrowers shall indemnify such party for such shortfall. For the avoidance of doubt and, notwithstanding anything to the contrary herein or in any other Loan Document, the Collateral Administrator shall have no obligation to inquire into, investigate, verify or perform any calculations in connection with a Payment Date Statement or notice from the Administrative Agent in respect of the same; it being understood and agreed that the Collateral Administrator shall be entitled to conclusively rely, and shall not be liable for so relying, on the Payment Date Statement last received by it on or prior to each Payment Date and the Collateral Administrator shall have no obligation, responsibility or liability in connection with any indemnification payment of the Borrowers pursuant to the immediately preceding sentence.

(g)            Promptly after the occurrence thereof, written notice of the termination of a Plan of Parent pursuant to Section 4042 of ERISA to the extent such termination would constitute an Event of Default;

(h)            Promptly after the Chief Financial Officer or the Treasurer of Parent becoming aware of the occurrence of a Default, an Early Amortization Event or an Event of Default that is continuing, an Officer’s Certificate specifying such Default, Early Amortization Event or Event of Default and what action Parent and its Subsidiaries are taking or propose to take with respect thereto (with a copy to the Collateral Administrator and Master Collateral Agent); and

(i)            Subject to any confidentiality restrictions under binding agreements or limitations imposed by applicable law, a copy posted on a password protected website to which the Administrative Agent will have access (or otherwise deliver to the Administrative Agent, including, without limitation, by electronic mail) a copy of (i) any material amendment, restatement, supplement, waiver or other modification to any Material MileagePlus Agreement promptly (but in no case within thirty (30) days) upon the effectiveness of such amendment, restatement, supplement, waiver or other modification and (ii) any notice of termination, cancellation or expiration received or delivered by a Loan Party with respect to a Material MileagePlus Agreement, together with a reasonably detailed explanation of the circumstances giving rise to such termination, cancellation or expiration, a forecast of expected impact to future Transaction Revenue and the business plan for replacement of the revenue of such Material MileagePlus Agreement.

In no event shall the Administrative Agent be entitled to inspect, receive and make copies of materials (except in connection with any enforcement or exercise of remedies in the case of clause (i)) (i) that constitute non registered MileagePlus Intellectual Property, non-financial Trade Secrets (including the MileagePlus Customer Data) or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent, any Collateral Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement (or would otherwise cause a breach or default thereunder), (iii) that constitute Excluded Intellectual Property, or (iv) that are subject to attorney client or similar privilege or constitute attorney work product. The Borrowers agree to provide copies of any notices or any deliverables given or received under the Collateral Agency and Accounts Agreement to the Administrative Agent, including any notice or deliverable required to be provided to the Senior Secured Debt Representatives.

Subject to the next succeeding sentence, information delivered pursuant to this Section 5.01 to the Administrative Agent may be made available by the Administrative Agent to the Lenders by posting such information on the Intralinks website on the Internet at http://www.intralinks.com. Information required to be delivered pursuant to this Section 5.01 by any Loan Party shall be delivered pursuant to Section 10.01 hereto. Information required to be delivered pursuant to this Section 5.01 (to the extent not made available as set forth above) shall be deemed to have been delivered to the Administrative Agent on the date on which the Company provides written notice to the Administrative Agent that such information has been posted on United’s general commercial website on the Internet (to the extent such information has been posted or is available as described in such notice), as such website may be specified by the Company to the Administrative Agent from time to time. Information required to be delivered pursuant to this Section 5.01 shall be in a format which is suitable for transmission.

Any notice or other communication delivered pursuant to this Section 5.01, or otherwise pursuant to this Agreement, shall be deemed to contain material non-public information unless (i) expressly marked by a Loan Party as “PUBLIC”, (ii) such notice or communication consists of copies of any Loan Party’s public filings with the SEC or (iii) such notice or communication has been posted on United’s general commercial website on the Internet, as such website may be specified by the Company to the Administrative Agent from time to time.

Delivery of reports, information and documents to the Collateral Administrator is for informational purposes only, and its receipt of such reports, information and documents shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including any Loan Party’s or any other Person’s compliance with any of its covenants under this Agreement or any other Loan Document. The Collateral Administrator shall have no liability or responsibility for the content, filing or timeliness of any report or other information delivered, filed or posted under or in connection with this Agreement, the other Loan Documents or the transactions contemplated hereunder or thereunder. For the avoidance of doubt, the Collateral Administrator shall have no duty to monitor or access any website of a Loan Party or any other Person referenced herein, shall not have any duty to monitor, determine or inquire as to compliance or performance by any Loan Party or any other Person of its obligations under this Section 5.01 or otherwise and the Collateral Administrator shall not be responsible or liable for any Loan Party’s or any other Person’s non-performance or non-compliance with such obligations.

Section 5.02            Taxes. Parent shall pay, and cause each of its Restricted Subsidiaries to pay, all material taxes, assessments, and governmental levies before the same shall become more than ninety (90) days delinquent, other than taxes, assessments and levies (i) being contested in good faith by appropriate proceedings and (ii) the failure to effect such payment of which could not reasonably be expected to have a Material Adverse Effect.

Section 5.03            Stay, Extension and Usury Laws. Each Loan Party covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Agreement; and each Loan Party (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Administrative Agent, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 5.04            Corporate Existence. Each Loan Party shall do or cause to be done all things reasonably necessary to preserve and keep in full force and effect:

(a)            its corporate existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational and/or constitutional documents (as the same may be amended from time to time) of such Loan Party or any such Restricted Subsidiary; and

(b)            the rights (charter and statutory) and material franchises of each Loan Party and its Restricted Subsidiaries; provided that no Loan Party shall be required to preserve any such right or franchise, or the corporate, partnership or other existence of it or any of its Restricted Subsidiaries, if its Board of Directors, Manager or equivalent (or the Board of Directors of Parent) shall determine that the preservation thereof is no longer desirable in the conduct of the business of Parent and its Subsidiaries, taken as a whole, and that the loss thereof would not, individually or in the aggregate, have a Material Adverse Effect.

For the avoidance of doubt, this Section 5.04 shall not prohibit any actions permitted by Section 6.

Section 5.05            Compliance with Laws. Parent shall comply, and cause each of its Restricted Subsidiaries to comply, with all applicable laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where such noncompliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Parent will maintain in effect policies and procedures intended to ensure compliance by Parent, its Subsidiaries and, when acting in such capacity, their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 5.06            Designation of Restricted and Unrestricted Subsidiaries.

(a)            The Board of Directors of Parent may designate any Restricted Subsidiary of it (other than a Borrower Party) to be an Unrestricted Subsidiary if no Default or Event of Default would be in existence following such designation. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Parent and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation. That designation will be permitted only if the Investment would be permitted at that time under Section 6.01 and if the Restricted Subsidiary otherwise meets the definition of an “Unrestricted Subsidiary.”

(b)            The Board of Directors of Parent may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Parent; provided that such designation will be permitted only if no Default or Event of Default would be in existence following such designation.

Section 5.07            Special Purpose Entity. Other than as required or permitted by the Transaction Documents, IPB has not and shall not:

(a)            engage in any business or activity other than (i) the purchase, receipt, management and sale of Collateral and Excluded Property; provided that in no event shall IPB purchase, receive, manage or sell real property, (ii) the transfer and pledge of Collateral pursuant to the terms of the Collateral Documents and the Priority Lien Debt Documents and the Junior Lien Debt Documents, (iii) the entry into and the performance under the Transaction Documents to which it is a party and (iv) such other activities as are incidental thereto;

(b)            acquire or own any material assets other than (i) the Collateral and Excluded Property; provided that in no event shall IPB acquire or own real property, or (ii) incidental property as may be necessary or desirable for the operation of IPB and the performance of its obligations under the Transaction Documents to which it is a party and the Priority Lien Debt Documents and the Junior Lien Debt Documents;

(c)            except as permitted by this Agreement (i) merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets, or (ii) change its legal structure, or jurisdiction of incorporation, unless, in connection with any of the foregoing, such action shall result in the substantially contemporaneous occurrence of the Termination Date;

(d)            except as otherwise permitted under Section 5.07(c), fail to preserve its existence as an entity duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

(e)            form, acquire or own any Subsidiary, own any Equity Interests in any other entity, or make any Investment in any Person other than to the extent permitted in its memorandum and articles;

(f)            except as contemplated in the Senior Secured Debt Documents, commingle its assets with the assets of any of its Affiliates, or of any other Person;

(g)            incur any Indebtedness other than (i) Indebtedness to the Secured Parties hereunder or in conjunction with a repayment of all or a portion of the Term Loans owed to the Lenders and a termination of all the Term Loan Commitments, (ii) any other Priority Lien Debt, (iii) any Junior Lien Debt and (iv) ordinary course contingent obligations under or any terms thereof related to the MileagePlus Agreements (such as customary indemnities to fronting banks, administrative agents, collateral agents, depository banks, escrow agents, etc.);

(h)            become insolvent or fail to pay its debts and liabilities from its assets as the same shall become due in the ordinary course of business;

(i)             fail to maintain its records, books of account and bank accounts separate and apart from those of any other Person;

(j)             enter into any contract or agreement with any Person, except (i) the Transaction Documents to which it is a party and the Priority Lien Debt Documents and the Junior Lien Debt Documents, (ii) organizational documents and (iii) other contracts or agreements that (x) are upon terms and conditions that are commercially reasonable and substantially similar to those that would be available on an arm’s-length basis with third parties other than such Person and (y) contain non-recourse and non-petition covenants with respect to the IPB consistent with the provisions set forth in this Agreement;

(k)            seek its dissolution or winding up in whole or in part;

(l)             fail to use commercially reasonable efforts to correct promptly any material known misunderstandings regarding the separate identities of IPB, on the one hand, and any Affiliate or any principal thereof or any other Person, on the other hand;

(m)           except pursuant to the Transaction Documents, the Priority Lien Debt Documents and the Junior Lien Debt Documents guarantee, become obligated for, or hold itself out to be responsible for the Indebtedness of another Person;

(n)            fail, in any material respect, either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business, solely in its own name in order not (i) to mislead others as to the identity of the Person with which such other party is transacting business, or (ii) to suggest that it is responsible for the Indebtedness of any third party (including any of its principals or Affiliates (other than as contemplated or required pursuant to the Transaction Documents));

(o)            fail, to the extent of its own funds (taking into account the requirements in the Transaction Documents), to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(p)            except as may be required or permitted by the Code and regulations thereunder or other applicable state or local tax law, hold itself out as or be considered as a department or division of (i) any of its principals or Affiliates, (ii) any Affiliate of a principal or (iii) any other Person;

(q)            fail to maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and not have its assets listed on any financial statement of any other Person; provided that IPB’s assets may be included in a consolidated financial statement of its Affiliates so long as (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of IPB from such Person and to indicate that IPB’s assets and credit are not available to satisfy the Indebtedness and other obligations of such Person or any other Person except for Indebtedness incurred and other obligations pursuant to the Loan Documents, the Priority Lien Debt Documents and the Junior Lien Debt Documents and (ii) such assets shall also be listed on IPB’s own separate balance sheet (in each case, subject to clause (y) below);

(r)             fail to pay its own separate liabilities and expenses only out of its own funds (other than as contemplated under any Director Services Agreement);

(s)            maintain, hire or employ any individuals as employees;

(t)             acquire the obligations or securities issued by its Affiliates or members (other than, Madrid SPV or in connection with implementation of the Madrid Protocol Holding Structure or an Alternative Madrid Protocol Structure);

(u)            fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;

(v)            pledge its assets to secure the obligations of any other Person other than pursuant to the Loan Documents, the Priority Lien Debt Documents and the Junior Lien Debt Documents;

(w)           fail for seven (7) consecutive Business Days to have at least two (2) independent directors (each, an “Independent Manager”) who has prior experience as an independent director, independent manager or independent member with at least three years of employment experience and who either is approved by the Administrative Agent or is provided by a company nationally recognized in the United States or the Cayman Islands providing professional independent managers, that is not an Affiliate of any Loan Party or the Master Collateral Agent and that provides professional Independent Managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as an independent manager and is not, and has never been, and will not while serving as independent manager be, any of the following: (i) a member, partner, equityholder, manager, director, officer or employee of IPB or any of its equityholders, the Master Collateral Agent or any Affiliates of the foregoing (other than as an Independent Manager of the Company, the Aggregator Entities or any other Affiliate of the IPB that is required by a creditor to be a single purpose bankruptcy-remote entity, provided that such Independent Manager either is approved by the Administrative Agent or is employed by a company that routinely provides professional Independent Managers or directors); (ii) a creditor, supplier or service provider (including provider of professional services) to IPB, the Master Collateral Agent or any of its equityholders or Affiliates (other than a nationally recognized company that routinely provides professional Independent Managers and other corporate services to IPB, the Master Collateral Agent or any of its equityholders or Affiliates in the ordinary course of business); (iii) a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or (iv) a Person that controls (whether directly, indirectly or otherwise) any of clause (i), (ii) or (iii) above. A natural person who otherwise satisfies the foregoing definition and satisfies clause (i) by reason of being the Independent Manager of a “special purpose entity” affiliated with IPB shall be qualified to serve as an Independent Manager of IPB; provided that any director who is an employee of Walkers Fiduciary Limited shall be deemed to meet the requirements of an “Independent Manager” for purposes of this definition;

(x)            (i) institute proceedings to be adjudicated bankrupt or insolvent, (ii) institute or consent to the institution of bankruptcy or insolvency proceedings against it, (iii) file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (iv) seek or consent to the appointment of a receiver, liquidator, provisional liquidator, assignee, trustee, sequestrator, collateral agent or any similar official for IPB, (v) make any general assignment for the benefit of IPB’s creditors, (vi) admit in writing its inability to pay its debts generally as they become due, or (vii) take any corporate action to approve any of the foregoing; or

(y)            fail to file its own tax returns separate from those of any other Person, except to the extent that IPB is treated as a disregarded entity for U.S. federal and applicable state and local income tax purposes.

Section 5.08           Company and Aggregator Entity Independent Managers. The Company and each Aggregator Entity and Madrid SPV (if applicable) shall not fail for seven (7) consecutive Business Days to have at least one (1) Independent Manager who has prior experience as an independent director, independent manager or independent member with at least three years of employment experience and who either is approved by the Administrative Agent or is provided by a company nationally recognized in the United States or the Cayman Islands for providing professional independent managers, that is not an Affiliate of the Company or the Master Collateral Agent and that provides professional independent managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Manager and is not, and has never been, and will not while serving as Independent Manager be, any of the following: (i) a member, partner, equityholder, manager, director, officer or employee of any Loan Party or any of its equityholders, the Master Collateral Agent or any Affiliates of the foregoing (other than as an Independent Manager of the IPB, the Aggregator Entities or any other Affiliate of the Company that is required by a creditor to be a single purpose bankruptcy-remote entity, provided that such Independent Manager either is approved by the Administrative Agent or is employed by a company that routinely provides professional Independent Managers or directors); (ii) a creditor, supplier or service provider (including provider of professional services) to IPB, the Master Collateral Agent or any of its equityholders or Affiliates (other than a nationally recognized company that routinely provides professional Independent Managers and other corporate services to IPB, the Master Collateral Agent or any of its equityholders or Affiliates in the ordinary course of business); (iii) a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or (iv) a Person that controls (whether directly, indirectly or otherwise) any of clause (i), (ii) or (iii) above. A natural person who otherwise satisfies the foregoing definition and satisfies clause (i) by reason of being the Independent Manager of a “special purpose entity” affiliated with the Company shall be qualified to serve as an Independent Manager of the Company and each Aggregator Entity.

Section 5.09           Regulatory Matters; Citizenship; Utilization; Collateral Requirements. United will:

(a)            maintain at all times its status as an “air carrier” within the meaning of Section 40102(a)(2) of Title 49, and hold a certificate under Section 41102(a)(1) of Title 49;

(b)            be a United States Citizen; and

(c)            maintain at all times its status at the FAA as an “air carrier” and hold an air carrier operating certificate under Section 44705 of Title 49 and operations specifications issued by the FAA pursuant to Parts 119 and 121 of Title 14 as currently in effect or as may be amended or recodified from time to time.

Section 5.10           Collateral Ownership. Subject to the provisions described (including the actions permitted) under Section 6 hereof, each Grantor will continue to maintain its interest in and right to use all property and assets so long as such property and assets constitute Collateral, except as would not reasonably be expected to result in a Material Adverse Effect.

Section 5.11           [Intentionally Omitted].

Section 5.12           Guarantors; Grantors; Collateral.

(a)            Parent shall take, and cause each Subsidiary to take, such actions as are necessary (including, if applicable, the execution and delivery of an Instrument of Assumption and Joinder substantially in the form attached hereto as Exhibit B and if reasonably requested by the Administrative Agent, deliver to the Administrative Agent, a customary written opinion of counsel to Parent or such Subsidiary, as applicable) in order to ensure that the obligations of the Loan Parties hereunder under the other Loan Documents are guaranteed by all Subsidiaries of the Company and all Parent Subsidiary Guarantors (including within thirty (30) Business Days after the acquisition, creation or designation thereof, any Subsidiary created, designated or acquired after the date hereof, but excluding any Excluded Subsidiary).

(b)            Parent and Borrowers shall, in each case at their own expense, (A) cause each Company Subsidiary Guarantor to become a Grantor and to become a party to each applicable Collateral Document and all other agreements, instruments or documents that create or purport to create and perfect a first priority Lien (subject to Permitted Liens) in favor of the Master Collateral Agent for the benefit of the Secured Parties in substantially all of its assets (other than Excluded Property and after giving effect to the Quitclaim Agreement), subject to and in accordance with the terms, conditions and provisions of the Loan Documents (it being understood that only Parent Guarantors, the Borrowers and the Company Subsidiary Guarantors shall be required to become Grantors and pledge their respective Collateral), (B) promptly execute and deliver (or cause such Restricted Subsidiary to execute and deliver) to the Administrative Agent and the Collateral Administrator such documents and take such actions to create, grant, establish, preserve and perfect the applicable priority Liens (subject to Permitted Liens) (including to obtain any release or termination of Liens not permitted under Section 6.06 and the filing of UCC financing statements, as applicable) in favor of the Master Collateral Agent for the benefit of the Secured Parties on such assets of Parent or such Restricted Subsidiary, as applicable, to secure the Obligations to the extent required under the applicable Collateral Documents or reasonably requested by the Administrative Agent or the Master Collateral Agent, and to ensure that such Collateral shall be subject to no other Liens other than Permitted Liens and (C) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent, for the benefit of the Secured Parties, the Master Collateral Agent, the Collateral Administrator and the Depositary, a customary written opinion of counsel (which counsel shall be reasonably satisfactory to the Administrative Agent) to Parent or such Subsidiary, as applicable, with respect to the matters described in clauses (A) and (B) hereof, in each case within twenty (20) Business Days after the addition of such Collateral.

(c)            Notwithstanding anything in this Agreement to the contrary, if (i) the assets of all Immaterial Subsidiaries and Unrestricted Subsidiaries constitute, in the aggregate, more than 5.0% of the total assets of Parent and its Subsidiaries on a consolidated basis (determined as of the last day of the most recent fiscal quarter of Parent for which financial statements are available to the Administrative Agent pursuant to Section 5.01), or (ii) the revenues of all Immaterial Subsidiaries and Unrestricted Subsidiaries account for, in the aggregate, more than 5.0% of the total revenues of Parent and its Subsidiaries on a consolidated basis for the twelve (12) month period ending on the last day of the most recent fiscal quarter of Parent for which financial statements are available to the Administrative Agent pursuant to Section 5.01, Parent shall redesignate one or more of such Subsidiaries to not be Immaterial Subsidiaries or Unrestricted Subsidiaries within ten (10) Business Days after delivery of the compliance certificate for such fiscal quarter such that after giving effect thereto (x) the assets of all Immaterial Subsidiaries or Unrestricted Subsidiaries constitute, in the aggregate, no more than 5.0% of the total assets of Parent and its Subsidiaries on a consolidated basis, and (y) the revenues of all Immaterial Subsidiaries or Unrestricted Subsidiaries account for, in the aggregate, no more than 5.0% of the total revenues of Parent and its Subsidiaries on a consolidated basis.

Section 5.13            Access to Books and Records.

(a)            Each Loan Party will make and keep books, records and accounts in which full, true and correct entries in conformity with GAAP are made of all financial dealings and transactions in relation to its business and activities, including, without limitation, an accurate and fair reflection of the transactions and dispositions of the assets of the Loan Parties.

(b)            Each Loan Party will permit, to the extent not prohibited by applicable law or contractual obligations (including all confidentiality obligations set forth in the MileagePlus Agreements), any representatives designated by the Administrative Agent or any Governmental Authority that is authorized to supervise or regulate the operations of a Lender, as designated by such Lender, upon reasonable prior written notice and, so long as no Event of Default has occurred and is continuing, at no out-of-pocket cost to any Loan Party, to (x) visit and inspect the Collateral and the properties of any Loan Party, (y) examine its books and records, including the MileagePlus Agreements, and (z) discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours (it being understood that a representative of the Company will be present), but not more than once per fiscal year (absent the existence of an Event of Default) and subject to any restrictions in any applicable Collateral Document; provided that if an Event of Default has occurred and is continuing, the Loan Parties shall be responsible for the reasonable costs and expenses of any visits of the Administrative Agent and the Lenders, acting together (but not separately); provided, further, that with respect to Collateral and matters relating thereto, the rights of Administrative Agent and the Lenders under this Section 5.13 shall, subject to the inspection provisions of the applicable Collateral Documents, be limited to the following: upon the request of the Administrative Agent, the applicable Grantor will permit the Administrative Agent or any of its agents or representatives, at reasonable times and intervals upon reasonable prior notice, to (x) visit during normal business hours its offices, sites and properties and (y) inspect any documents relating to (i) the existence of such Collateral, (ii) with respect to Collateral, the condition of such Collateral, and (iii) the validity, perfection and priority of the Liens on such Collateral, and to discuss such matters with its officers, except to the extent the disclosure of any such document or any such discussion would result in the applicable Grantor’s violation of its contractual (including all confidentiality obligations set forth in the MileagePlus Agreements) or legal obligations. All confidential or proprietary information obtained in connection with any such visit, inspection or discussion shall be held confidential by the Administrative Agent and each agent or representative thereof and shall not be furnished or disclosed by any of them to anyone other than their respective bank examiners, auditors, accountants, agents and legal counsel, and except as may be required by any court or administrative agency or by any statute, rule, regulation or order of any Governmental Authority. None of Parent or any of its Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter pursuant to this Section 5.13 (i)   after the occurrence of an Event of Default and of the exercise of remedies hereunder, that constitutes non-registered MileagePlus Intellectual Property, non-financial Trade Secrets (including the MileagePlus Customer Data) or non-financial proprietary information, (ii) in respect of which disclosure to Administrative Agent or any Lender (or their respective designees or representatives) is prohibited by law or any binding agreement (or would otherwise cause a breach or default thereunder), (iii) that is Excluded Intellectual Property, or (iv) that is subject to attorney-client or similar privilege or constitutes attorney work product.

Section 5.14            Further Assurances.

(a)            In each case, subject to the terms, conditions and limitations in the Loan Documents, each Loan Party shall execute any and all further documents and instruments, and take all further actions, that may be required or advisable under applicable law or that the Master Collateral Agent may reasonably request, in order to create, grant, establish, preserve, protect and perfect the validity, perfection and priority of the Liens and security interests created or intended to be created by the Collateral Documents, in each case to the extent required under this Agreement or the Collateral Documents.

(b)            Promptly following the entry by Parent, United or the Company into any Material MileagePlus Agreements after the Closing Date, the Company will deliver to the Administrative Agent an executed Direction of Payment. Within fifteen (15) Business Days of the Company designating an account (other than the initial designated bank account) to be the MPH Revenue Account, each of the Company and the Parent Guarantors shall provide confirmation to the Collateral Administrator and the Master Collateral Agent that a new Direction of Payment, referencing the successor MPH Revenue Account, has been delivered to each counterparty under a MileagePlus Agreement.

(c)            Promptly after the date upon which it is permissible to transfer and assign any Specified Intellectual Property, the Loan Parties shall, if such Specified Intellectual Property is not transferred and assigned pursuant to an existing Contribution Agreement, execute and deliver one or more Contribution Agreements together with all further documents and instruments that may be required and advisable, and take all further actions that may be required or advisable under applicable law or that the Master Collateral Agent may reasonably request, to transfer and assign all of the Loan Parties’ right, title and interest in and to such Specified Intellectual Property to IPB, and shall promptly provide the Administrative Agent and the Master Collateral Agent copies of any such documents.

Section 5.15           Maintenance of Rating. The Loan Parties shall cooperate with the Administrative Agent and the Rating Agencies in obtaining a rating for the Term Loans from two of the Rating Agencies and shall use commercially reasonable efforts to cause the Term Loans to be continuously rated (but not any specific rating) by such Rating Agencies. The Loan Parties shall make commercially reasonable efforts to provide the Rating Agencies (at the Company’s sole expense) such reports, records and documents as each shall reasonably request to monitor or affirm such ratings, except to the extent the disclosure of any such document or any such discussion would result in the violation of any Loan Party’s contractual (including all confidentiality obligations set forth in the MileagePlus Agreements) or legal obligations; provided that the Loan Parties’ failure to obtain such a rating after using commercially reasonable efforts shall not constitute an Event of Default.

Section 5.16           MileagePlus Program; MileagePlus Agreements.

(a)            The Loan Parties (as applicable) agree to honor Miles according to the policies and procedure of the MileagePlus Program, subject to the cure in Section 5.16(b), except to the extent that would not be reasonably expected to cause a Material Adverse Effect.

(b)            Each Loan Party shall take any action permitted under the MileagePlus Agreements and applicable law that it, in its reasonable business judgment, determines is advisable, in order to diligently and promptly (i) enforce its rights and any remedies available to it under the MileagePlus Agreements, (ii) perform its obligations under the MileagePlus Agreements and (iii) cause the applicable counterparties to perform their obligations under the related MileagePlus Agreements, including such counterparties’ obligations to make payments to and indemnify the applicable Loan Parties in accordance with the terms thereof, in each case except as would not reasonably be expected to result in a Material Adverse Effect.

(c)            Neither Parent Guarantors nor the Company shall substantially reduce the MileagePlus Program business or modify the terms of the MileagePlus Program in any manner that would reasonably be expected to result in a Material Adverse Effect.

(d)            Parent shall not and shall not permit any of its Subsidiaries to change the policies and procedures of the MileagePlus Program except to the extent that would not be reasonably expected to cause a Material Adverse Effect.

(e)            Parent shall not and shall not permit any of its Subsidiaries to establish, create or operate any Loyalty Program, other than a Permitted Acquisition Loyalty Program, unless substantially all Loyalty Program cash revenues (which, excludes, for the avoidance of doubt, airline revenues such as ticket sales and baggage fees), accounts in which such cash revenue is deposited, intellectual property and member data (but solely to the extent that such intellectual property and member data would be included in the definition of “MileagePlus Intellectual Property”, substituting references to the MileagePlus Program with references to such other Loyalty Program), and third-party contracts and intercompany agreements, related to such Loyalty Program are Collateral on a first lien basis (but solely to the extent such cash revenues and assets would have been required to have been granted as Collateral as of the Closing Date, subject to Permitted Liens); provided that, for the avoidance of doubt, nothing shall prohibit Parent or any of its Subsidiaries from offering and providing discounts or other incentives for travel or carriage on United, United Express or any of the Star Alliance partners (or, in the case of, United’s Global Services from offering and providing other goods and services) to (a) businesses or (b) members of Unaffiliated Loyalty Programs or United’s Global Services program so long as no Currency is provided to such members other than Currency under the MileagePlus Program.

Section 5.17            Reserve Account.

(a)            IPB shall establish and maintain or cause to be maintained at the Collateral Custodian, a segregated non-interest bearing trust account, for the purpose of holding a minimum balance of not less than the Reserve Account Required Balance (such account, the “Reserve Account”) as of each Payment Date. The Reserve Account shall be subject at all times to an Account Control Agreement. So long as the Collateral Custodian has not been notified by the Administrative Agent or any Borrower that an Event of Default exists, then the Collateral Custodian shall, at the written direction of either Borrower from time to time cause the funds held in the Reserve Account, from time to time, to be invested in one or more Cash Equivalents selected by such Borrower (which Cash Equivalents shall at all times be subject to the Lien created hereunder); provided that in no event shall the Collateral Custodian: (i) have any responsibility whatsoever as to the validity or quality of any Cash Equivalent, (ii) be liable for the selection of Cash Equivalents or for investment losses incurred thereon or in respect of losses incurred as a result of the liquidation of any Cash Equivalent before its stated maturity pursuant to this Section 5.17 or the failure of a Borrower to provide timely written investment direction or (iii) have any obligation to invest or reinvest any such amounts in the absence of such investment direction. Notwithstanding anything else in this Agreement to the contrary, in no event shall any Borrower direct any investment in any such Cash Equivalent that will mature later than the Business Day before the next occurring Payment Date. It is agreed and understood that the entity serving as the Collateral Administrator or the Collateral Custodian may earn fees associated with the investments outlined above in accordance with the terms of such investments. In no event shall the Collateral Administrator or the Collateral Custodian be deemed an investment manager or adviser in respect of any selection of investments hereunder. It is understood and agreed that the Collateral Administrator, the Collateral Custodian or their respective affiliates are permitted to receive additional compensation that could be deemed to be in the Collateral Administrator’s or the Collateral Custodian’s economic self-interest for (1) serving as investment adviser, administrator, shareholder servicing agent, custodian or sub custodian with respect to certain of the investments, (2) using affiliates to effect transactions in certain investments and (3) effecting transactions in investments. All income from such Cash Equivalents shall be retained in the Reserve Account, subject to release as permitted by this Agreement. All investments in such Cash Equivalents shall be at the risk of the Borrower. All income from Cash Equivalents in the Reserve Account shall be taxable to IPB (or its regarded parent entity), and the Collateral Custodian shall prepare and timely distribute to IPB, as required, Form 1099 or other appropriate U.S. federal and state income tax forms with respect to such income.

(b)            As security for the prompt payment or performance in full when due, whether at stated maturity, by acceleration or otherwise, of all Obligations, IPB hereby grants to the Collateral Administrator for the benefit of the Secured Parties a security interest in and lien upon, all of the Borrower’s right, title and interest in and to the Reserve Account, (i) all funds held in the Reserve Account, and all certificates and instruments, if any, from time to time representing or evidencing any Account or such funds, (ii) all Investments from time to time of amounts in the Reserve Account and all certificates and instruments, if any, from time to time representing or evidencing such Investments, (iii) all notes, certificates of deposit and other instruments from time to time delivered to or otherwise possessed by the Collateral Administrator or any Secured Party or any assignee or agent on behalf of the Collateral Administrator or any Secured Party in substitution for or in addition to any of the then existing Collateral in the Reserve Account, and all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any and all of the then existing Collateral in the Reserve Account.

(c)            The Borrowers hereby acknowledge and agree that: (i) the Collateral Administrator shall be the only Person that has a right to withdraw from the Reserve Account and (ii) the funds on deposit in the Reserve Account shall at all times continue to be Collateral security for the benefit of the Secured Parties and shall not be subject to any Lien other than a Lien benefiting the Collateral Administrator on behalf of the Secured Parties.

(d)            If, on any Determination Date, the amount on deposit in the Reserve Account would exceed the then applicable Reserve Account Required Balance for the related Payment Date, IPB shall be entitled to request the Collateral Administrator by notice in writing (which may be the Payment Date Statement) to transfer such excess amounts in the Reserve Account to the Collection Account on the related Allocation Date. In such circumstances, the Collateral Administrator shall promptly direct the Collateral Custodian to wire such excess amounts from the Reserve Account to the Collection Account.

(e)            If, on any Determination Date, Available Funds for the related Payment Date will not be sufficient to pay the amounts due pursuant to clauses (i), (ii) and (iii) of Section 2.10(b) on the related Payment Date, IPB shall request by notice in writing (which may be the Payment Date Statement) to the Collateral Administrator that the Collateral Administrator, on or prior to the related Payment Date, transfer amounts in the Reserve Account to the Payment Account to the extent necessary so that Available Funds on the related Payment Date will be sufficient to pay such amounts on the related Payment Date. In such circumstances, the Collateral Administrator shall promptly direct the Collateral Custodian to wire such amounts from the Reserve Account to the Payment Account.

(f)            IPB will maintain a minimum balance of not less than the Reserve Account Required Balance in the Reserve Account as of each Payment Date.

(g)            If, at any time, the Reserve Account shall no longer be an Eligible Deposit Account, IPB shall provide prompt written notice to the Collateral Administrator and the Administrative Agent and, within thirty (30) days (as may be extended by the Master Collateral Agent (acting at the direction of the Collateral Controlling Party)), move the Reserve Account to a new depositary institution pursuant to Section 8.05(d).

Section 5.18            Payment Account.

(a)            IPB shall establish and maintain or cause to be maintained at the Collateral Custodian, a segregated non-interest bearing trust account, for the purpose of holding amounts allocated to the Term Loans pursuant to the terms hereof (such account, the “Payment Account”). The Payment Account shall be subject at all times to an Account Control Agreement. Funds on deposit in the Payment Account shall be uninvested.

(b)            As security for the prompt payment or performance in full when due, whether at stated maturity, by acceleration or otherwise, of all Obligations, IPB hereby grants to the Collateral Administrator for the benefit of the Secured Parties a security interest in and lien upon, all of the Borrower’s right, title and interest in and to the Payment Account, (i) all funds held in the Payment Account, and all certificates and instruments, if any, from time to time representing or evidencing any Account or such funds, (ii) all Investments from time to time of amounts in the Payment Account and all certificates and instruments, if any, from time to time representing or evidencing such Investments, (iii) all notes, certificates of deposit and other instruments from time to time delivered to or otherwise possessed by the Collateral Administrator or any Secured Party or any assignee or agent on behalf of the Collateral Administrator or any Secured Party in substitution for or in addition to any of the then existing Collateral in the Payment Account, and all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any and all of the then existing Collateral in the Payment Account.

(c)            Each Loan Party hereby acknowledges and agrees that: (i) at all times, the Collateral Administrator shall be the only Person that has a right to withdraw from the Payment Account and (ii) the funds on deposit in the Payment Account shall at all times continue to be Collateral security for all of the Obligations and shall not be subject to any Lien other than a Lien benefiting the Collateral Administrator on behalf of the Secured Parties.

(d)            If, at any time, the Payment Account shall no longer be an Eligible Deposit Account, IPB shall provide prompt written notice to the Collateral Administrator and the Administrative Agent and, within thirty (30) days (as may be extended by the Master Collateral Agent (acting at the direction of the Collateral Controlling Party)), move the Payment Account to a new depositary institution pursuant to Section 8.05(d).

Section 5.19            Collections; Releases from Collection Account.

(a)            The Parent Guarantors and the Borrowers shall instruct and use commercially reasonable efforts to cause sufficient counterparties to MileagePlus Agreements and Intercompany Agreements to direct payments of Transaction Revenue into the MPH Revenue Account such that in any Quarterly Reporting Period, at least 90% of Collections are deposited directly into the MPH Revenue Account, provided that if with respect to any Quarterly Reporting Period beginning on or after September 1, 2020, less than 90% of Collections are deposited directly into the MPH Revenue Account, United shall promptly (and in no event later than 30 days (or such later date as determined by the Collateral Controlling Party) after the Determination Date in respect of such Quarterly Reporting Period), cause control agreements to be granted to the Master Collateral Agent with respect to the accounts into which Transaction Revenues were deposited such that the Master Collateral Agent has control over the accounts into which at least 90% of the Collections with respect to such Quarterly Reporting Period are directly deposited.

(b)            To the extent Parent, any Parent Subsidiary, and Borrower Party or any of their respective controlled Affiliates receives any payments of Transaction Revenues to an account other than the MPH Revenue Account or the Collection Account, such Person shall cause such amounts to be deposited into the MPH Revenue Account within three (3) Business Days after receipt and identification thereof.

(c)            The Company shall determine the Required Deposit Amount and notify the Administrative Agent and the Master Collateral Agent in writing of such Required Deposit Amount for each calendar month of each Quarterly Reporting Period no later than the first Business Day of each Quarterly Reporting Period; provided that at any time that the Company determines that the Required Deposit Amount for any calendar month in the related Quarterly Reporting Period is greater (including as a result of the occurrence of an Early Amortization Event) or less, than the Required Deposit Amount for such calendar month as previously calculated, then the Company shall promptly notify the Administrative Agent and the Collateral Administrator in writing, and such revised Required Deposit Amount shall thereafter be applicable for each such calendar month ending in such Quarterly Reporting Period unless subsequently revised.  The Company shall not withdraw or release funds from the Collection Account unless the amount remaining on deposit therein is at least equal to the Aggregate Required Deposit Amount and such withdraw or release is permitted by the terms of the Collateral Agency and Accounts Agreement.

Section 5.20            Material MileagePlus Agreements. On or prior to each Determination Date, the Company shall deliver updates to Schedule 3.18 to the extent necessary to cause the Material MileagePlus Agreements listed on such schedule, in the aggregate, to represent at least 90% of the cash revenues of the Company in the prior twelve (12) months, calculated with respect to any calendar month prior to the Closing Date, as if United had paid cash to the Company for the Miles purchased from the Company during such month.

Section 5.21            MPH Revenue Account. The Company shall promptly, and in any event not later than September 1, 2020 (or such later date as the Collateral Controlling Party may agree), establish a standing order that shall sweep funds on a daily basis from the MPH Revenue Account to the Collection Account no later than the Business Day after the day such funds are deposited into the MPH Revenue Account. The Company shall enter into an Account Control Agreement relating to the MPH Revenue Account providing that the Master Collateral Agent may, upon the occurrence of an Event of Default, direct the account bank at which the MPH Revenue Account is held with respect to the application of funds on deposit in the MPH Revenue Account. The MPH Revenue Account shall be subject at all times to an Account Control Agreement.

Section 5.22            Mandatory Prepayments. To the extent not applied in accordance with Section 2.12, the Borrowers shall cause an amount equal to the Net Proceeds from all transactions that result in mandatory prepayments pursuant to the terms of Section 2.12 to be deposited promptly into the Collection Account, which amounts shall be applied in accordance with the terms of Section 2.12.

Section 5.23            Privacy and Data Security.  Each applicable Loan Party shall maintain in effect commercially reasonable privacy and data security policies. Without limiting the generality of the foregoing, except as would not reasonably be expected to result in a Material Adverse Effect, each applicable Loan Party shall comply in all material respects and shall cause each of its Subsidiaries and each of its Third Party Processors to be in compliance in all material respects with (i) all internal privacy policies and privacy policies contained on any websites maintained by or on behalf of each such Loan Party or such Subsidiary and such policies are accurate, not misleading and consistent with the actual practices of the Company, (ii) all Data Protection Laws with respect to Personal Data, including Data Protection Laws anywhere in the United States, the State of California, the United Kingdom and the European Union and (iii) its contractual commitments and obligations regarding Personal Data.

Section 6.

NEGATIVE COVENANTS

From the date hereof and for so long as the Term Loan Commitments remain in effect or principal of or interest on any Term Loan is owing (or any other amount that is due and unpaid on the first date that none of the foregoing is in effect, outstanding or owing, respectively, is owing) to any Lender or the Administrative Agent hereunder:

Section 6.01            Restricted Payments.

(a)            Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i)            declare or pay any dividend or make any other payment or distribution on account of Parent’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Parent or any of its Restricted Subsidiaries) or to the direct or indirect holders of Parent’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than (1) solely with respect to the Loan Parties other than the Company and its Subsidiaries (A) dividends, distributions or payments payable in Qualifying Equity Interests or in the case of preferred stock of Parent, an increase in the liquidation value thereof and (B) dividends, distributions or payments payable to Parent or a Restricted Subsidiary of Parent and (2) solely with respect to the Subsidiaries of the Company, dividends, distributions or payments payable to the Company or a Restricted Subsidiary of the Company);

(ii)            purchase, redeem or otherwise acquire or retire for value any Equity Interests of Parent; or

(iii)            make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value (collectively for purposes of this clause (iii), a “purchase”) any Indebtedness of the Loan Parties that is contractually subordinated to the Obligations (excluding any intercompany Indebtedness between or among Parent and any of its Restricted Subsidiaries), except any scheduled payment of interest and any purchase within two years of the Stated Maturity thereof; or

(iv)            make any Restricted Investment,

(all such payments and other actions set forth in these clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, solely with respect to Parent and the Restricted Subsidiaries (other than the Company and its Subsidiaries), at the time of and after giving effect to such Restricted Payment:

(1)            no Default or Event of Default has occurred and is continuing as of such time; and

(2)            such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Parent and its Restricted Subsidiaries since the Closing Date (excluding Restricted Payments permitted by clauses (2) through (20) of Section 6.01(b) hereof), is less than the sum, without duplication, of:

(A)            the sum of (x) 50% of the Consolidated Net Income of Parent for the period (taken as one accounting period) from July 1, 2011 to the end of Parent’s first fiscal quarter of 2020 and (y) 50% of the Consolidated Net Income of Parent for the period (taken as one accounting period) from January 1, 2021 to the end of Parent’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(B)            100% of the aggregate net cash proceeds and the Fair Market Value of non-cash consideration received by Parent since May 7, 2013 as a contribution to its common equity capital or from the issue or sale of Qualifying Equity Interests (other than Qualifying Equity Interests sold to a Subsidiary of Parent and excluding Excluded Contributions); plus

(C)            100% of the aggregate net cash proceeds and the Fair Market Value of non-cash consideration received by Parent or a Restricted Subsidiary of Parent from the issue or sale of convertible or exchangeable Disqualified Stock of Parent or a Restricted Subsidiary of Parent or convertible or exchangeable debt securities of Parent or a Restricted Subsidiary of Parent (regardless of when issued or sold) or in connection with the conversion or exchange thereof, in each case that have been converted into or exchanged since May 7, 2013 for Qualifying Equity Interests (other than Qualifying Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of Parent); plus

(D)            to the extent that any Restricted Investment that was made after May 7, 2013 (other than in reliance on clause (16) of Section 6.01(b)) is (i) sold for cash or otherwise cancelled, liquidated or repaid for cash or (ii) made in an entity that subsequently becomes a Restricted Subsidiary of Parent, the initial amount of such Restricted Investment (or, if less, the amount of cash received upon repayment or sale); plus

(E)            to the extent that any Unrestricted Subsidiary of Parent designated as such after the Closing Date is redesignated as a Restricted Subsidiary after the Closing Date, the lesser of (i) the Fair Market Value of Parent’s Restricted Investment in such Subsidiary (made other than in reliance on clause (16) of Section 6.01(b)) as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the Closing Date; plus

(F)            100% of any dividends received in cash by Parent or a Restricted Subsidiary of Parent after May 7, 2013 from an Unrestricted Subsidiary of Parent, to the extent that such dividends were not otherwise included in the Consolidated Net Income of Parent for such period.

(b)            Solely in the case of Parent and its Restricted Subsidiaries (other than the Company and its Subsidiaries), the provisions of Section 6.01(a) hereof will not prohibit:

(1)            the payment of any dividend or distribution or the consummation of any irrevocable redemption within sixty (60) days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Agreement;

(2)            the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Parent) of, Qualifying Equity Interests or from the substantially concurrent contribution of common equity capital to Parent; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Qualifying Equity Interests for purposes of clause (a)(2)(B) of Section 6.01 hereof and will not be considered to be Excluded Contributions;

(3)            the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution), distribution or payment by a Restricted Subsidiary of Parent to the holders of its Equity Interests on a pro rata basis;

(4)            the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of Parent or United that is contractually subordinated to the Obligations with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(5)            the repurchase, redemption, acquisition or retirement for value of any Equity Interests of Parent or any Restricted Subsidiary of Parent held by any current or former officer, director, consultant or employee (or their estates or beneficiaries of their estates) of Parent or any of its Restricted Subsidiaries pursuant to any management equity plan or equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $50.0 million in any twelve (12) month period (except to the extent such repurchase, redemption, acquisition or retirement is in connection with (x) the acquisition of a Permitted Business or merger, consolidation or amalgamation otherwise permitted by this Agreement and in such case the aggregate price paid by Parent and its Restricted Subsidiaries may not exceed $100.0 million in connection with such acquisition of a Permitted Business or merger, consolidation or amalgamation or (y) the Continental/United Merger, in which case no dollar limitation shall be applicable); provided further that Parent or any of its Restricted Subsidiaries may carry over and make in subsequent twelve (12) month periods, in addition to the amounts permitted for such twelve (12) month period, up to $25.0 million of unutilized capacity under this clause (5) attributable to the immediately preceding twelve (12) month period;

(6)            the repurchase of Equity Interests or other securities deemed to occur upon (A) the exercise of stock options, warrants or other securities convertible or exchangeable into Equity Interests or any other securities, to the extent such Equity Interests or other securities represent a portion of the exercise price of those stock options, warrants or other securities convertible or exchangeable into Equity Interests or any other securities or (B) the withholding of a portion of Equity Interests issued to employees and other participants under an equity compensation program of Parent or its Subsidiaries to cover withholding tax obligations of such persons in respect of such issuance;

(7)            so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends, distributions or payments to holders of any class or series of Disqualified Stock or subordinated debt of Parent or any preferred stock of any Restricted Subsidiary of Parent;

(8)            payments of cash, dividends, distributions, advances, common stock or other Restricted Payments by Parent or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (A) the exercise of options or warrants, (B) the conversion or exchange of Capital Stock of any such Person or (C) the conversion or exchange of Indebtedness or hybrid securities into Capital Stock of any such Person;

(9)            the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Parent or any Disqualified Stock or preferred stock of any Restricted Subsidiary of Parent to the extent such dividends are included in the definition of “Fixed Charges” for such Person;

(10)            in the event of a Parent Change of Control, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of any subordinated Indebtedness of any Parent Guarantor or Parent Subsidiary Guarantor, in each case, at a purchase price not greater than 101% of the principal amount of such subordinated Indebtedness, plus any accrued and unpaid interest thereon; provided, that if prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Parent Guarantors (or a third party to the extent permitted by this Agreement) have prepaid the Term Loans to the extent required by Section 2.12(e) (it being agreed that any Loan Party may pay, purchase, redeem, defease or otherwise acquire or retire such subordinated Indebtedness even if the purchase price exceeds 101% of the principal amount of such subordinated Indebtedness; provided further that the amount paid in excess of 101% of such principal amount is otherwise permitted under the Restricted Payments covenant);

(11)            Restricted Payments made with Excluded Contributions;

(12)            the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to Parent or any of its Restricted Subsidiaries by, any Unrestricted Subsidiary;

(13)            the distribution or dividend of assets or Capital Stock of any Person in connection with any full or partial “spin-off” of a Subsidiary or similar transactions; provided that (A) if such Subsidiary is not a Guarantor, no Default or Event of Default has occurred and is continuing and (B) the assets distributed or dividended do not include, directly or indirectly, any property or asset that constitutes Collateral;

(14)            the distribution or dividend of assets or Capital Stock of any Person in connection with any full or partial “spin-off” of a Subsidiary or similar transactions having an aggregate Fair Market Value not to exceed $600.0 million since the Closing Date; provided that the assets distributed or dividended do not include, directly or indirectly, any property or asset that constitutes Collateral;

(15)            so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount not to exceed $1.0 billion, such aggregate amount to be calculated from the Closing Date;

(16)            so long as no Default or Event of Default has occurred and is continuing, any Restricted Investment by Parent and/or any Restricted Subsidiary of Parent;

(17)            the payment of any amounts in respect of any restricted stock units or other instruments or rights whose value is based in whole or in part on the value of any Equity Interests issued to any directors, officers or employees of Parent or any Restricted Subsidiary of Parent;

(18)            so long as no Default or Event of Default has occurred and is continuing, Restricted Payments (i) made to purchase or redeem Equity Interests of Parent or (ii) consisting of payments in respect of any Indebtedness (whether for purchase or prepayment thereof or otherwise);

(19)            any Restricted Payment so long as both before and after giving effect to such Restricted Payment, Parent and its Restricted Subsidiaries have Liquidity in the aggregate of at least $3.5 billion; and

(20)            Restricted Payments in an aggregate amount which do not exceed 5.0% of the Consolidated Tangible Assets of Parent and its Restricted Subsidiaries (calculated at the time of such Restricted Payment).

In the case of any Restricted Payment that is not cash, the amount of such non-cash Restricted Payment will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Parent or such Restricted Subsidiary of Parent, as the case may be, pursuant to the Restricted Payment.

For purposes of determining compliance with this Section 6.01, if a proposed Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (20) of subparagraph (b) of this Section 6.01, or is entitled to be made pursuant to subparagraph (a) of this Section 6.01, Parent will be entitled to classify on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this Section 6.01.

For the avoidance of doubt, with respect solely to Parent and the Restricted Subsidiaries (other than the Company and its Subsidiaries) the following shall not constitute Restricted Payments and therefore will not be subject to any of the restrictions described in Section 6.01(a) or (b):

(i)            the payment on or with respect to, or purchase, redemption, defeasance or other acquisition or retirement for value of any Indebtedness of Parent or any Restricted Subsidiary of Parent that is not contractually subordinated to the Obligations;

(ii)            the payment of regularly scheduled amounts in respect of, and the issuance of common stock of Parent upon conversion of, the 6% Convertible Preferred Securities, Term Income Deferred Equity Securities (TIDES)SM issued by Continental Airlines Finance Trust II or the underlying 6% Convertible Junior Subordinated Debentures due 2030 issued by Continental;

(iii)            the conversion of the Capital Stock of United pursuant to the Airlines Merger; and

(iv)            the conversion of the Capital Stock of United or Parent pursuant to the Airline/Parent Merger.

Notwithstanding anything in this Agreement to the contrary, if a Restricted Payment is made at a time when a Default has occurred and is continuing and such Default is subsequently cured, the Default or Event of Default arising from the making of such Restricted Payment during the existence of such Default shall simultaneously be deemed cured.

(c)            The Company and its Subsidiaries will not, directly or indirectly, make any Restricted Payments or any payments in respect of any intercompany Indebtedness; provided that the provisions of this Section 6.01(c) hereof will not prohibit (1) Restricted Payments with amounts released to the Borrowers under Section 2.10(b)(xi), including the making of any intercompany loans and any payments in respect of intercompany debt or Junior Lien Debt, any payment with respect to Indebtedness in the nature of an “AHYDO catch-up payment” with respect to any Indebtedness that constitutes an applicable high-yield discount obligation and any payments in respect of intercompany debt; provided further that (i) the Company and its Subsidiaries shall not (i) make any Investments other than Permitted Investments described in clauses (1) (solely in the case of Investments in the Company and its Subsidiaries not otherwise prohibited hereunder or other Investments in connection with or pursuant to the Transaction Documents), (2), (4) (other than in the case of IPB), (6) (other than in the case of IPB), (7) (other than in the case of IPB), (9), (10) (solely in the case of Guarantees of Indebtedness of the Company and its Subsidiaries permitted hereunder), (11), (14), (15) and (16) of the definition of “Permitted Investments”; and (ii) the Company shall only be permitted to make Restricted Payments using such amounts so long as no Event of Default has occurred and is continuing (and, solely in the case of repayments of intercompany debt, the Administrative Agent shall not have provided two (2) Business Days’ notice terminating such right to make such payment), (2) distributions by the Company of a portion of its rights in respect of the MileagePlus Intercompany Loan, so long as after giving effect to such distribution the principal amount owing to the Company shall not be less than the then-outstanding principal amount of Priority Lien Debt and (3) the making of the MileagePlus Intercompany Loan; provided further that the foregoing shall not restrict the ability of the Subsidiaries of the Company from making Restricted Payments (and payments in respect of intercompany Indebtedness) to the Company or another Subsidiary of the Company.

Section 6.02            Incurrence of Indebtedness and Issuance of Preferred Stock. Neither Borrower shall nor shall either Borrower permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect any Indebtedness other than the following:

(a)            Junior Lien Debt; provided that (i) prior to the incurrence of such Junior Lien Debt, the Rating Agency Condition shall have been satisfied, (ii) no Event of Default or Early Amortization Event shall have occurred and be continuing or would result from the issuance of such Junior Lien Debt, (iii) to the extent that immediately after giving effect to the issuance of such Junior Lien Debt the aggregate outstanding amount of Junior Lien Debt would exceed $750.0 million, the ratio of (A) (I) the aggregate outstanding amount of Junior Lien Debt (including such Junior Lien Debt being then issued) plus (II) the greater of (x) the then outstanding principal amount of Priority Lien Debt and (y) the Priority Lien Cap divided by (B) the sum of (x) the aggregate amount of Transaction Revenue received during the period of four consecutive Quarterly Reporting Periods ending on the most recent Determination Date, and (y) funds transferred to the Collection Account pursuant to Section 2.24 in connection with such Determination Date shall not exceed 1.60 to 1.00 on a pro forma basis and (iv) such Junior Lien Debt shall not be incurred by or subject to a guarantee by any Subsidiary of the Company other than any Company Subsidiary Guarantor;

(b)            Pre-paid Miles Purchases, so long as (i) the aggregate amount of Miles purchased thereunder does not exceed an amount equal to the result of (x) $500.0 million divided by (y) the rate by which such Person purchases Miles from the Company as of the Closing Date, (ii) such Pre-paid Miles Purchases are consummated on or before December 31, 2020, (iii) the proceeds of such Pre-paid Miles Purchases are deposited to the MPH Revenue Account (iv) such sale is non-recourse to and non-refundable by the Borrower Parties and (v) the Indebtedness related thereto is (x) unsecured and subordinated to the Obligations pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent and (y) not guaranteed by Parent or any of its Subsidiaries;

(c)            Indebtedness under this Agreement and Qualifying Note Debt and any Indebtedness issued in a Capital Markets Offering by the Borrowers; provided that (i) any such Indebtedness (other than with respect to clauses (A) and (B), customary bridge loans which, subject only to customary conditions (which shall be limited to no payment or bankruptcy event of default) would either automatically be converted into or required to be exchanged for long-term refinancing in the form of Incremental Term Loans permitted under (and subject to the requirements of) Section 2.27, Replacement Term Loans permitted under (and subject to the requirements of) Section 10.08 or Priority Lien Debt permitted under (and subject to the requirements of) this Section 6.02(c)), (A) shall have a maturity date not earlier than the Latest Maturity Date then in effect, (B) shall have a Weighted Average Life to Maturity thereof no shorter than the Weighted Average Life to Maturity of the existing Term Loans or notes outstanding pursuant to this clause (c), and (C) shall not be subject to any Guarantee by any Person other than a Loan Party, (ii) after giving effect to Indebtedness, the outstanding principal amount of the Priority Lien Debt shall not exceed the Priority Lien Cap (plus, fees, expenses, premium and accrued interest in respect of any Indebtedness incurred pursuant to this Section 6.02(c) which refinances other Indebtedness of the Borrower Parties permitted hereunder), (iii) prior to the issuance of any additional Indebtedness issued in a Capital Markets Offering after the initial issuance, the Rating Agency Condition shall have been satisfied, and (iv) in the case of the issuance of any additional Indebtedness issued in a Capital Markets Offering after the initial issuance, the terms and conditions governing such Indebtedness shall (x) be reasonably acceptable to the Administrative Agent or (y) be substantially similar to, or (taken as a whole) no more favorable (as reasonably determined by the Company) to the investors or holders providing such Indebtedness than those applicable to the then-outstanding Term Loans (except to the extent (I) such terms are conformed (or added) in the Loan Documents for the benefit of the Lenders holding then-outstanding Term Loans pursuant to an amendment hereto or thereto subject solely to the reasonable satisfaction of the Company and the Administrative Agent or (II) applicable solely to periods after the latest final maturity date of the Term Loans existing at the time of such incurrence) and (D) shall be issued pursuant to a single indenture (or one or more substantially similar indentures) for all such Indebtedness under this Section 6.02(c); provided that notwithstanding the foregoing, in no event shall such Indebtedness be subject to events of default resulting (either directly or through a cross-default or cross-acceleration provision) from the occurrence of any event described in the definition of “Parent Bankruptcy Event” (or the occurrence of any such event with respect to any Subsidiary of Parent other than any Borrower Party), (v) no Event of Default or Early Amortization Event shall have occurred and be continuing or would result from the issuance of such Indebtedness and (vi) other than in the case of the notes issued on the Closing Date, the pro forma Peak Debt Service Coverage Ratio (calculated using the Maximum Quarterly Debt Service of the then existing Term Loans and notes and such Indebtedness) as of the immediately preceding Determination Date, immediately after giving effect to the issuance of such Indebtedness shall be more than (A) so long as a DSCR Step-up Period is not in effect, (i) for any date of determination prior to the Determination Date occurring in March, 2022, 1.50:1.00, (ii) for any date of determination during the period beginning on or after the Determination Date occurring in March 2022 but excluding the Determination Date occurring in September 2022, 1.75:1.00 and (iii) for any date of determination occurring on or after the Determination Date in September 2022, 2.25:1.00 and (B) if a DSCR Step-up Period is in effect on any Determination Date, 2.25:1.00;

(d)            (x) Indebtedness of the Company or any of its Restricted Subsidiaries (other than IPB) (including any unused commitment) outstanding on the Closing Date and to the extent the principal amount is in excess of $2.5 million, listed on Schedule 6.02 and (y) intercompany Indebtedness (including any unused commitment) outstanding on the Closing Date owed by the Company to a Restricted Subsidiary (other than IPB), by a Restricted Subsidiary (other than IPB) to the Company or by a Restricted Subsidiary (other than IPB) to another Restricted Subsidiary (other than IPB);

(e)            Indebtedness incurred by the Company or any of its Restricted Subsidiaries (other than IPB) (including letter of credit obligations and reimbursement obligations with respect to letters of credit issued in the ordinary course of business), in respect of workers’ compensation claims, bid, appeal, performance or surety bonds, performance or completion guarantees, trade contracts, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance and similar obligations in the ordinary course of business or other Indebtedness with respect to reimbursement or indemnification type obligations regarding workers’ compensation claims, bid, appeal, performance or surety bonds, performance or completion guarantees, trade contracts, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance and similar obligations in the ordinary course of business or consistent with past practice;

(f)            Indebtedness of the Company or any of its Restricted Subsidiaries (other than IPB) owing to Parent or any of its Subsidiaries that are counterparties to a Transaction Document;

(g)            Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) of the Company and its Restricted Subsidiaries (other than IPB and the Aggregator Entities) and obligations in respect of Banking Product Obligations;

(h)            (i) any guarantee by the Company or any of its Restricted Subsidiaries (other than IPB) of Indebtedness or other obligations of any Borrower Party, so long as in the case of a guarantee of Indebtedness by a Restricted Subsidiary that is not a Guarantor, such Indebtedness could have been incurred directly by the Restricted Subsidiary providing such guarantee or (ii) any guarantee by a Restricted Subsidiary of Indebtedness or other obligations of a Borrower;

(i)            Indebtedness arising from agreements of any Borrower Party (other than IPB) providing for customary indemnification or other similar obligations, in each case, incurred or assumed in connection with any transaction not expressly prohibited by this Agreement or any other Loan Document;

(j)            Indebtedness otherwise permitted under Sections 6.06; and

(k)            Indebtedness of the Company and its Restricted Subsidiaries (other than IPB) not otherwise permitted under this Agreement in an aggregate outstanding amount not to exceed $50.0 million.

Section 6.03            [Intentionally Omitted].

Section 6.04            Disposition of Collateral. No Loan Party shall sell or otherwise Dispose of any Collateral (or, in the case of any Borrower or Company Subsidiary Guarantor, any other asset), including by way of any Sale of a Grantor, except for (i) a Permitted Disposition, (ii) Permitted Pre-paid Miles Purchases in an aggregate amount not to exceed $500.0 million, (iii) the lapse, cancellation or abandonment of the intellectual property registrations or applications set forth on Schedule 6.04, (iv) pursuant to the Quitclaim Agreement, or (v) any other sale or Disposition (other than a Sale of a Grantor) of assets having a Fair Market Value in an aggregate amount not to exceed $25.0 million in any fiscal year.

Section 6.05            Transactions with Affiliates.

(a)            Parent will not, and will not permit any of its Restricted Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Parent (each an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $50.0 million, unless:

(i)            the Affiliate Transaction is on terms that are not materially less favorable to Parent or the relevant Restricted Subsidiary (taking into account all effects Parent or such Restricted Subsidiary expects to result from such transaction whether tangible or intangible) than those that would have been obtained in a comparable transaction by Parent or such Restricted Subsidiary with an unrelated Person; and

(ii)            Parent delivers to the Administrative Agent:

(1)            with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $100.0 million, an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) of this Section 6.05(a); and

(2)            with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $200.0 million, an opinion as to the fairness to Parent or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

(b)            The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 6.05(a) hereof:

(i)            any employment agreement, confidentiality agreement, non-competition agreement, incentive plan, employee stock option agreement, long-term incentive plan, profit sharing plan, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by Parent or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(ii)            transactions between or among Parent and/or its Restricted Subsidiaries (including without limitation in connection with any full or partial “spin-off” or similar transactions);

(iii)            transactions with a Person (other than an Unrestricted Subsidiary of Parent) that is an Affiliate of Parent solely because Parent owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(iv)            payment of fees, compensation, reimbursements of expenses (pursuant to indemnity arrangements or otherwise) and reasonable and customary indemnities provided to or on behalf of officers, directors, employees or consultants of Parent or any of its Restricted Subsidiaries;

(v)            any issuance of Qualifying Equity Interests to Affiliates of Parent or any increase in the liquidation preference of preferred stock of Parent;

(vi)            transactions with customers, clients, suppliers or purchasers or sellers of goods or services in the ordinary course of business or transactions with joint ventures, alliances, alliance members or Unrestricted Subsidiaries entered into in the ordinary course of business;

(vii)            Permitted Investments and Restricted Payments that do not violate Section 6.01 hereof;

(viii)            loans or advances to employees in the ordinary course of business not to exceed $20.0 million in the aggregate at any one time outstanding;

(ix)            transactions pursuant to agreements or arrangements in effect on the Closing Date or any amendment, modification or supplement thereto or replacement thereof and any payments made or performance under any agreement as in effect on the Closing Date or any amendment, replacement, extension or renewal thereof (so long as such agreement as so amended, replaced, extended or renewed is not materially less advantageous, taken as a whole, to the Lenders than the original agreement as in effect on the Closing Date);

(x)            transactions between or among Parent and/or its Subsidiaries or transactions between a Receivables Subsidiary and any Person in which the Receivables Subsidiary has an Investment;

(xi)            any transaction effected as part of a Qualified Receivables Transaction;

(xii)            any purchase by Parent’s Affiliates of Indebtedness of Parent or any of its Restricted Subsidiaries, the majority of which Indebtedness is offered to Persons who are not Affiliates of Parent;

(xiii)            transactions pursuant to, in connection with or contemplated by any Marketing and Service Agreement, any Intercompany Agreement or any IP Agreement;

(xiv)            transactions between Parent or any of its Restricted Subsidiaries and any employee labor union or other employee group of Parent or such Restricted Subsidiary provided that such transactions are not otherwise prohibited by this Agreement;

(xv)            transactions with captive insurance companies of Parent or any of its Restricted Subsidiaries;

(xvi)            transactions between a Non-Recourse Financing Subsidiary and any Person in which the Non-Recourse Financing Subsidiary has an Investment;

(xvii)            transactions entered into in order to consummate a Permitted Tax Restructuring; and

(xviii)            entering into the Quitclaim Agreement or effectuating the transactions contemplated thereby.

Section 6.06            Liens. Parent will not, and will not permit any of its Restricted Subsidiaries to create, incur, assume or suffer to exist any Lien of any kind on any property or asset that constitutes Collateral, except Permitted Liens. The Borrowers will not directly or indirectly, create, incur, assume or suffer to exist any consensual Lien of any kind on its rights under any MileagePlus Agreement or any asset or Equity Interest of IPB or any Aggregator Entity, except Liens arising under clauses (1), (2), (3), (4), (5), (6), (7), (10), (11) (solely with respect to the assets of the Company and any MileagePlus Agreement, Liens in favor of issuers of appeal bonds), (14), (16), (20) and (21) of the definition of “Permitted Liens”.

Section 6.07            Business Activities.

(a)            Parent will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Parent and its Restricted Subsidiaries taken as a whole.

(b)            The Borrowers will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses.

Section 6.08            Liquidity. Parent will not permit the aggregate amount of Liquidity at the close of any Business Day to be less than $2.0 billion.

Section 6.09            [Intentionally Omitted].

Section 6.10            Merger, Consolidation, or Sale of Assets.

(a)            No Loan Party (whichever is applicable, the “Subject Company”) shall directly or indirectly: (i) consolidate or merge with or into another Person (whether or not such Subject Company is the surviving Person) or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Subject Company and its Restricted Subsidiaries (taken as a whole), in one or more related transactions, to another Person; provided that the foregoing shall not prohibit Parent or any Parent Subsidiary from such consolidation, merger, sale, assignment, transfer, conveyance or other disposition so long as:

(1)            either (x) the Subject Company is the surviving Person; or (y) the Person formed by or surviving any such consolidation or merger (if other than the Subject Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of (i) the United States, any state of the United States or the District of Columbia or (ii) the Cayman Islands;

(2)            the Person formed by or surviving any such consolidation or merger (if other than the Subject Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Subject Company under the Loan Documents by operation of law (if the surviving Person is the Subject Company) or pursuant to agreements reasonably satisfactory to the Administrative Agent;

(3)            immediately after such transaction, no Event of Default exists; and

(4)            the Subject Company shall have delivered to the Administrative Agent an Officer’s Certificate stating that such consolidation, merger, sale, assignment, transfer, conveyance or other disposition complies with this Agreement.

In addition, a Subject Company will not, directly or indirectly, lease all or substantially all of the properties and assets of such Subject Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

(b)            Clauses (3) and (4) of Section 6.10(a) will not apply to the Airlines Merger or the Airline/Parent Merger, and clauses (1) through (4) above will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets (i) between or among any Parent Guarantors and Parent Subsidiary Guarantors (other than in respect of Collateral (other than Permitted Dispositions)); (ii) between or among any of Parent’s Restricted Subsidiaries that are not Borrowers or Company Subsidiary Guarantors (other than in respect of Collateral); (iii) that is permitted pursuant to Section 6.01; (iv) that is permitted pursuant to the IP Agreements; or (v) with or into an Affiliate solely for the purpose of reincorporating a Subject Company in another jurisdiction, provided such Subject Company is a Grantor, such Grantor remains in compliance with all Collateral Documents.

(c)            Notwithstanding the foregoing, no Borrower or any of its Subsidiaries shall: (i) consolidate or merge with or into another Person or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties, in one or more related transactions, to another Person, other than transactions (A) among the Subsidiaries of the Borrowers (other than IPB) and (B) permitted or required by the Transaction Documents.

(d)            Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of any Subject Company in a transaction that is subject to, and that complies with the provisions of, Section 6.10(a) through (c), the successor Person formed by such consolidation or into or with which such Subject Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Agreement referring to such Subject Company shall refer instead to the successor Person and not to such Subject Company), and may exercise every right and power of such Subject Company under this Agreement with the same effect as if such successor Person had been named as such Subject Company herein; provided that the predecessor Subject Company, if applicable, shall not be relieved from the obligation to pay the principal of, and interest, if any, on the Term Loan except in the case of a sale of all of such Subject Company’s assets in a transaction that is subject to, and that complies with the provisions of, the exceptions set forth in clauses (a) through (c).

Section 6.11            Use of Proceeds. Parent will not use, and will not permit any of its Subsidiaries to use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of any Borrowing (A) in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country (except to the extent permitted by applicable law), or (C) in any manner that would result in the violation of any Sanctions applicable to Parent or any of its Subsidiaries.

Section 6.12            Direction of Payment. Other than as required pursuant to Section 5.14(b) for any successor account that becomes the MPH Revenue Account, no Loan Party shall revoke, or permit to be revoked, any Direction of Payment.

Section 6.13            IP Agreements. The Loan Parties shall not terminate, amend, waive, supplement or otherwise modify any IP Agreement or any provision thereof, exercise any right or remedy under or pursuant to or under any IP Agreement, without the prior written consent of the Required Lenders if such termination, amendment, waiver, supplement or modification or exercise of remedies would reasonably be expected to result in a Material Adverse Effect; provided, however, that (i) termination of any IP License or the IP Management Agreement or any amendment to the termination provisions thereof, or (ii) any amendment to an IP Agreement that (A) materially and adversely affects rights to the MileagePlus Intellectual Property or rights to use MileagePlus Intellectual Property, (B) shortens the scheduled term thereof, (C) in the case of the United Sublicense and the MPH License, materially and adversely changes the amount or calculation of the termination payment, or the amount, calculation or rate of fees due and owing thereunder, (D) changes the contractual subordination of payments thereunder in a manner materially adverse to the Lenders, (E) reduces the frequency of payments thereunder or permits payments due to the Company or IPB thereunder to be deposited to an account other than the MPH Revenue Account or the Collection Account, respectively, (F) changes the amendment standards applicable to such IP Agreement (other than changes affecting rights of the Administrative Agent or the Master Collateral Agent to consent to amendments, which is covered by clause (G)) in a manner that would reasonably be expected to result in a Material Adverse Effect or (G) materially impairs the rights of the Administrative Agent or the Master Collateral Agent to enforce or consent to amendments to any provisions thereof in accordance therewith shall, in each case, be deemed to have a Material Adverse Effect.

Section 6.14            Specified Organization Documents. No Loan Party shall amend, modify or waive any provision of any Specified Organization Document to the extent such amendment, modification or waiver (a) would adversely affect the bankruptcy remoteness of IPB or any Aggregator Entity or (b) would reasonably be expected to result in a Material Adverse Effect.

Section 7.

EVENTS OF DEFAULT AND EARLY AMORTIZATION EVENTS

Section 7.01            Events of Default. In the case of the occurrence of any of the following events and the continuance thereof beyond the applicable grace period if any (each, an “Event of Default”):

(a)            any representation or warranty made by any Loan Party in this Agreement or in any other Loan Document shall prove to have been false or incorrect in any material respect when made, and such representation or warranty, to the extent capable of being corrected, is not corrected within ten (10) Business Days after the earlier of (A) a Responsible Officer of Parent, United or a Borrower obtaining knowledge of such default or (B) receipt by a Borrower of notice from the Administrative Agent of such default; or

(b)            default shall be made in the payment of (i) any principal amount or premium of the Term Loans when and as the same shall become due and payable; (ii) any interest on the Term Loans and such default shall continue unremedied for more than five (5) Business Days; or (iii) any other amount payable hereunder when due and such default shall continue unremedied for more than ten (10) Business Days after the earlier of (A) a Responsible Officer of Parent, United or a Borrower obtaining knowledge of such default or (B) receipt by a Borrower of notice from the Administrative Agent of such default; it being understood that if any default shall be made by any Loan Party in the due observance or performance of the covenants set in Section 5 shall not constitute a default subject to this Section 7.01(b); or

(c)            default shall be made by any Loan Party in the due observance of the covenants in Section 5.17, 5.18, 5.19, 5.21 or 6.08 and such default shall continue unremedied for more than ten (10) Business Days after the earlier of (i) a Responsible Officer of a Parent Guarantor or a Borrower obtaining knowledge of such default or (ii) receipt by a Borrower of notice from the Administrative Agent of such default; or

(d)            default shall be made by any Loan Party or any Restricted Subsidiary in the due observance or performance of any other covenant, condition or agreement to be observed or performed by it pursuant to the terms of this Agreement or any of the other Loan Documents and such default shall continue unremedied or uncured for more than forty-five (45) days (or one hundred thirty five (135) day in the case of Section 5.16(c) and (d)) after the earlier of (i) a Responsible Officer of a Parent Guarantor or a Borrower obtaining knowledge of such default or (ii) receipt by a Borrower of notice from the Administrative Agent of such default; provided that, if such Person is proceeding with diligence and good faith to cure or remedy such default and such default is susceptible to cure or remedy, such forty-five (45) day period (or one hundred thirty five (135) day period in the case of Section 5.16(c) and (d)) shall be extended as may be necessary to cure such failure, such extended period not to exceed sixty (60) days (or one hundred fifty (150) days in the case of Section 5.16(c) and (d)) in the aggregate (inclusive of the original forty-five (45) day period (or the original one hundred thirty five (135) in the case of Section 5.16(c) and (d)); or

(e)            (i) any material provision of any Loan Document to which a Loan Party is a party ceases to be a valid and binding obligation of such Loan Party, or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Loan Document, (ii) the Lien on any material portion of the Collateral intended to be created by the Loan Documents shall cease to be or shall not be a valid and perfected Lien having the priorities contemplated thereby (subject to Permitted Liens and except as permitted by the terms of this Agreement or the Collateral Documents or other than as a result of the action, delay or inaction of the Administrative Agent) or (iii) the guaranty in Section 9 hereof shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of such guaranty, or any Guarantor shall fail to comply with any of the terms or provisions of such guaranty, or any Guarantor shall deny that it has any further liability under such guaranty, provided that in each case, unless Parent or any of its Subsidiaries shall have contested or challenged, other than good faith disputes regarding interpretation of contractual provisions, the validity, perfection or priority of, or attempted to invalidate, such liens or the validity or enforceability of a material provision of any Loan Document or material portion of any Collateral or guaranty document, such breach shall not be an Event of Default unless such breach continues unremedied or uncured for more than twenty (20) Business Days after the earlier of (x) a Responsible Officer of a Parent Guarantor or a Borrower obtaining knowledge of such default or (y) receipt by a Borrower of written notice from the Administrative Agent of such default; provided that, if such Person is proceeding with diligence and good faith to cure or remedy such default and such default is susceptible to cure, such twenty (20)-Business Day period shall be extended as may be necessary to cure such failure, such extended period not to exceed thirty (30) Business Days in the aggregate (inclusive of the original twenty (20)-Business Day period); or

(f)            any Borrower Party

(i)            commences a voluntary case or procedure,

(ii)            consents to the entry of an order for relief against it in an involuntary case,

(iii)            consents to the appointment of a receiver, trustee, liquidator, provisional liquidator, custodian, conservator or other similar official of it or for all or substantially all of its property,

(iv)            makes a general assignment for the benefit of its creditors,

(v)            admits in writing its inability generally to, pay its debts as they become due, or

(vi)            in the case of IPB or any Aggregator Entity, proposes or passes a resolution for its voluntary winding up or liquidation; or

(g)            a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)            is for relief against any Borrower Party;

(ii)            appoints a receiver, trustee, liquidator, provisional liquidator, custodian, conservator or other similar official of any Borrower Party or for all or substantially all of the property of any Borrower Party; or

(iii)            orders the liquidation of any Borrower Party;

and in each case the order or decree remains unstayed and in effect for sixty (60) consecutive days; or

(h)            failure by Parent or any of Parent’s Restricted Subsidiaries (including the Borrower Parties) to pay one or more final judgments is entered by a court or courts of competent jurisdiction aggregating in excess of $150.0 million (determined net of amounts covered by insurance policies issued by creditworthy insurance companies or by third party indemnities or a combination thereof), which judgments are not paid, discharged, bonded, satisfied or stayed for a period of sixty (60) days; or

(i)            (i) any Parent Guarantor or Parent Subsidiary Guarantor shall default in the performance of any obligation relating to Material Indebtedness and any applicable grace periods shall have expired and any applicable notice requirements shall have been complied with, and as a result of such default the holder or holders of such Material Indebtedness or any trustee or agent on behalf of such holder or holders shall have caused such Material Indebtedness to become due prior to its scheduled final maturity date or (ii) any Parent Guarantor or Parent Subsidiary Guarantor shall default in the payment of the outstanding principal amount due on the scheduled final maturity date of any Indebtedness outstanding under one or more agreements of such Loan Party, any applicable grace periods shall have expired and such failure to make payment when due shall be continuing for a period of more than five (5) consecutive Business Days following the applicable scheduled final maturity date thereunder, in an aggregate principal amount at any time unpaid exceeding $200.0 million; provided that such payment default or acceleration resulting from any bankruptcy, insolvency or similar events with respect to a Parent Guarantor or Parent Subsidiary Guarantor shall not constitute a default under this Section 7.01(i); or

(j)            (i) any Borrower Party shall default in the performance of any obligation relating to Material Indebtedness and any applicable grace periods shall have expired and any applicable notice requirements shall have been complied with, and as a result of such default the holder or holders of such Material Indebtedness or any trustee or agent on behalf of such holder or holders shall have caused, or shall be entitled or permit or have the right to cause, such Material Indebtedness to become due prior to its scheduled final maturity date or (ii) any Borrower Party shall default in the payment of the outstanding principal amount due on the scheduled final maturity date of any Indebtedness outstanding under one or more agreements of such Loan Party, any applicable grace periods shall have expired following the applicable scheduled final maturity date thereunder, in an aggregate principal amount at any time unpaid exceeding $200.0 million;

(k)            a termination of a Plan of Parent, United or the Company pursuant to Section 4042 of ERISA that would reasonably be expected to result in a Material Adverse Effect; or

(l)            (i) an exit from, or a termination or cancellation of, the MileagePlus Program or (ii) any termination, expiration or cancellation of (1) an Integrated Agreement, (2) the MileagePlus Intercompany Loan or (3) a Significant MileagePlus Agreement for which, solely in the case of clause (3), (other than Integrated Agreement) a Permitted Replacement MileagePlus Agreement is not entered into as of the effective date of such termination, expiration or cancellation; or

(m)            any Loan Party makes a Material Modification to a Significant MileagePlus Agreement or the Mileage Plus Intercompany Loan without the prior written consent of the Master Collateral Agent (acting at the direction of the Required Debtholders); or

(n)            a termination or cancellation of any IP License; or

(o)            after the occurrence of a Parent Bankruptcy Event, any of the United Case Milestones shall cease to be met or complied with, as applicable; or

(p)            a Borrower Change of Control; or

(q)            (i) failure of (A) the IPB to maintain at least two Independent Managers for more than seven (7) consecutive Business Days or (B) the Company or any Aggregator Entity to maintain at least one Independent Manager for more than seven (7) consecutive Business Days provided that, in each case, no vote for a “Material Action” (as defined in the organizational documents of the related entity) shall be held unless the required Independent Managers have been replaced, (ii) the removal of any Independent Manager of the IPB, any Aggregator Entity or the Company without “cause” (as such term is defined in the organizational or constitutional documents of the related entity) or without giving prior written notice to the Administrative Agent, each as required in the organizational or constitutional documents of the related entity or (iii) an Independent Manager of the IPB, any Aggregator Entity or the Company that is not provided by a nationally recognized service reasonably acceptable to the Administrative Agent shall be appointed without the consent of the Administrative Agent;

then, and in every such event and at any time thereafter during the continuance of such event, the Administrative Agent shall, at the request of the Required Lenders, by written notice to the Borrowers (with a copy to the Master Collateral Agent, the Collateral Administrator and the Collateral Custodian), take one or more of the following actions, at the same or different times:

A.            terminate forthwith the Term Loan Commitments;

B.            declare the Term Loans or any portion thereof then outstanding to be forthwith due and payable, whereupon the principal of the Term Loans and other Obligations and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Loan Document to the contrary notwithstanding;

C.            provide notice to the Borrowers that any funds, payments, recoveries, distributions or Available Funds received shall be applied as set forth in this Section 7.01 rather than as set forth in Section 2.10(b);

D.            set-off amounts in any accounts (other than accounts pledged to secure other Indebtedness of any Loan Party, Escrow Accounts, Payroll Accounts, other accounts held in trust for an identified beneficiary or any other Excluded Accounts (as defined in the Security Agreement)) maintained with the Administrative Agent, the Collateral Custodian, the Collateral Administrator, the Master Collateral Agent, Depositary or the Collateral Custodian (or any of their respective affiliates) and apply such amounts to the obligations of the Loan Parties hereunder and in the other Loan Documents; and

E.            subject to the terms of the Loan Documents, exercise any and all remedies under the Loan Documents and under applicable law available to the Administrative Agent, the Collateral Administrator, the Master Collateral Agent and the Lenders.

In case of any event described in clause (f), (g) or (o) of this Section 7.01, the actions and events described in clauses (A), (B) and (C) above shall be required or taken automatically, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties. Subject to the terms of the Collateral Agency and Accounts Agreement, any payment received after (i) the occurrence and continuance of a Borrower Bankruptcy Event or (ii) the occurrence and continuance of any other Event of Default in which the Master Collateral Agent (at the direction of the Required Debtholders) or the Administrative Agent (at the direction of the Required Lenders) has provided the Borrowers with at least two (2) Business Days’ prior written notice that the Available Funds will be distributed pursuant to the priority set forth below, any Available Funds and other payments, including any amounts realized upon enforcement of any Collateral Documents or any payments, recoveries or distributions received in any proceeding under any Bankruptcy Laws including adequate protection and Chapter 11 plan distributions to the extent received by the Collateral Administrator from the Master Collateral Agent as the Term Loan Facility Ratable Share thereof shall be applied by the Collateral Administrator and, as follows:

(i)             first, (x) ratably, to (i) so long as Wilmington Trust, National Association should be serving as the Master Collateral Agent and Depositary, together with any amounts transferred to the Payment Account with respect to such Payment Date to pay such amounts, the Depositary and the Master Collateral Agent, Fees, costs, expenses, reimbursements and indemnification amounts due and payable to such Agents pursuant to the terms of the Loan Documents and (ii) the Collateral Administrator and Collateral Custodian, the fees, costs, expenses, reimbursements and indemnification amounts due and payable to such Persons pursuant to the term of the Loan Documents, and then (y) to the Administrative Agent, Fees, costs, expenses, reimbursements and indemnification amounts due and payable to such Agents pursuant to the terms of the Loan Documents and then (z) ratably, to each other Person (other than Parent and its Subsidiaries) for the Term Loan Facility Ratable Share, fees, expenses and other amounts due and owing to such Person by the Borrowers (to the extent not otherwise paid), including with respect to fees owed to any Independent Manager of IPB or any Aggregator Entity and the IP Manager;

(ii)            second, to the Administrative Agent, on behalf of the Lenders, any due and unpaid interest on the Term Loans;

(iii)           third, to the Administrative Agent, on behalf of the Lenders in an amount equal to the amount necessary to pay the outstanding principal balance of the Term Loans in full;

(iv)           fourth, to pay to the Administrative Agent on behalf of the Lenders, any additional Obligations then due and payable, including any Premium; and

(v)            fifth, all remaining amounts shall be deposited into the Collection Account.

Section 7.02           Early Amortization Event. In the case of the happening of any Early Amortization Event, the Administrative Agent may, and at the direction of the Required Lenders shall, by notice to the Borrowers, provide written notice to the Borrowers that an Early Amortization Event has occurred.

Section 8.

THE AGENTS

Section 8.01           Administration by Agents.

(a)            Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders hereby irrevocably appoints the Master Collateral Agent to act on its behalf as the Master Collateral Agent hereunder and under the Collateral Documents and authorizes the Master Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Master Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders hereby irrevocably appoints the Collateral Administrator to act on its behalf as the Collateral Administrator hereunder and authorizes the Collateral Administrator to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Administrator by the terms hereof, together with such actions and powers as are reasonably incidental thereto. The Collateral Administrator shall be the Senior Secured Debt Representative (as defined in the Collateral Agency and Accounts Agreement) on behalf of the Lenders and the other Secured Parties. For any Act of Required Debtholders under the Collateral Agency and Accounts Agreement, the Collateral Administrator shall take instruction from the Administrative Agent (on behalf of the Required Lenders) hereunder (which such instruction shall include a certification by the Administrative Agent as to the aggregate principal amount of the Term Loans represented by such instruction).

(b)            Each of the Lenders hereby authorizes the Administrative Agent, the Collateral Administrator and the Master Collateral Agent, as applicable, and in their sole discretion:

(i)            to execute (or direct the execution of) any documents or instruments or take any other actions reasonably requested by the Loan Parties to release a Lien granted to the Master Collateral Agent, for the benefit of the Secured Parties, on any asset that is part of the Collateral of the Loan Parties (A) upon the payment in full of all Obligations (except for contingent obligations in respect of which a claim has not yet been made), (B) that is sold or to be sold or transferred as part of or in connection with any sale or other transfer permitted by the terms of this Agreement or under any other Loan Document to a Person that is not a Loan Party or in connection with the designation of any Restricted Subsidiary as an Unrestricted Subsidiary, (C) if the property subject to such Lien is owned by a Loan Party, upon the release of such Loan Party from its Guarantee otherwise in accordance with the Loan Documents, (D) as to the extent provided in the Collateral Documents, (E) that constitutes Excluded Property or (F) if approved, authorized or ratified in writing in accordance with Section 10.08;

(ii)           to determine that the cost to the Company or any other Grantor, as the case may be, is disproportionate to the benefit to be realized by the Secured Parties by perfecting a Lien in a given asset or group of assets included in the Collateral and that the Company or such other Grantor, as the case may be, should not be required to perfect such Lien in favor of the Master Collateral Agent, for the benefit of the Secured Parties;

(iii)          to enter into the other Loan Documents on terms acceptable to the Administrative Agent, the Collateral Administrator and the Master Collateral Agent and to perform its respective obligations thereunder;

(iv)          to execute any documents or instruments or take any other actions reasonably requested by the Loan Parties to release any Guarantor from the guarantees provided herein pursuant to Section 9.05;

(v)           to enter into (or direct the entrance into) any Intercreditor Agreement or intercreditor and/or subordination agreements in accordance herewith, including Section 6.06 on terms reasonably acceptable to the Administrative Agent, and in each case to perform its obligations thereunder and to take such action and to exercise the powers, rights and remedies granted to it thereunder and with respect thereto; and

(vi)          to enter into (or direct the entrance into) any other agreements reasonably satisfactory to the Administrative Agent granting Liens to the Master Collateral Agent, for the benefit of the Secured Parties, on any assets of any Borrower or any other Grantor to secure the Obligations.

(c)            The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or prospective Lender is a Disqualified Lender or (ii) have any liability with respect to or arising out of any assignment of Term Loans, or disclosure of confidential information to any Disqualified Lenders.

(d)            Concurrently herewith, the Administrative Agent directs the Master Collateral Agent and the Master Collateral Agent is authorized to enter into the Collateral Documents and any other related agreements in the form delivered to the Master Collateral Agent. For the avoidance of doubt, all of the Master Collateral Agent’s rights, protections and immunities provided herein shall apply to the Master Collateral Agent for any actions taken or omitted to be taken under the Collateral Documents and any other related agreements in such capacity.

Section 8.02           Rights of Administrative Agent and the Other Agents. Any institution serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its respective Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate of Parent as if it were not an Agent hereunder. The rights, privileges, protections, indemnities, immunities and benefits given to the Collateral Administrator are extended to, and shall be enforceable by, (i) the Collateral Administrator in each Loan Document and each other document related hereto to which it is a party and (ii) the entity acting as the Collateral Administrator in each of its capacities hereunder and under the other Loan Documents and any related document whether or not specifically set forth therein.

Section 8.03           Liability of Agents.

(a)            No Agent shall have any duties or obligations except those expressly set forth herein and in any other applicable Loan Document. Without limiting the generality of the foregoing, (i) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether an Early Amortization Event or an Event of Default has occurred and is continuing, (ii) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.08), (iii) except as expressly set forth herein, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower, Parent or any of Parent’s Subsidiaries that is communicated to or obtained by the institution serving as an Agent or any of its Affiliates in any capacity and (iv) no Agent will be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect. No Agent shall be liable for any action taken or not taken by it with the consent of, or at the request of (i) the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.08) or (ii) in the case of the Collateral Administrator and the Master Collateral Agent, the Administrative Agent, or (B) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent, the Collateral Administrator nor the Master Collateral Agent shall be deemed to have knowledge of any Early Amortization Event, Event of Default or Default unless and until written notice thereof is given to the Administrative Agent, the Collateral Administrator or the Master Collateral Agent, respectively, by, in the case of the Administrative Agent or the Collateral Administrator, a Borrower, Parent or a Lender or, in the case of the Master Collateral Agent, the Administrative Agent, and neither Administrative Agent, the Collateral Administrator nor the Master Collateral Agent shall be responsible for, or have any duty to ascertain or inquire into, (A) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (B) the contents of any certificate, report or other document delivered hereunder or in connection herewith or in connection with any other Loan Document, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document or related document, (D) the validity, enforceability, effectiveness, value, sufficiency or genuineness of this Agreement or any other agreement, instrument or document or any Collateral or security interest, or (E) the satisfaction of any condition set forth in Section 4 or elsewhere herein or in any other Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(b)            Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for Parent, United or a Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(c)            Each Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through its Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of any Agent and any such sub-agent, and shall apply to their respective activities as such Agent. Neither the Master Collateral Agent nor the Collateral Administrator shall be responsible for the acts or omissions of any such sub-agent appointed with due care.

(d)            The following additional rights and protections shall be applicable to the Master Collateral Agent and the Collateral Administrator in connection with this Agreement, the other Loan Documents and any related document:

(i)             Neither the Master Collateral Agent nor the Collateral Administrator shall have any liability for any action taken, or errors in judgment made, in good faith by it or any of its officers, employees or agents, unless it shall have been negligent in ascertaining the pertinent facts.

(ii)            Nothing in this Agreement or any other Loan Document shall require the Master Collateral Agent or the Collateral Administrator to expend or risk its own funds or otherwise incur any liability in the performance of any of its duties or in the exercise of any of its rights or powers hereunder.

(iii)           Neither the Master Collateral Agent nor the Collateral Administrator shall be under any obligation to exercise any of the rights or powers vested in it by this Agreement or any other Loan Document at the request or direction of the Administrative Agent or the Lenders, unless such Person shall have offered to the Master Collateral Agent or the Collateral Administrator, as applicable, security or indemnity (satisfactory to the Master Collateral Agent or the Collateral Administrator, as applicable, in its sole and absolute discretion) against the costs, expenses and liabilities which may be incurred by it in compliance with such request or direction.

(iv)           Notwithstanding anything to the contrary herein or in any other Transaction Document, neither the Collateral Administrator nor the Master Collateral Agent shall be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Agreement and any other Loan Document to which it is a party, whether or not an original or a copy of such agreement has been provided to the Collateral Administrator or the Master Collateral Agent, as applicable, and shall not be subject to, or bound by, the terms and provisions of any documents to which it is not a party.

(v)            In the event that any Collateral shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Collateral, each of the Master Collateral Agent and the Collateral Administrator is hereby expressly authorized, each in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that the Master Collateral Agent or the Collateral Administrator obeys or complies with any such writ, order or decree it shall not be liable to any of the Loan Parties or to any other Person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

(vi)           The Master Collateral Agent and the Collateral Administrator shall be entitled to request and receive written instructions from the Administrative Agent and shall have no responsibility or liability to the Lenders for any losses or damages of any nature that may arise from any action taken or not taken by the Master Collateral Agent or the Collateral Administrator in accordance with the written direction of the Administrative Agent.

(vii)          The Master Collateral Agent and the Collateral Administrator may request, rely on and act in accordance with Officer’s Certificates and/or opinions of counsel, and shall incur no liability and shall be fully protected in acting or refraining from acting in accordance with such Officer’s Certificates and opinions of counsel.

(viii)         If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Agreement or any other Loan Document, or the Master Collateral Agent or the Collateral Administrator is in doubt as to the action to be taken hereunder, the Master Collateral Agent or the Collateral Administrator may, at its option, after sending written notice of the same to the Administrative Agent, refuse to act until such time as it (a) receives a final non-appealable order of a court of competent jurisdiction directing delivery of the Collateral or otherwise regarding such matter or (b) receives a written instruction, executed by each of the parties involved in such disagreement or dispute, in a form reasonably acceptable to the Master Collateral Agent or the Collateral Administrator, as applicable, directing delivery of the Collateral or otherwise regarding such matter. The Master Collateral Agent and the Collateral Administrator will be entitled to act on any such written instruction or final, non-appealable order of a court of competent jurisdiction without further question, inquiry or consent. The Master Collateral Agent and the Collateral Administrator may file an interpleader action in a state or federal court, and upon the filing thereof, the Master Collateral Agent or the Collateral Administrator will be relieved of all liability as to the Collateral and will be entitled to recover reasonable and documented out-of-pocket attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action.

(ix)           Neither the Collateral Administrator nor the Master Collateral Agent shall be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, any act or provision of any present or future law or regulation or governmental authority; acts of God; earthquakes; fires; floods; wars; terrorism; civil or military disturbances; sabotage; epidemics, pandemics or similar health crises; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility.

(x)            Neither the Master Collateral Agent nor Collateral Administrator shall have any obligation to give, execute, deliver, file, record, authorize or obtain any financing statements, notices, instruments, documents, agreements, consents or other papers as shall be necessary to (i) create, preserve, perfect or validate the security interest granted to the Master Collateral Agent or the Collateral Administrator pursuant to this Agreement or any other Loan Document or any related document or (ii) enable the Master Collateral Agent or the Collateral Administrator to exercise and enforce its rights under this Agreement or any other Loan Document or any related document with respect to such pledge and security interest.

(xi)           For purposes of clarity, but without limiting any rights, protections, immunities or indemnities afforded to the Master Collateral Agent or the Collateral Administrator hereunder (including without limitation in this Section 8) and under the other Loan Documents, phrases such as “satisfactory to the Master Collateral Agent or the Collateral Administrator,” “approved by the Master Collateral Agent or the Collateral Administrator,” “acceptable to the Master Collateral Agent or the Collateral Administrator,” “as determined by the Master Collateral Agent or the Collateral Administrator,” “in the Master Collateral Agent’s or the Collateral Administrator’s discretion,” “selected by the Master Collateral Agent or the Collateral Administrator,” “elected by the Master Collateral Agent or the Collateral Administrator,” “requested by the Master Collateral Agent or the Collateral Administrator,” and phrases of similar import that authorize or permit the Master Collateral Agent or the Collateral Administrator to approve, disapprove, determine, act or decline to act in its discretion shall be subject to the Master Collateral Agent or the Collateral Administrator, as applicable, receiving written direction from the Administrative Agent to take such action or to exercise such rights.

(e)            Anything herein to the contrary notwithstanding, the Lead Arrangers listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender.

Section 8.04           Reimbursement and Indemnification. Each Lender agrees (a) to reimburse on demand the Administrative Agent (and the Collateral Administrator, the Master Collateral Agent, the Depositary and the Collateral Custodian) for such Lender’s Aggregate Exposure Percentage of any expenses and fees incurred for the benefit of the Lenders under this Agreement and any of the Loan Documents, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, and any other expense incurred in connection with the operations or enforcement thereof, not reimbursed by the Loan Parties and (b) to indemnify and hold harmless the Administrative Agent, the Collateral Administrator, the Master Collateral Agent, the Collateral Custodian and any of their Related Parties, on demand, in the amount equal to such Lender’s Aggregate Exposure Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any of them in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by it or any of them under this Agreement or any of the Loan Documents to the extent not reimbursed by the Loan Parties (except such as shall result from its own gross negligence or willful misconduct).

Section 8.05           Successor Agents.

(a)            Subject to the appointment and acceptance of a successor agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrowers (with a copy to the Collateral Administrator, the Master Collateral Agent and the Collateral Custodian). Upon any such resignation by the Administrative Agent, the Required Lenders shall have the right, with the consent (provided no Event of Default under Section 7.01(b), (g) or (h) has occurred and is continuing) of the Borrowers (such consent not to be unreasonably withheld or delayed), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, with the consent (provided no Early Amortization Event or Event of Default or Default has occurred or is continuing) of the Borrowers (such consent not to be unreasonably withheld or delayed), appoint a successor Administrative Agent which shall be a bank institution with an office in New York, New York. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder, the provisions of this Section 8 and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as an Administrative Agent. If the Administrative Agent resigns and no successor is appointed within 45 days, the rights and obligations of such Administrative Agent shall be automatically assumed by the Required Lenders and the Borrowers shall be directed to make all payments due to each Lender hereunder directly to such Lender until a successor Administrative Agent is appointed in accordance with the terms of this Section 8.05 (including receipt of the Borrowers’ consent).

(b)            The Collateral Administrator may at any time resign at any time upon at least 30 days’ prior written notice to the Borrowers and the Administrative Agent; provided that, no resignation of the Collateral Administrator will be permitted unless a successor Collateral Administrator has been appointed. Promptly after receipt of notice of the Collateral Administrator’s resignation, the Administrative Agent shall promptly appoint a successor Collateral Administrator (which successor Collateral Administrator shall be reasonably acceptable to the Required Lenders and, so long as no payment or bankruptcy Event of Default has occurred and is continuing, the Borrowers) by written instrument, copies of which instrument shall be delivered to the Borrowers, the Master Collateral Agent, the resigning Collateral Administrator and to the successor Collateral Administrator. In the event no successor Collateral Administrator shall have been appointed within 30 days after the giving of notice of such resignation, the Collateral Administrator may petition any court of competent jurisdiction to appoint a successor Collateral Administrator. The Administrative Agent upon at least 30 days’ prior written notice to the Collateral Administrator and the Borrowers, may with or without cause remove and discharge the Collateral Administrator or any successor Collateral Administrator thereafter appointed from the performance of its duties under this Agreement. Promptly after giving notice of removal of the Collateral Administrator, the Administrative Agent shall appoint, or petition a court of competent jurisdiction to appoint, a successor Collateral Administrator (which successor Collateral Administrator shall be reasonably acceptable to the Required Lenders and, so long as no payment or bankruptcy Event of Default has occurred and is continuing, the Borrower). Any such appointment shall be accomplished by written instrument and a copy shall be delivered to the Collateral Administrator and the successor Collateral Administrator, the Borrower and the Master Collateral Agent.

(c)            The Master Collateral Agent may resign, and in any such event shall be replaced, in accordance with the terms of the Collateral Agency and Accounts Agreement.

(d)            In the event that the Collateral Custodian shall no longer have the deposit rating necessary for the Payment Account and Reserve Account to be Eligible Deposit Accounts, the Company shall be permitted to and shall promptly, and in any event within 30 days (as such deadline may be extended by the Master Collateral Agent (acting at the direction of the Collateral Controlling Party)), move the Payment Account and the Reserve Account, as applicable, to a depository institution selected by the Company, subject to the approval of the Administrative Agent, such consent not to be unreasonably withheld, conditioned, delayed or denied, that that has the deposit rating necessary for the Payment Account and Reserve Account to be Eligible Deposit Accounts, and will cause such depositary institution to execute an Account Control Agreement.

Section 8.06           Independent Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Master Collateral Agent, the Collateral Administrator or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Collateral Administrator, the Master Collateral Agent or any Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

Section 8.07           Advances and Payments.

(a)            On the date of each Term Loan, the Administrative Agent shall be authorized (but not obligated) to advance, for the account of each of the Lenders, the amount of the Term Loan to be made by it in accordance with its Term Loan Commitment hereunder. In such event, if a Lender has not in fact made its share of the applicable Term Loan available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith upon written demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to, but excluding, the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the Interest Rate otherwise applicable to such Term Loan. If such Lender pays such amount to the Administrative Agent, then (x) such amount shall constitute such Lender’s Term Loan included in such Term Loan and the Borrowers shall not be obligated to repay such amount pursuant to the preceding sentence if not previously repaid and (y) if such amount was previously repaid by the Borrowers, the Administrative Agent shall promptly make a corresponding amount available to the Borrowers.

(b)            Any amounts received by the Administrative Agent in connection with this Agreement (other than amounts to which the Administrative Agent is entitled pursuant to Sections 2.19, 8.04 and 10.04), the application of which is not otherwise provided for in this Agreement, shall be applied in accordance with Section 2.10(b). All amounts to be paid to a Lender by the Administrative Agent shall be credited to that Lender, after collection by the Administrative Agent, in immediately available funds either by wire transfer or deposit in that Lender’s correspondent account with the Administrative Agent, as such Lender and the Administrative Agent shall from time to time agree.

Section 8.08           Sharing of Setoffs. Each Lender agrees that, except to the extent this Agreement expressly provides for payments to be allocated to a particular Lender, if it shall, through the exercise either by it or any of its banking Affiliates of a right of banker’s lien, setoff or counterclaim against a Borrower or a Guarantor, including, but not limited to, a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim and received by such Lender (or any of its banking Affiliates) under any applicable bankruptcy, insolvency or other similar law, or otherwise, obtain payment in respect of its Term Loans as a result of which the unpaid portion of its Term Loans is proportionately less than the unpaid portion of the Term Loans of any other Lender (a) it shall promptly purchase at par (and shall be deemed to have thereupon purchased) from such other Lender a participation in the Term Loans of such other Lender, so that the aggregate unpaid principal amount of each Lender’s Term Loans and its participation in Term Loans of the other Lenders shall be in the same proportion to the aggregate unpaid principal amount of all Term Loans then outstanding as the principal amount of its Term Loans prior to the obtaining of such payment was to the principal amount of all Term Loans outstanding prior to the obtaining of such payment and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that the Lenders share such payment pro-rata, provided that if any such non-pro-rata payment is thereafter recovered or otherwise set aside, such purchase of participations shall be rescinded (without interest). Each Loan Party expressly consents to the foregoing arrangements and agrees, to the fullest extent permitted by law, that any Lender holding (or deemed to be holding) a participation in a Term Loan acquired pursuant to this Section or any of its banking Affiliates may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by a Loan Party to such Lender as fully as if such Lender was the original obligee thereon, in the amount of such participation. The provisions of this Section 8.08 shall not be construed to apply to (a) any payment made by a Loan Party pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Term Loans or other Obligations owed to it or (c) any payment made by a Loan Party pursuant to the Fee Letter.

Section 8.09           Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any withholding tax applicable to such payment. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason, or the Administrative Agent has paid over to the Internal Revenue Service applicable withholding tax relating to a payment to a Lender but no deduction has been made from such payment, without duplication of any indemnification obligations set forth in Section 8.04, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with any expenses incurred.

Section 8.10           Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrowers, the Agents, and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights, and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties and all powers, rights, and remedies under the Senior Secured Debt Documents (as defined in the Collateral Agency and Accounts Agreement) may be exercised solely by the Master Collateral Agent, in each case to the extent permitted by applicable law and in accordance with the terms hereof, the other Loan Documents and the other Senior Secured Debt Documents (as defined in the Collateral Agency and Accounts Agreement), and (ii) in the event of a foreclosure by the Master Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Master Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Master Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Master Collateral Agent at such sale or other disposition.

Section 8.11           Intercreditor Agreements Govern. The Administrative Agent and each other Secured Party (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any intercreditor agreement entered into pursuant to the terms hereof, (b) hereby authorizes and instructs the Collateral Administrator to enter into each intercreditor agreement (including each Intercreditor Agreement) entered into pursuant to the terms hereof and to subject the Liens securing the Obligations to the provisions thereof and (c) hereby authorizes and instructs the Collateral Administrator to enter into any intercreditor agreement that includes, or to amend any then existing intercreditor agreement to provide for, the terms described in the definition of “Junior Lien Debt”. In the event of any conflict or inconsistency between the provisions of each intercreditor agreement (including any Intercreditor Agreement) and this Agreement, the provisions of such intercreditor agreement shall control in all respects. With respect to any reference in this Agreement to another intercreditor agreement, subordination agreement or arrangement reasonably acceptable to the Administrative Agent and the Borrowers’ (or other similar description), Administrative Agent and the Collateral Administrator hereby agree to, and each Secured Party and each Lender hereby directs the Administrative Agent to, negotiate with the Borrowers in good faith and promptly (and in any event not later than ten (10) Business Days following written request by the Borrowers) enter into such other intercreditor or subordination agreement that is reasonably acceptable to the Administrative Agent (such acceptance not to be unreasonably withheld, conditioned, delayed or denied) upon request by the Borrowers.

Each Lender hereby agrees (i) that all Obligations will be and are secured equally and ratably by all Priority Liens (as defined in the Collateral Agency and Account Agreement) at any time granted by any Grantor to the Master Collateral Agent to secure any obligations in respect of any other Series of Senior Secured Debt (as defined in the Collateral Agency and Account Agreement), whether or not upon property otherwise constituting Collateral, and that all such Priority Liens will be enforceable by the Master Collateral Agent for the benefit of all holders of Senior Secured Debt Obligations (as defined in the Collateral Agency and Account Agreement) equally and ratably; and (ii) that each Lender is bound by the provisions of the Collateral Agency and Account Agreement, including the provisions relating to the ranking of Priority Liens and the order of application of proceeds from enforcement of Priority Liens; and each Lender consents to the terms of the Collateral Agency and Account Agreement and the Master Collateral Agent’s performance of, and directing the Master Collateral Agent to perform its obligations under, the Collateral Agency and Account Agreement and the other Senior Secured Debt Documents.

Section 8.12           Master Collateral Agent as Beneficiary. Without limitation of the terms of the Collateral Agency and Account Agreement, the parties hereto agree that the Master Collateral Agent is a third party beneficiary of Sections 8.02, 8.03 and 8.04, and any other terms hereof which operate to the benefit of the Master Collateral Agent, with full rights to enforce the same and no such term may be amended, modified or waived in any respect that would be materially adverse to the Master Collateral Agent without its written consent.

Section 9.

GUARANTY

Section 9.01           Guaranty.

(a)            Each of the Guarantors unconditionally and irrevocably guarantees on a senior basis the due and punctual payment by the Borrowers of the Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of the obligor whether or not post filing interest is allowed in such proceeding) (collectively, the “Guaranteed Obligations”). Each of the Guarantors further agrees that, to the extent permitted by applicable law, the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and it will remain bound upon this guaranty notwithstanding any extension or renewal of any of the Obligations. The Obligations of the Guarantors shall be joint and several. Each of the Guarantors further agrees that its guaranty hereunder is a primary obligation of such Guarantor and not merely a contract of surety.

(b)            To the extent permitted by applicable law, each of the Guarantors waives presentation to, demand for payment from and protest to the Borrowers or any other Guarantor, and also waives notice of protest for nonpayment. The obligations of the Guarantors hereunder shall not, to the extent permitted by applicable law, be affected by (i) the failure of the Administrative Agent, the Collateral Administrator, the Master Collateral Agent, the Collateral Custodian or a Lender to assert any claim or demand or to enforce any right or remedy against any Loan Party under the provisions of this Agreement or any other Loan Document or otherwise; (ii) any extension or renewal of any provision hereof or thereof; (iii) any rescission, waiver, compromise, acceleration, amendment or modification of any of the terms or provisions of any of the Loan Documents; (iv) the release, exchange, waiver or foreclosure of any security held by the Master Collateral Agent or the Collateral Administrator for the Obligations or any of them; (v) the failure of the Administrative Agent or a Lender to exercise any right or remedy against any other Guarantor; or (vi) the release or substitution of any Collateral or any other Guarantor.

(c)            To the extent permitted by applicable law, each of the Guarantors further agrees that this guaranty constitutes a guaranty of payment when due and not just of collection, and waives any right to require that any resort be had by the Administrative Agent, the Collateral Administrator, the Master Collateral Agent, the Collateral Custodian, the Depositary or a Lender to any security held for payment of the Obligations or to any balance of any deposit, account or credit on the books of the Administrative Agent, the Collateral Administrator, the Master Collateral Agent, the Collateral Custodian or a Lender in favor of any Borrower or any other Guarantor, or to any other Person.

(d)            To the extent permitted by applicable law, each of the Guarantors hereby waives any defense that it might have based on a failure to remain informed of the financial condition of the Borrowers and of any other Guarantor and any circumstances affecting the ability of the Borrowers to perform under this Agreement.

(e)            To the extent permitted by applicable law, each Guarantor’s guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any other instrument evidencing any Obligations, or by the existence, validity, enforceability, perfection, or extent of any collateral therefor or by any other circumstance relating to the Obligations which might otherwise constitute a defense to this guaranty (other than payment in full in cash of the Obligations in accordance with the terms of this Agreement (other than those that constitute unasserted contingent indemnification obligations)). None of the Administrative Agent, the Collateral Administrator, the Master Collateral Agent, the Collateral Custodian or any of the Lenders makes any representation or warranty in respect to any such circumstances or shall have any duty or responsibility whatsoever to any Guarantor in respect of the management and maintenance of the Obligations.

(f)            Upon the occurrence of the Obligations becoming due and payable (by acceleration or otherwise), the Lenders shall be entitled to immediate payment of such Obligations by the Guarantors upon written demand by the Administrative Agent.

(g)            The Guarantors hereby irrevocably agree that the obligations of each Guarantor hereunder are limited to the maximum amount that would not render the Guarantor’s obligations subject to avoidance under applicable fraudulent conveyance provisions of the Bankruptcy Code.

Section 9.02           No Impairment of Guaranty. To the extent permitted by applicable law, the obligations of the Guarantors hereunder shall not be subject to any reduction, limitation or impairment for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, other than pursuant to a written agreement in compliance with Section 10.08 and shall not be subject to any defense or set-off, counterclaim, netting, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations. To the extent permitted by applicable law, without limiting the generality of the foregoing, the obligations of the Guarantors hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent, the Collateral Administrator, the Master Collateral Agent, the Collateral Custodian or a Lender to assert any claim or demand or to enforce any remedy under this Agreement or any other agreement, by any waiver or modification of any provision hereof or thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of the Guarantors or would otherwise operate as a discharge of the Guarantors as a matter of law.

Section 9.03           Continuation and Reinstatement, Etc. Each Guarantor further agrees that its guaranty hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent, any Lender or any other Secured Party upon the bankruptcy or reorganization of a Borrower or a Guarantor, or otherwise.

Section 9.04           Subrogation; Fraudulent Conveyance.

(a)            Upon payment by any Guarantor of any sums to the Administrative Agent, the Collateral Administrator, the Master Collateral Agent, the Collateral Custodian, the Depositary or a Lender hereunder, all rights of such Guarantor against the Borrowers arising as a result thereof by way of right of subrogation or otherwise, shall in all respects be subordinate and junior in right of payment to the prior payment in full of all the Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of an obligor whether or not post filing interest is allowed in such proceeding). If any amount shall be paid to such Guarantor for the account of the Borrowers relating to the Obligations prior to payment in full of the Obligations, such amount shall be held in trust for the benefit of the Administrative Agent, the Collateral Administrator, the Master Collateral Agent, the Collateral Custodian and the Lenders and shall forthwith be paid to the Administrative Agent, the Collateral Administrator, the Master Collateral Agent, the Collateral Custodian, the Depositary and the Lenders to be credited and applied to the Obligations, whether matured or unmatured. Each Guarantor hereby agrees that (1)(a) all Indebtedness and other payment obligations owed to any Parent Guarantor or Parent Subsidiary Guarantor by any Borrower or Company Subsidiary Guarantor shall be subordinate and junior in right of payment to (and not subject to setoff, netting or recoupment prior to) the prior payment in full of all the Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of an obligor whether or not post filing interest is allowed in such proceeding); and (b) all Indebtedness and other payment obligations owed to any Parent Guarantor or Parent Subsidiary Guarantor by any other Parent Guarantor or Parent Subsidiary Guarantor shall be subordinate and junior in right of payment to (and not subject to setoff, netting or recoupment prior to) the prior payment in full of all the Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of an obligor whether or not post filing interest is allowed in such proceeding); provided that, in the case of each of clauses (a) and (b) above, so long as no Event of Default shall have occurred and be continuing and neither the Required Lenders nor the Administrative Agent has provided written direction to cease such payments, any payments in respect of such Indebtedness and other payment obligations shall not be prohibited (to the extent not otherwise prohibited under any Loan Document); and (2) all Indebtedness and other payment obligations owed by such Parent Guarantor or Parent Subsidiary Guarantor to any Borrower or Company Subsidiary Guarantor shall not be subordinated or junior in right of payment to, and shall rank pari passu with, any other indebtedness or payment obligations of such Parent Guarantor or Parent Subsidiary Guarantor. Notwithstanding anything in this paragraph to the contrary, in no event will setoff or netting apply with respect to amounts due from any Guarantor to the Company (or any other Borrower Party) pursuant any Intercompany Agreement or IP Agreement or with respect to funds such Guarantor has received pursuant to any MileagePlus Agreement.

(b)            Each Guarantor, and by its acceptance of this Agreement, the Master Collateral Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Agreement and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to the guaranties hereunder and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Master Collateral Agent, the other Secured Parties and the Guarantors hereby irrevocably agree that the Obligations of each Guarantor under the guaranties hereunder at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this guaranty not constituting a fraudulent transfer or conveyance.

Section 9.05           Discharge of Guaranty.

(a)            In the event of any sale or other disposition of all or substantially all of the assets of any Guarantor (other than Parent), by way of merger, consolidation or otherwise, or a sale or other disposition of all Capital Stock of any Guarantor (other than Parent), in each case to a Person that is not (either before or after giving effect to such transactions), Parent or a Subsidiary of the Parent, in a transaction permitted under this Agreement, then such Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the Capital Stock of such Guarantor) or the Person acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be automatically released and relieved of any obligations under its Guarantee of the Guaranteed Obligations.

(b)            In the event that any Guarantor becomes an Excluded Subsidiary (including by designation of such Guarantor as an Unrestricted Subsidiary or such Guarantor becoming an Immaterial Subsidiary), such Guarantor shall be released and relieved of any obligations under its Guarantee of the Guaranteed Obligations (and the Administrative Agent shall provide such release) so long as (i) no Event of Default shall have occurred and be continuing or shall result therefrom and (ii) the Borrowers shall have delivered a certificate of a Responsible Officer certifying that such Subsidiary is an Excluded Subsidiary together with such information relating thereto as the Administrative Agent may reasonably request.

(c)            The Administrative Agent shall execute and deliver, at the Borrowers’ expense, such documents as any Loan Party may reasonably request to evidence the release of the guarantee of such Guarantor provided herein.

Section 9.06           Luxembourg Limitations.

(a)            Notwithstanding any provision to the contrary in this Agreement, the liability of any Luxembourg Guarantor under this Section 9 for the obligations of any Loan Party which is not a direct or indirect subsidiary of that Luxembourg Guarantor, may not exceed, in aggregate, the Maximum Amount.

(b)            For the purposes of paragraph (a) above, the “Maximum Amount”, in relation to a Luxembourg Guarantor, means an amount equal to the aggregate (without double counting) of:

(i)            the aggregate amount of any intercompany or shareholder funding (in any form whatsoever) made available to that Luxembourg Guarantor or any of its direct or indirect subsidiaries by any other Loan Party which has been directly or indirectly funded by a borrowing under this Agreement; and

(ii)            an amount equal to the greater of:

(1)            ninety-five per cent (95%) of the sum of (i) such Luxembourg Guarantor’s own funds (capitaux propres) (as referred to in Annex I to the Grand-Ducal Regulation dated December 18, 2015 setting out the form and content of the presentation of the balance sheet and profit and loss account, enforcing the Luxembourg act of December 19, 2002 on the trade and companies register and the accounting and annual accounts of undertakings, as amended) (the “Own Funds”) and (ii) such Luxembourg Guarantor’s debt which is subordinated in right of payment (whether generally or specifically) to any claim of any Loan Party under any of the Loan Documents (the “Subordinated Debt”), in each case as determined on the basis of the then latest available annual accounts of the Luxembourg Guarantor duly established in accordance with applicable accounting rules, as at the date of this Agreement; and

(2)            ninety-five per cent (95%) of the sum of (i) the Own Funds and (ii) the Subordinated Debt, in each case as determined on the basis of the then latest available annual accounts of the Luxembourg Guarantor duly established in accordance with applicable accounting rules), as at the date on which a claim under such Luxembourg Guarantor’s guarantee under this Section 9 is made.

(c)            The limitations set forth in this Section 9.06 shall not apply to any Collateral Document, or any recoveries derived from the enforcement of a Secured Party’s rights under or in respect of any Collateral.

Section 10.

MISCELLANEOUS

Section 10.01         Notices.

(a)            Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein or under any other Loan Document shall be in writing (including by facsimile or electronic mail), and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)             if to any Loan Party other than the IP Entities, to it at 233 South Wacker Drive, Chicago, Illinois 60606, Telecopier No.: 872-825-3016, Email: Gerry.laderman@united.com; in each case Attention: Treasurer;

(ii)            If to any IP Entity, to it at Maples Corporate Services Limited, PO Box 309, Ugland House, George Town, Grand Cayman, KY1-1104, Cayman Islands, Telecopier No.:  872-825-0316 Email: Gerry.laderman@united.com; in each case Attention: Treasurer

(iii)           if to the Administrative Agent, to Goldman Sachs Bank USA, 2001 Ross Ave, 29th Floor, Dallas, TX 75201, Attention: SBD Operations, Email: gs-dallas-adminagency@ny.email.gs.com and gs-sbdagency-borrowernotices@ny.email.gs.com, Phone: (972) 368-2323, Fax: (646) 769-7829;

(iv)           if to the Collateral Administrator or Collateral Custodian, to it at Wilmington Trust, National Association, 1100 North Market Street, Drop: DE3-C050, Wilmington, DE 19890, Attention: Chad May, email: CMay@WilmingtonTrust.com; and

(v)            if to any other Lender, to it at its address (or telecopy number) set forth in Annex A hereto or, if subsequently delivered, an Assignment and Acceptance.

(b)            Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrowers may, in their reasonable discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications; provided further that no such approval shall be required for any notice delivered to the Administrative Agent by electronic mail pursuant to Section 2.13(a).

(c)            Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 10.02         Successors and Assigns.

(a)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Loan Party without such consent shall be null and void), provided that the foregoing shall not restrict any transaction permitted by Section 6.10, and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.02. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (d) of this Section 10.02) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent, the Master Collateral Agent, the Collateral Administrator, the Collateral Custodian, the Depositary and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement; provided further that the Master Collateral Agent and the Collateral Custodian and the Depositary shall be express third party beneficiaries of this Agreement.

(b)            (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Term Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)           the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment if the assignee is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender, in each case so long as such assignee is an Eligible Assignee; and

(B)           the Borrowers; provided that no consent of the Borrowers shall be required for an assignment (I) if an Event of Default has occurred and is continuing, (II) if the assignee is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender, in each case so long as such assignee is an Eligible Assignee, or (III) of Term Loans by any of the Lead Arrangers or any of its Affiliates as part of the primary syndication of the Term Loans (as determined by the Lead Arrangers) in consultation with the Borrowers, in each case so long as such assignee is an Eligible Assignee; provided, further that the Borrowers’ consent will be deemed given with respect to a proposed assignment if no response is received within ten (10) Business Days after having received a written request from such Lender pursuant to this Section 10.02(b);

(ii)            Assignments shall be subject to the following additional conditions:

(A)           any assignment of any portion of the Term Loan Commitment and Term Loans shall be made to an Eligible Assignee;

(B)           except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Term Loan Commitments or Term Loans, the amount of such Term Loan Commitments or Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5.0 million, and after giving effect to such assignment, the portion of the Term Loan or Term Loan Commitment held by the assigning Lender of the same tranche as the assigned portion of the Term Loan or Term Loan Commitment shall not be less than $5.0 million, in each case, unless the Borrowers and the Administrative Agent otherwise consent; provided that no consent of the Borrowers shall be required with respect to such assignment if an Event of Default has occurred and is continuing; provided, further that any such assignment shall be in increments of $500,000 in excess of the minimum amount described above;

(C)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(D)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 for the account of the Administrative Agent (except in the case of assignments made by or to Goldman Sachs Lending Partners LLC or any of its affiliates); and

(E)            the assignee, if it was not a Lender immediately prior to such assignment, shall deliver to the Administrative Agent an administrative questionnaire in a form as the Administrative Agent may require;

For the purposes of this Section 10.02(b), the term “Approved Fund” shall mean with respect to any Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers or manages such Lender.

(iii)           Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 10.02, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16 and 10.04). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.02 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.02.

(iv)           The Administrative Agent shall maintain at its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and principal amount (and stated interest) of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Loan Parties, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(vii)          Notwithstanding anything to the contrary contained herein, no assignment may be made hereunder to any Defaulting Lender, any Disqualified Lender or natural Person or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of natural persons or any Affiliates of the foregoing Persons in this clause (viii); provided that in the event that an Event of Default has occurred and is continuing, assignments may be made to any Disqualified Lender described in clause (a) and, solely in the case of an Affiliate of a Person described in clause (a), clause (c) of the definition of “Disqualified Lender”.

(viii)         In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment will be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Term Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Borrowers, Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Term Loans in accordance with its Aggregate Exposure Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder becomes effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest will be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c)            Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed administrative questionnaire in a form as the Administrative Agent may require (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 10.02 and any written consent to such assignment required by clause (b) of this Section 10.02, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04, 8.04 or 10.04(d), the Administrative Agent shall have no obligation to accept such Assignment and Acceptance and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (c).

(d)            (i) Any Lender may, without the consent of the Borrowers or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Term Loan Commitment and the Term Loans); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; and (D) such Participant is not a Defaulting Lender, Disqualified Lender or any Affiliate thereof. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.08(a) that affects such Participant, to the extent that such Lender participating such interest would be entitled to vote. Subject to Section 10.02(d)(ii), the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.14 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.02(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.08 as though it were a Lender, provided such Participant agrees to be subject to the requirements of Section 8.08 as though it were a Lender. Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Term Loan Commitments, Term Loans or its other obligations under this Agreement or any Loan Document) except to the extent that such disclosure is necessary to establish that such Term Loan Commitment, Term Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender, the Loan Parties and the Administrative Agent shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(i)             A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant and shall be subject to the terms of Section 2.18(a). The Lender selling the participation to such Participant shall be subject to the terms of Section 2.18(b) if such Participant requests compensation or additional amounts pursuant to Section 2.14 or 2.16. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless such Participant agrees, for the benefit of the Borrowers, to comply with Sections 2.16(f), 2.16(g) and 2.16(h) as though it were a Lender.

(e)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section 10.02 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)             Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.02, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Loan Parties furnished to such Lender by or on behalf of any Loan Party; provided that prior to any such disclosure, each such assignee or participant or proposed assignee or participant provides to the Administrative Agent its agreement in writing to be bound for the benefit of the Borrowers by either the provisions of Section 10.03 or other provisions at least as restrictive as Section 10.03.

(g)            Notwithstanding anything to the contrary contained herein, (x) any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to Parent, any Borrower or any Subsidiary and (y) Parent, any Borrower and any Subsidiary may, from time to time, purchase or prepay Term Loans, in each case, on a non-pro rata basis through (1) Dutch auction procedures open to all applicable Lenders in accordance with customary procedures to be mutually agreed between the Borrowers and the Administrative Agent or (2) open market purchases; provided that:

(i)             any Term Loans or Term Loan Commitments acquired by Parent, any Borrower or any Restricted Subsidiary shall be immediately and automatically retired and cancelled concurrently with the acquisition thereof;

(ii)            no assignment of Term Loans to Parent, any Borrower or any Restricted Subsidiary may occur while an Event of Default has occurred and is continuing hereunder;

(iii)           in connection with each assignment pursuant to this Section 10.02(g), Parent, any Borrower, or any Subsidiary purchasing any Lender’s Term Loans shall be required to make a representation that it is not in possession of material nonpublic information with respect to the Borrowers and their respective Subsidiaries or their respective securities, and all parties to such transaction may render customary “big boy” letters to each other (or to the auction agent, if applicable);

(iv)           in the case of any Term Loans (A) acquired by, or contributed to, Parent, any Borrower or any Subsidiary thereof and (B) cancelled and retired in accordance with this Section 10.02(g), (1) the aggregate outstanding principal amount of the Term Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of such Term Loans acquired by Parent, the Borrowers or any such Subsidiary and (2) any scheduled principal repayment installments with respect to the Term Loans of such Class occurring pursuant to Section 2.10 prior to the final maturity date for Term Loans of such Class, shall be reduced pro rata by the par value of the aggregate principal amount of Term Loans so purchased or contributed (and subsequently cancelled and retired), with such reduction being applied solely to the remaining Term Loans of the Lenders which sold or contributed such Term Loans; and

(v)            assignment to the Borrower and cancellation of Term Loans in connection with a Dutch auction or open market purchases shall not constitute a mandatory or voluntary payment for purposes of Section 2.12 or 2.13.

(h)           Disqualified Lenders.

(i)            No participation or, at any time an Event of Default shall not have occurred and be continuing, assignment, shall be made or sold to any Person that was a Disqualified Lender as of the date (the “Trade Date”) on which the applicable Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment as otherwise contemplated by this Section 10.02, in which case such Person will not be considered a Disqualified Lender for the purpose of such assignment). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Lender after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Lender”), (x) such assignee shall not retroactively be disqualified from becoming a Lender in respect of the Term Loans it holds or has entered into an agreement to purchase as of such notice and (y) the execution by the Borrower of an Assignment and Acceptance with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Lender. Any assignment in violation of this clause (h)(i) shall not be void, but the other provisions of this clause (h) shall apply.

(ii)            If any assignment is made to any Disqualified Lender without the Borrower’s prior consent in violation of clause (i) above, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Lender and the Administrative Agent, (A) in the case of outstanding Term Loans held by Disqualified Lenders, prepay such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such Term Loans, in each case plus accrued interest (other than Default Interest), accrued fees and all other amounts (other than principal amounts or premiums) payable to it hereunder and under the other Loan Documents and/or (B) require such Disqualified Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 10.02), all of its interest, rights and obligations under this Agreement and related Loan Documents to an Eligible Assignee that shall assume such obligations at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and other the other Loan Documents; provided that (i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.02(b) and (ii) such assignment does not conflict with applicable Laws.

(iii)            Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (A) will not (x) have the right to receive information, reports or other materials provided to the Lenders by the Loan Parties, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lenders consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Bankruptcy Laws (“Plan of Reorganization”), each Disqualified Lender party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Lender does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Bankruptcy Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Bankruptcy Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv)            The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Lenders provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Intralinks site or other deal platform for the Facilities, including that portion of the Intralinks site or other deal platform for the Facilities that is designated for “public side” Lenders or (B) provide the DQ List to each Lender requesting the same.

Section 10.03        Confidentiality. Each Lender agrees to keep any information delivered or made available by (or on behalf of) any Loan Party to it confidential, in accordance with its customary procedures, from anyone other than Persons employed or retained by such Lender or its Affiliates who are or are expected to become engaged in evaluating, approving, structuring, insuring or administering the Term Loans, and who are advised by such Lender of the confidential nature of such information; provided that nothing herein shall prevent any Lender from disclosing such information (a) to any of its Affiliates and its and their respective agents, directors and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential) or to any other Lender (provided that such Lender shall be responsible for such recipient’s compliance with this Section 10.03), (b) upon the order of any court or administrative agency, (c) upon the request or demand of any regulatory agency or authority (including any self-regulatory authority), (d) which has been publicly disclosed other than as a result of a disclosure by the Administrative Agent or any Lender which is not permitted by this Agreement or other confidentiality obligations owed to Parent or any of its Subsidiaries, (e) in connection with any litigation to which the Administrative Agent, any Lender, or their respective Affiliates may be a party to the extent reasonably required under applicable rules of discovery, (f) to the extent reasonably required in connection with the exercise of any remedy hereunder, (g) to such Lender’s legal counsel, independent auditors, accountants and other professional advisors, (h) on a confidential basis to (I) any Rating Agency in connection with rating Parent and its Subsidiaries or any Facility, (II) any direct or indirect provider of credit protection to such Lender or its Affiliates (or its brokers) (other than a Disqualified Lender or any other Person to whom the Borrowers have refused to consent to an assignment) (provided that such Lender shall be responsible for such recipient’s compliance with this Section 10.03) and (III) market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders after the Closing Date and in connection with the administration and management of the Facility (provided that such information is limited to the existence of this Agreement and information about the Facility that is customarily shared for facilities of this type), (i) with the prior consent of the Borrowers, (j) to any actual or proposed participant or assignee of all or part of its rights hereunder (other than a Disqualified Lender or any other Person to whom the Borrowers have refused to consent to an assignment) or to any direct or indirect contractual counterparty (or the legal counsel, independent auditors, accountants and other professional advisors thereto) to any swap or derivative transaction relating to the Borrowers and their obligations, in each case, subject to the proviso in Section 10.02(f) (with any reference to any assignee or participant set forth in such proviso being deemed to include a reference to such contractual counterparty for purposes of this Section 10.03(j)), (k) to the extent that such information is received by such Lender from a third party that is not, to such Lender’s knowledge, subject to confidentiality obligations to a Borrower or any of its Affiliates and (l) to the extent that such information is independently developed by such Lender. If any Lender is in any manner requested or required to disclose any of the information delivered or made available to it by any Loan Party under clauses (b) or (e) of this Section 10.03, such Lender will, to the extent permitted by law, provide the Loan Parties with prompt notice, to the extent reasonable, so that the Loan Parties may seek, at their sole expense, a protective order or other appropriate remedy or may waive compliance with this Section 10.03.

Section 10.04         Expenses; Indemnity; Damage Waiver.

(a)            (i) The Borrowers shall, jointly and severally, pay or reimburse:

(1)            all reasonable fees and reasonable out-of-pocket expenses of the Administrative Agent, the Master Collateral Agent, the Collateral Administrator, the Collateral Custodian, the Depositary and the Lead Arrangers (in the case of legal counsel and other advisors, limited to the reasonable fees, disbursements and other charges of Mayer Brown LLP and Milbank LLP, special counsel to the Administrative Agent and Seward & Kissel LLP, special counsel to the Master Collateral Agent, the Collateral Administrator, the Collateral Custodian and the Depositary, local counsel in each material jurisdiction and other advisors that, so long as no Event of Default has occurred or is continuing, are approved by the Borrowers) associated with the preparation, execution and delivery of the Loan Documents and the performance of its duties hereunder and thereunder and (in the case of the Administrative Agent) any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including the reasonable fees and out-of-pocket, documented expenses of one outside counsel for the Administrative Agent with respect thereto and one outside counsel for the Master Collateral Agent, the Collateral Administrator, the Depositary and the Collateral Custodian collectively, and with respect to advising the Administrative Agent as to its rights and remedies under this Agreement (and, in the case of an actual or perceived conflict of interest or potential conflict of interest no more than the number of additional law firms as counsel for the various parties as is necessary to avoid any such actual or potential conflict of interest);

(2)            in connection with any enforcement of the Loan Documents, all reasonable and documented fees and out-of-pocket expenses of the Administrative Agent, the Master Collateral Agent, the Collateral Administrator, the Collateral Custodian, the Depositary and the Lenders (limited to the reasonable fees, disbursements and other charges of (x) in the case of legal counsel, one outside counsel for the Administrative Agent, and one outside counsel for the Lenders, collectively, and one outside counsel for the Master Collateral Agent, the Collateral Administrator and the Collateral Custodian, collectively, and if necessary regulatory and local counsel in each material jurisdiction and, in the case of an actual or perceived conflict of interest or potential conflict of interest no more than the number of additional law firms as counsel for the various parties as is necessary to avoid any such actual or potential conflict of interest and (y) other advisors);

(3)            all reasonable, documented, out-of-pocket costs, expenses, taxes, assessments and other charges (including the reasonable fees, disbursements and other charges of counsel for the Administrative Agent, the Master Collateral Agent, the Collateral Administrator and the Collateral Custodian) incurred by the Administrative Agent, the Master Collateral Agent, the Collateral Administrator and the Collateral Custodian in connection with any filing, registration, recording or perfection of any security interest contemplated by any Loan Document or incurred in connection with any release or addition of Collateral after the Closing Date; and

(4)            all costs and expenses related to acquiring the ratings of the Term Loans from the Rating Agencies, including any monitoring fees of the Rating Agencies in respect of the rating of the Term Loans.

(ii)            All payments or reimbursements pursuant to the foregoing clause (a)(i) shall be paid within thirty (30) days of written demand together with back-up documentation supporting such reimbursement request.

(b)            The Borrowers shall, jointly and severally, indemnify each Agent, each Lead Arranger and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (in the case of legal counsel and other advisors, limited to reasonable attorneys’ fees for one primary legal counsel for all affected parties (and in the case of an actual or perceived conflict of interest, one additional counsel for all affected parties), local counsel in each material jurisdiction and other advisors that, so long as no Event of Default has occurred or is continuing, are approved by the Borrowers, but excluding allocated costs of internal counsel), including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, arising out of, in connection with, or as a result of the performance of its duties under the Loan Documents or any actual or prospective claim, litigation, investigation or proceeding (including any investigating, preparing for or defending any such claims, actions, suits, investigations or proceedings, whether or not in connection with pending or threatened litigation in which such Indemnitee is a party), whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and whether or not any such claim, litigation, investigation or proceeding is brought by any Borrower, its equity holders, its Affiliates, its creditors or any other Person, relating to (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Term Loan or the use of the proceeds therefrom or (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by Parent or any of its Subsidiaries, or any Environmental Liability related in any way to, or asserted against, Parent or any of its Subsidiaries; provided that the foregoing indemnity will not, as to any Indemnitee (or its Related Parties), be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of, or material breach of any Loan Document by, such Indemnitee (or of any of its Related Parties), and in such case such Indemnitee (and its Related Parties) shall repay the Borrowers the amount of any expenses previously reimbursed by the Borrowers in connection with any such loss, claims, damages, expenses or liability to such Indemnitee or (y) result from any proceeding between or among Indemnitees that does not involve an action or omission by any Borrower or its Affiliates (other than claims against any Indemnitee in its capacity or in fulfilling its role as the agent, collateral agent, collateral administrator, collateral custodian or arranger or any other similar role under the Facility (excluding its role as a Lender)). This Section 10.04(b) shall not apply with respect to Taxes other than Taxes that represent losses or damages arising from any non-Tax claim.

(c)            In case any action or proceeding shall be brought or asserted against an Indemnitee in respect of which indemnity may be sought against the Borrowers under the provisions of any Loan Document, such Indemnitee shall promptly notify the Borrowers in writing and the Borrowers shall, if requested by such Indemnitee or if the Borrowers desire to do so, assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnitee but only if (i) no Event of Default shall have occurred and be continuing, (ii) such action or proceeding does not involve any risk of criminal liability or material risk of material civil money penalties being imposed on such Indemnitee and (iii) the applicable Indemnitees have determined (in their sole discretion, acting reasonably) that there is a conflict between the positions of the Borrowers and the applicable Indemnitees in conducting the defense of such action or proceeding or that there may be legal defenses available to the Indemnitees different from or in addition to those available to the Borrowers. The Borrowers shall not, without the written consent of the applicable Indemnitee (not to be unreasonably withheld, delayed, denied or conditioned), enter into any settlement of any such action or proceeding, unless such settlement includes an unconditional release of the Indemnitee from all liability on claims that are the subject matter of such proceeding and does not contain any statement as to or admission of fault, culpability or failure to act on the part of the Indemnitee. The failure to so notify the Borrowers shall not affect any obligations the Borrowers may have to such Indemnitee under the Loan Documents or otherwise other than to the extent that the Borrowers are materially adversely affected by such failure. The Indemnitees shall have the right to employ separate counsel in such action or proceeding and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnitees unless: (x) the Borrowers have agreed to pay such fees and expenses, (y) the Borrowers have failed to assume the defense of such action or proceeding and employ counsel reasonably satisfactory to the Indemnitees or (z) the Indemnitees shall have been advised in writing by counsel that under prevailing ethical standards there may be a conflict between the positions of the Borrowers and the Indemnitees in conducting the defense of such action or proceeding or that there may be legal defenses available to the Indemnitees different from or in addition to those available to the Borrowers, in which case, if the Indemnitees notify the Borrowers in writing that they elect to employ separate counsel at the expense of the Borrowers, the Borrowers shall not have the right to assume the defense of such action or proceeding on behalf of the Indemnitees; provided, however, that the Borrowers shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be responsible hereunder for the reasonable fees and expenses of more than one such firm of separate counsel for the Master Collateral Agent, the Collateral Administrator and the Collateral Custodian, on the one hand, and the Administrative Agent and the Lenders, on the other hand, in addition to any local counsel. The Borrowers shall not be liable for any settlement of any such action or proceeding effected without the written consent of the Borrowers (which shall not be unreasonably withheld).

(d)            To the extent that the Borrowers fail to pay any amount required to be paid by it to the Administrative Agent, the Master Collateral Agent, the Collateral Administrator or the Collateral Custodian under paragraph (a), (b) or (c) of this Section 10.04, each Lender severally agrees to pay to the Administrative Agent, the Master Collateral Agent, the Collateral Administrator or the Collateral Custodian such portion of the unpaid amount equal to such Lender’s Aggregate Exposure Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Master Collateral Agent, the Collateral Administrator or the Collateral Custodian in its capacity as such.

(e)            To the extent permitted by applicable law, each party hereto shall not assert, and hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions or any Term Loan or the use of the proceeds thereof; provided that nothing in this clause (e) shall relieve any party of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

Section 10.05         Governing Law; Jurisdiction; Consent to Service of Process.

(a)            This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)            Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall, to the extent permitted by law, be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)            Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 10.05(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)            Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.06        No Waiver. No failure on the part of any Agent or any of the Lenders to exercise, and no delay in exercising, any right, power or remedy hereunder or any of the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

Section 10.07        Extension of Maturity. Should any payment of principal of or interest or any other amount due hereunder become due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of principal, interest shall be payable thereon at the rate herein specified during such extension.

Section 10.08       Amendments, Etc.

(a)            No modification, amendment or waiver of any provision of this Agreement or any Collateral Document (other than any Account Control Agreement), and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders (or signed by the Administrative Agent or the Collateral Administrator with the consent of the Required Lenders), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given; provided, however, that a consent by the Required Lenders shall not be required for a modification or amendment if such modification or amendment is authorized by the prior written consent of:

(i)            each Lender directly and adversely affected thereby (A) increase the Term Loan Commitment of such Lender or extend the termination date of the Term Loan Commitment of such Lender (it being understood that a waiver of any Default, Event of Default or mandatory repayment required under this Agreement shall not constitute an increase in or extension of the termination date of the Term Loan Commitment of a Lender), (B) reduce the principal amount or premium, if any, of any Term Loan, or the rate of interest payable thereon (provided that only the consent of the Required Lenders shall be necessary for a waiver of Default Interest referred to in Section 2.08) or (C) extend any scheduled date for the payment of principal, interest or Fees hereunder or to reduce such percentage of any Fees payable hereunder or extend the scheduled final maturity of the Borrowers’ obligations hereunder;

(ii)            all of the Lenders (A) amend or modify any provision of this Agreement which provides for the unanimous consent or approval of the Lenders to reduce such percentage or (B) release all or substantially all of the Liens granted to the Master Collateral Agent or the Collateral Administrator hereunder or under any other Collateral Document (except to the extent contemplated hereby or by the terms of a Collateral Documents, the Intercreditor Agreements), or release all or substantially all of the Guarantors (except to the extent contemplated by Section 9.05);

(iii)            the Lenders holding at least 66.67% of the total Term Loan Commitments and/or applicable Term Loans (A) for the release of liens on Collateral (other than as permitted hereunder or under any Loan Document), (B) to release any guarantees of this Facility (other than as permitted hereunder or under any Loan Document), (C) to amend, waive or otherwise modify Section 6.14(a), or (D) for any shortening or subordinating of term or reduction in liquidated damages under the United Sublicense;

(iv)            in connection with an amendment that addresses solely a repricing transaction in which any Class of Term Loan Commitments and/or Term Loans is refinanced with a replacement Class of Term Loan Commitments and/or Term Loans bearing (or is modified in such a manner such that the resulting Term Loan Commitments and/or Term Loans bear) a lower effective yield, any Lender other than the Lenders holding Term Loan Commitments and/or Term Loans subject to such permitted repricing transaction that will continue as Lenders in respect of the repriced Class of Term Loan Commitments and/or Term Loans or modified Class of Term Loan Commitments and/or Term Loans;

(v)            the applicable Required Class Lenders in connection with an amendment to Section 2.10, Section 2.17 or the last paragraph of Section 7.01 that directly and materially adversely affect the rights of Lenders holding Term Loan Commitments or Term Loans of one Class differently from the rights of Lenders holding Term Loan Commitments or Term Loans of any other Class;

(vi)           all Lenders under any Class, change the application of prepayments as among or between Classes under Section 2.12 which is being allocated a lesser repayment or prepayment as a result thereof (it being understood that if additional Classes of Term Loans or additional Term Loans under this Agreement consented to by the Required Lenders or additional Term Loans permitted hereby are made, such new Term Loans may be included on a pro rata basis in the various prepayments required pursuant to Section 2.12); and

(vii)          all Lenders, reduce the percentage specified in the definition of “Required Lenders” or “Required Class Lenders”;

provided, further, that any Collateral Document may be amended, supplemented or otherwise modified with the consent of the applicable Grantor and the Master Collateral Agent or Collateral Administrator, as applicable, (i) to add assets (or categories of assets) to the Collateral covered by such Collateral Document or (ii) to remove any asset or type or category of asset (including after-acquired assets of that type or category) from the Collateral covered by such Collateral Document to the extent being or having been sold or transferred to the extent such sale or transfer is or was permitted by this Agreement or any other Loan Document, as certified by a Responsible Officer of the applicable Grantor in an Officer’s Certificate delivered to the Master Collateral Agent.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrowers, the other Loan Parties, such Lenders, the Administrative Agent, the Master Collateral Agent, the Collateral Administrator and all future holders of the affected Term Loans. In the case of any waiver, the Borrowers, the other Loan Parties, the Lenders, the Administrative Agent, the Master Collateral Agent and the Collateral Administrator shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In connection with the foregoing provisions, the Administrative Agent may, but shall have no obligations to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrowers and the Lenders providing the relevant Replacement Term Loans to permit the refinancing of all outstanding Term Loans of any Class (“Refinanced Term Loans”) with a replacement term loan tranche (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans (plus an amount equal to all accrued but unpaid interest, fees, premiums, and expenses incurred in connection therewith (including original issue discount, upfront fees and similar items)) unless otherwise permitted hereunder (including utilization of any other available baskets or incurrence based amounts), (b) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans or any other then existing Priority Lien Debt at the time of such refinancing, except in the case of customary bridge loans which, subject only to customary conditions (which shall be limited to no payment or bankruptcy event of default), would either automatically be converted into or required to be exchanged for long-term refinancing in the form of additional Replacement Term Loans permitted under (and subject to the requirements of) this Section 10.08 or Priority Lien Debt permitted under (and subject to the requirements of) Section 6.02(c), (c) the maturity date for such Replacement Term Loans shall be on or after the Latest Maturity Date, except in the case of customary bridge loans which, subject only to customary conditions (which shall be limited to no payment or bankruptcy event of default), would either automatically be converted into or required to be exchanged for long-term refinancing in the form of additional Replacement Term Loans permitted under (and subject to the requirements of) this Section 10.08 or Priority Lien Debt permitted under (and subject to the requirements of) Section 6.02(c), (d) prior to the incurrence of such Replacement Term Loans, the Rating Agency Condition shall have been satisfied, (e) after giving effect to the incurrence of such Replacement Term Loans no Event of Default or Early Amortization Event shall have occurred and be continuing and (f) the covenants, events of default and guarantees shall (i) be reasonably acceptable to the Administrative Agent or (ii) be substantially similar to, or (taken as a whole) not be materially more restrictive on the Borrower Parties (as reasonably determined by the Company) when taken as a whole, than the terms of the Refinanced Term Loans (except for (1) covenants, events of default and guarantees applicable only to periods after the Latest Maturity Date (as of the date of the refinancing) of such Class of Refinanced Term Loans and (2) pricing, fees, rate floors, premiums, optional prepayment or redemption terms) unless the Lenders under the other Classes of Term Loans existing on the refinancing date (other than the Refinanced Term Loans), receive the benefit of such more restrictive terms; provided that in no event shall such Replacement Term Loans be subject to events of default resulting (either directly or through a cross-default or cross-acceleration provision) from the occurrence of any event described in the definition of “Parent Bankruptcy Event” (or the occurrence of any such event with respect to any Subsidiary of Parent other than any Borrower Party).

The Lenders hereby irrevocably agree that the Liens granted to the Master Collateral Agent by the Loan Parties on any Collateral shall be automatically released (i) upon the sale or other disposition of such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Loan Party, to the extent such sale or other disposition is made in compliance with the terms of the Collateral Documents (and the Master Collateral Agent shall rely conclusively on a certificate and/or opinion of counsel to that effect provided to it by any Loan Party, including upon its reasonable request without further inquiry), (ii) to the extent such Collateral is comprised of property leased to a Loan Party, upon termination or expiration of such lease, (iii) if the release of such Lien is approved, authorized or ratified in writing by Lenders holding at least 66.67% of the total Term Loan Commitments and/or applicable Term Loans, (iv) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the applicable Guarantee (in accordance with the second following sentence), (v) as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Master Collateral Agent pursuant to the Collateral Documents and (vi) if such assets constitute Excluded Property. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents. Additionally, the Lenders hereby irrevocably agree that any Restricted Subsidiary that is a Guarantor may, or shall automatically, as applicable, be released from the Guarantees as contemplated by Section 9.05. The Lenders hereby authorize the Administrative Agent and the Master Collateral Agent, as applicable, to, and the Administrative Agent and the Master Collateral Agent agree promptly execute and deliver any instruments, documents, and agreements necessary or desirable or reasonably requested by the Borrowers to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender. The Lenders hereby authorize the Administrative Agent, the Collateral Administrator and the Master Collateral Agent, as applicable, to, and the Administrative Agent, the Collateral Administrator and the Master Collateral Agent agree to execute and deliver any instruments, documents, and agreements necessary, desirable or reasonably requested by the Borrowers to evidence and confirm the subordination of any Collateral subject to an easement, purchase money security interest or Capital Lease Obligation, in each case to the extent such easement, purchase money security interest or Capital Lease Obligation is permitted by the terms hereof (and the Administrative Agent, the Collateral Administrator and the Master Collateral Agent shall rely conclusively on a certificate to that effect provided to it by any Loan Party, including upon its reasonable request without further inquiry), all without the further consent or joinder of any Lender.

Notwithstanding anything herein to the contrary, the Loan Documents may be amended to (i) add syndication or documentation agents and make customary changes and references related thereto, and (ii) if applicable, add or modify “parallel debt” language in any jurisdiction in favor of the Master Collateral Agents or add Master Collateral Agents, in each case under (i) and (ii), with the consent of only the Company, the Administrative Agent and in the case of clause (ii), the applicable Master Collateral Agent.

Notwithstanding anything in this Agreement (including, without limitation, this Section 10.08) or any other Loan Document to the contrary, (i) this Agreement and the other Loan Documents may be amended to effect an incremental facility, refinancing facility or extension facility in accordance with Sections 2.27, this Section 10.08 or Section 2.28, respectively, and the Administrative Agent and the Company may effect such amendments to this Agreement and the other Loan Documents without the consent of any other party as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Company, to effect the terms of any such incremental facility, refinancing facility or extension facility, including in the case of any such incremental facility to create such facility as a fungible Class of Term Loans (including by increasing (but, for the avoidance of doubt, not be decreasing), the amount of amortization due and payable with regard to any Class of Term Loans); (ii) no Lender consent is required to effect any amendment or supplement to any Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement that is for the purpose of adding the holders of any Indebtedness as expressly contemplated by the terms of such Intercreditor Agreement or such other intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent with the consent of the Company, are required to effectuate the foregoing); provided, further, that no such agreement shall amend, modify or otherwise directly and adversely affect the rights or duties of the Administrative Agent, the Master Collateral Agent, the Collateral Administrator or the Collateral Custodian hereunder or under any other Loan Document (which shall include any such amendment or modification to Section 2.10(b)) or under any other Loan Document without its prior written consent; (iii) any provision of this Agreement or any other Loan Document (including, for the avoidance of doubt, any exhibit, schedule or other attachment to any Loan Document) may be amended by an agreement in writing entered into by the Borrowers and the Administrative Agent to (x) cure any ambiguity, omission, mistake, defect or inconsistency (as reasonably determined by the Administrative Agent and the Company), (y) effect administrative changes of a technical or immaterial nature and (z) correct or cure any incorrect cross references or similar inaccuracies and such amendment shall be deemed approved by the Lenders if the Lenders shall have received at least five (5) Business Days’ prior written notice of such change and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; and (iv) guarantees, collateral documents and related documents executed by the Loan Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with any other Loan Document, entered into, amended, supplemented or waived, without the consent of any other Person, by the applicable Loan Party or Loan Parties and the Administrative Agent or the Master Collateral Agent in its or their respective sole discretion, to (A) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, (B) as required by local law or advice of counsel to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable requirements of law, or (C) to cure ambiguities, omissions, mistakes or defects (as reasonably determined by the Administrative Agent and the Company) or to cause such guarantee, collateral or security document or other document to be consistent with this Agreement and the other Loan Documents.

Notwithstanding anything in this Agreement or any Collateral Document to the contrary, (i) the Administrative Agent may, in its sole discretion, direct the Collateral Administrator, in its role as Collateral Controlling Party, to direct the Master Collateral Agent to grant extensions of time for the satisfaction of any of the requirements under Sections 5.12, 5.14, 5.17(g), and 5.18 and/or any Collateral Documents in respect of any particular Collateral or any particular Subsidiary and (ii) the Collateral Administrator, as “Collateral Controlling Party” under the Collateral Agency and Accounts Agreement and each Senior Secured Debt Document, hereby agrees to provide instructions to the Master Collateral Agent when directed in writing to do so by the Administrative Agent or the Required Lenders. The Collateral Administrator shall not be required to exercise any discretionary rights or remedies hereunder or give any consent hereunder unless, subject to the other terms and provisions of this Agreement, it shall have been expressly directed to do so in writing as set forth in the immediately preceding sentence.

(b)            Promptly after execution of any amendment or modification to this Agreement, any Collateral Document or any other Loan Document to which the Master Collateral Agent, the Collateral Administrator or the Collateral Custodian is a party, the Borrowers shall provide a copy of such executed amendment or modification to the Master Collateral Agent, the Collateral Administrator and the Collateral Custodian, as applicable.

(c)            No notice to or demand on any Loan Party shall entitle any Loan Party to any other or further notice or demand in the same, similar or other circumstances. Each assignee under Section 10.02(b) shall be bound by any amendment, modification, waiver, or consent authorized as provided herein, and any consent by a Lender shall bind any Person subsequently acquiring an interest on the Term Loans held by such Lender. No amendment to this Agreement shall be effective against any Loan Party unless signed by Parent Guarantors and the Borrowers.

(d)            Notwithstanding anything to the contrary contained in Section 10.08(a) or elsewhere, (i) in the event that the Borrowers request that (A) this Agreement be modified or amended in a manner which would require the unanimous consent of all of the Lenders or all Lenders of a Class or the consent of all Lenders (or all Lenders of a Class) directly and adversely affected thereby and, in each case, such modification or amendment is agreed to by the Required Lenders (or at least 50% of the directly and adversely affected Lenders) or Required Class Lenders (or at least 50% of the directly and adversely affected Lenders of such Class) or (B) the maturity of any Class of Term Loans be extended pursuant to Section 2.28, then the Borrowers may (1) replace any applicable non-consenting Lender (each a “Non-Consenting Lender”) or any non-extending Lender (each a “Non-Extending Lender”), as applicable, in accordance with an assignment pursuant to Section 10.02 (and such Non-Consenting Lender or Non-Extending Lender shall reasonably cooperate in effecting such assignment) or (2) repay such Lender on a non pro rata basis; provided that (x) such amendment or modification can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrowers to be made pursuant to this clause (i)) and (y) such Non-Consenting Lender or Non-Extending Lender shall have received payment of an amount equal to the outstanding principal amount of its Term Loans, accrued interest thereon, accrued Fees and all other amounts due and payable to it under this Agreement from the applicable assignee or the Borrowers and (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Term Loan Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that the Term Loan Commitment and the outstanding Term Loans or other extensions of credit held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

Section 10.09        Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.10        Headings. Section headings used herein are for convenience only and are not to affect the construction of or be taken into consideration in interpreting this Agreement.

Section 10.11        Survival. All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Term Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Early Amortization Event or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder. The provisions of Sections 2.14, 2.15, 2.16 and 10.04 and Section 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Term Loans, the expiration or termination of the Term Loan Commitments, or the termination of this Agreement or any provision hereof.

Section 10.12        Execution in Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement constitutes the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic .pdf copy shall be effective as delivery of a manually executed counterpart of this Agreement. Notwithstanding anything contained herein to the contrary, the Collateral Administrator is not under any obligation to accept an electronic .pdf copy unless expressly agreed to by the Collateral Administrator pursuant to procedures approved by it. The Collateral Administrator shall not have a duty to inquire into or investigate the authenticity or authorization of any such electronic signature and both shall be entitled to conclusively rely on any such electronic signature without any liability with respect thereto. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or any other Loan Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.13       USA Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act. In order to comply with laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (for purposes of this Section 10.13, “Applicable Law”), each of the Collateral Administrator and the Master Collateral Agent is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Master Collateral Agent or the Collateral Administrator. Accordingly, subject to the terms of any binding confidentiality restrictions or limitations imposed by applicable law, each of the parties agrees to provide to the Collateral Administrator and the Master Collateral Agent promptly following its reasonable request from time to time such customary and reasonably available identifying information and documentation as may be available for such party in order to enable the Collateral Administrator and the Master Collateral Agent to comply with Applicable Law.

Section 10.14       New Value. It is the intention of the parties hereto that any provision of Collateral by a Grantor as a condition to, or in connection with, the making of any Term Loan hereunder, shall be made as a contemporaneous exchange for new value given by the Lenders to the Borrowers.

Section 10.15       WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.

Section 10.16       No Fiduciary Duty. The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrowers, their stockholders and/or their affiliates. Each Borrower agrees that nothing in the Loan Documents or otherwise related to the Transactions will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrowers, their stockholders or their affiliates, on the other hand. The parties hereto (other than the Collateral Administrator) acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other hand, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Borrower, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Borrower, its stockholders or its affiliates on other matters) or any other obligation to any Borrower except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Borrower, its management, stockholders, affiliates, creditors or any other Person. Each Borrower acknowledges and agrees that such Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Borrower agrees that it will not claim that any Lender or the Collateral Administrator has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Borrower, in connection with such transaction or the process leading thereto.

Section 10.17        [Intentionally Omitted].

Section 10.18        [Intentionally Omitted].

Section 10.19       Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-in Action on any such liability, including, if applicable:

(i)             a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any applicable Resolution Authority.

Section 10.20         Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, each party to this Agreement, each Lead Arranger and their respective Affiliates, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans or this Agreement,

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans and this Agreement,

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Term Loans and this Agreement, (C) the entrance into, participation in, administration of and performance of the Term Loans and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84- 14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans and this Agreement.

(b)            In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of each party to this Agreement, each Lead Arranger and their respective Affiliates, that, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Term Loans and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 10.21        Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 10.22         Limited Recourse; Non-Petition. Notwithstanding any other provision of this Agreement or any other document to which it may be a party, the obligations of the IP Entities from time to time and at any time hereunder are limited recourse obligations of the IP Entities and are payable solely from the Collateral upon which a Lien was granted (or purported to be granted) available at such time and amounts derived therefrom and following realization of the Collateral upon which a Lien was granted (or purported to be granted), and application of the Proceeds (including proceeds of assets upon which a Lien was purported to be granted) thereof in accordance with this Agreement, all obligations of and any remaining claims against the IP Entities hereunder or in connection herewith after such realization shall be extinguished and shall not thereafter revive. No recourse shall be had against any officer, director, employee, shareholder, administrator or incorporator of the IP Entities or their respective successors or assigns for any amounts payable hereunder. Notwithstanding any other provision of this Agreement, no Person may, prior to the date which is one year (or if longer, any applicable preference period) and one day after the Discharge of Senior Secured Debt Obligations, institute against, or join any other Person in instituting against, the IP Entities any Insolvency or Liquidation Proceeding, or other proceedings under Cayman Islands, Luxembourg, U.S. federal or state bankruptcy or similar laws. Nothing in this Section 10.22 shall preclude, or be deemed to estop, the parties hereto (i) from taking any action prior to the expiration of the aforementioned period in (A) any case or Insolvency or Liquidation Proceeding voluntarily filed or commenced by the IP Entities or (B) any involuntary Insolvency or Liquidation Proceeding filed or commenced by a Person other than a party hereto, or (ii) from commencing against the IP Entities or any of their respective property any legal action which is not an Insolvency or Liquidation Proceeding. It is understood that the foregoing provisions of this Section shall not (x) prevent recourse to the Collateral for the sums due or to become due under any security, instrument or agreement which is part of the Collateral or (y) constitute a waiver, release or discharge of any Indebtedness or obligation secured hereby until such Collateral have been realized. It is further understood that the foregoing provisions of this Section shall not limit the right of any Person to name the IP Entities as a party defendant in any proceeding or in the exercise of any other remedy hereunder, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against any such Persons.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

MILEAGE PLUS HOLDINGS, LLC, as a Borrower

MILEAGE PLUS INTELLECTUAL PROPERTY ASSETS, LTD., as a Borrower

By:	/s/ Gerald Laderman
Name: Gerald Laderman
Title: Executive Vice President

UNITED AIRLINES, INC., as a Parent Guarantor

UNITED AIRLINES HOLDINGS, INC., as a Parent Guarantor

By:	/s/ Gerald Laderman
Name: Gerald Laderman
Title: Executive Vice President and Chief Financial Officer

MILEAGE PLUS, INC., as a Company Subsidiary Guarantor

MPH I, INC., as a Company Subsidiary Guarantor

MILEAGE PLUS MARKETING, INC., as a Company Subsidiary Guarantor

MILEAGE PLUS INTELLECTUAL PROPERTY ASSETS AGGREGATOR, LTD., as a Company Subsidiary Guarantor

MILEAGE PLUS INTELLECTUAL PROPERTY ASSETS HOLDINGS UIP, LTD., as a Company Subsidiary Guarantor

MILEAGE PLUS INTELLECTUAL PROPERTY ASSETS HOLDINGS MIP, LTD., as a Company Subsidiary Guarantor

CALFINCO, INC., as a Parent Subsidiary Guarantor

COVIA LLC., as a Parent Subsidiary Guarantor

By:	/s/ Gerald Laderman
Name: Gerald Laderman
Title: Executive Vice President

GOLDMAN SACHS BANK USA., as Administrative Agent

By:	/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

GOLDMAN SACHS LENDING PARTNERS LLC., as Lender

By:	/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Collateral Administrator

By:	/s/ Chad May
Name: Chad May
Title: Vice President

Annex A – Lenders and Commitments

Lender	Initial Term Loan Commitment
Goldman Sachs Lending Partners LLC	$3,000,000,000.00
Total	$3,000,000,000.00